As confidentially submitted with the Securities and Exchange Commission on November 1, 2017

PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Subject to Completion, Preliminary Offering Circular Dated November 1, 2017

OFFERING CIRCULAR

2,500,000 Common Shares

Reliance Real Estate Trust, LLC

Up to $25,000,000 of Common Shares

Reliance Real Estate Trust, LLC, a Delaware limited liability company, has been formed to acquire, invest, and operate a diversified mix of multi-family residential properties throughout the United States. We are externally managed by Reliance Real Estate Advisors, LLC, or our Manager. We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with its taxable year ending December 31, 2018.

We are offering up to 2,500,000 common shares (the “maximum offering”) at an offering price of $10.00 per common share. Our common shares are being offered by our executive officers on a best-efforts basis, which means there is no commitment on the part of anyone to purchase any of the common shares. No sales commissions will be paid to our executive officers in connection with this offering.

There is currently no trading market for our common stock. Prior to the completion of the offering, we intend to apply either (a) to list our common shares on the NASDAQ Capital Market, or the NASDAQ, or the NYSE MKT, or the NYSE, or (b) for the quotation of our common shares with OTC Markets Group, or the OTC, on one of the OTCQX, OTCQB or OTC Pink. If we apply to list our common shares on the NASDAQ or the NYSE, there is no guarantee that we will meet the listing standards of either organization. If we choose to apply for quotation of our common shares with the OTC, our common shares may be quoted only to the extent that there is interest by broker-dealers in acting as a market maker.

Investing in our common shares is speculative and involves substantial risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 15 to read about the more significant risks you should consider before buying our common shares. These risks include the following:

●	We depend on our Manager to select our investments and conduct our operations. We will pay fees and expenses to our Manager and its affiliates that were not determined on an arm’s length basis, and therefore we do not have the benefit of arm’s length negotiations of the type normally conducted between unrelated parties. These fees increase your risk of loss.

●	Our Company’s executive officers and key real estate professionals are also officers, directors, managers and/or key professionals of our Manager and its affiliates. As a result, they will face conflicts of interest, including time constraints, allocation of investment opportunities and significant conflicts created by our compensation arrangements with us and other affiliates of our Manager.

●	Our Manager may provide similar services to other companies, and our Manager does not have an exclusive management arrangement with us.

●	This offering is being made pursuant to recently adopted rules and regulations under the newly revised Regulation A rules (commonly referred to as “Regulation A+”) of the Securities Act of 1933, as amended, or the Securities Act. The legal and compliance requirements of these rules and regulations, including ongoing reporting requirements related thereto, are relatively untested.

●	If we raise substantially less than the maximum offering amount, we may not be able to acquire a diverse portfolio of investments and the value of your shares may vary more widely with the performance of specific assets.

●	If we internalize our management functions, your interest in us could be diluted and we could incur other significant costs associated with being self-managed.

●	We may change our investment guidelines without shareholder consent, which could result in investments that are different from those described in this offering circular.

●	While our goal is to pay distributions from cash flow from operations, if any, we may use other sources to fund distributions, including offering proceeds, borrowings or sales of assets. We have not established a limit on the amount of proceeds we may use to fund distributions. If we pay distributions from sources other than cash flow from operations, we will have less funds available for investments and your overall return may be reduced.

●	Our common shares will not be listed at the time of purchase and you will have no liquidity until such time as our common shares either (a) become listed on the NASDAQ or NYSE, or (b) become quoted with the OTC. There is no guarantee that our common shares will become so listed or quoted.

●	Real estate investments are subject to general downturns in the industry as well as downturns in specific geographic areas. We cannot predict what the occupancy level will be in a particular building or that any tenant or mortgage or other real estate-related loan borrower will remain solvent. We also cannot predict the future value of any properties we may invest in. Accordingly, we cannot guarantee that you will receive cash distributions or appreciation of your investment.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

	Per Share	Total
Public Offering Price	$10.00	$25,000,000
Total Proceeds to Us (Before Expenses)(1)	$10.00	$25,000,000

(1)	We are estimating offering expenses to be between $200,000 and $500,000 depending on the total amount of the offering that is sold.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the Form S-11 disclosure format.

The date of this offering circular is                , 2017

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this offering circular and any accompanying offering circular supplements, which we refer to collectively as the offering circular. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with different information. This offering circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this offering circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This offering circular is part of an offering statement that we filed with the Securities and Exchange Commission, or the SEC, using a continuous offering process. Periodically, as we make material investments or have other material developments, we will provide an offering circular supplement that may add, update or change information contained in this offering circular. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov, or on our website at www.reliancerealestatetrust.com. The contents of our website (other than the offering statement, this offering circular and the appendices and exhibits thereto) are not incorporated by reference in or otherwise a part of this offering circular.

Our Manager and those selling shares on our behalf in this offering will be permitted to make a determination that the purchasers of shares in this offering are “qualified purchasers” in reliance on the information and representations provided by the shareholder regarding the shareholder’s financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our common shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our common shares offered hereby are offered and sold only to “qualified purchasers” or at a time when our common shares are listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our common shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non natural persons). However, our common shares are being offered and sold only to those investors that are within the latter category (i.e., investors whose investment in our common shares does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor.” Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

OFFERING SUMMARY

This offering summary highlights some of the information in this offering circular. It does not contain all of the information that you should consider before investing in our common shares. You should read carefully the detailed information set forth under ““Risk Factors” and the other information included in this offering circular. Except where the context suggests otherwise, the terms “Company,” “we,” “us” and “our” refer to Reliance Real Estate Trust, LLC, a Delaware limited liability company; references to “our Manager” refer to Reliance Real Estate Advisors, LLC, a Delaware limited liability company. Unless indicated otherwise, the information in this offering circular assumes the common shares to be sold in this offering are to be sold at a public offering price of $10.00 per share.

Reliance Real Estate Trust, LLC

Reliance Real Estate Trust, LLC is a newly organized Delaware limited liability company that intends to focus on the acquisition, ownership, leasing, management and redevelopment of multi-family residential properties throughout the United States. We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with its taxable year ending December 31, 2018.

Our office is located at 40 Wall Street, 60th Floor, New York, NY 10005. Our telephone number is 212-293-8500. .

Overview

Our primary focus will be to acquire, own, manage and operate multi-family properties throughout the United States in an effort to create cash flow from operations, achieve sustainable long-term growth and provide attractive risk-adjusted returns to our shareholders through distributions and capital appreciation.

We have agreed to acquire a portfolio of assets comprised of fifteen multi-family properties containing 1,143 apartment units located in Ohio, Kentucky, Indiana, Michigan and Georgia. The fifteen property portfolio is herein referred to as the “Initial Portfolio.” Each of the properties within the Initial Portfolio are held within a wholly owned special purpose entity, or the Property Subsidiaries, each of which are owned 100% by Reliance Property Group, LLC, or our “Joint Venture”.

The acquisition of the Initial Portfolio is expected to be completed in two transactions. We expect to acquire a 48.99% interest in the Initial Portfolio prior to the commencement of this offering through an acquisition of a 48.99% interest in the Joint Venture in exchange for 700,000 shares of our common stock. We have also been granted the option by the Sellers to acquire the remaining 51.01% interest in the Initial Portfolio (by acquiring the remaining interest in the Joint Venture) in exchange for $6.0 million of consideration using proceeds from this offering. There is no guarantee that we will be successful in completing the acquisition of the remaining interests of the Initial Portfolio.

We are acquiring this interest in our Joint Venture from Alfons Melohn, Principal of The Melohn Group and Ezra Beyman, Chairman of Reliance Global Holdings, LLC, (together, the “Sellers”) in exchange for 700,000 shares of our common stock. Mr. Melohn currently owns a majority interest in our Joint Venture and is the sole managing member. Upon completion of our interest in of the 48.99% interest, Mr. Melohn will remain as a co-managing member of our Joint Venture and will own 42.64% of the Joint Venture and Mr. Beyman will own 8.37% of our Joint Venture, held through each of their interests in Reliance Joint Venture, LLC.Any acquisition of interest in the Initial Portfolio above 48.99% is subject to us receiving approval from the lender of the current mortgage loans for the Initial Portfolio. If we acquire all of the remaining interest of the Initial Portfolio, we intend to assume the mortgage loans that encumber the properties within the Initial Portfolio in an amount totaling approximately $54.4 million. This assumption is subject to the approval of the mortgage lender. There is no guarantee that we will be successful in obtaining the necessary approvals to acquire additional interests in the Initial Portfolio or in assuming the existing mortgage loans.

The implied valuation of the Initial Portfolio for the acquisition of the initial 48.99% interest in the Initial Portfolio is approximately $68.7 million. The implied valuation of the Initial Portfolio for the acquisition of the remaining 51.01% interest in the Initial Portfolio is approximately $66.2 million. The implied valuation for the acquisition of the Initial Portfolio taking into account both transactions is approximately $67.4 million. This valuation was agreed upon in an arm’s length negotiation by our Manager and the Sellers based on what the parties believe to be representative of market value.

In addition to our ownership of the Initial Portfolio and the transaction described above, we intend to target strategically located multi-family properties throughout the United States that offer the potential to achieve attractive risk-adjusted returns. The properties that we seek to acquire are generally located near major transportation hubs and corridors and employment centers that derive their value from unique attributes such as access to transportation corridors, and specific local industry. Our Manager’s expertise is in improving operational expenses and management through a cost efficient management approach.

The Initial Portfolio

The following table contains information regarding the individual properties in the Initial Portfolio as June 30, 2017:

Property Name	City	State	Year Built	Units	RSF	% Leased	Avg. Monthly Rent
Amberidge	Roseville	MI	1985	45	28,224	93.5%	$704.16
Ashgrove	Louisville	KY	1984	60	36,288	97.6%	$653.02
Beckford Place	The Plains	OH	1982	60	36,000	90.4%	$622.15
Camellia Court	Columbus	OH	1981	104	60,192	83.5%	$556.79
Carleton Court	Ann Arbor	MI	1985	104	61,920	94.5%	$758.60
Elmwood	Marietta	GA	1984	48	29,952	97.8%	$664.42
Forsythia Court	Westerville	OH	1984	60	36,000	99.9%	$662.25
Hayfield Park	Burlington	KY	1986	86	43,776	94.0%	$598.51
Laurel Bay	Ypsilanti	MI	1989	68	40,032	96.9%	$635.16
Meadowood	Newburgh	IN	1984	65	39,168	96.5%	$528.68
River Glen	Reynoldsburg	OH	1987	113	62,784	98.0%	$553.98
Slate Run	Bedford	OH	1984	62	37,440	98.8%	$667.15
Tabor Ridge	Berea	OH	1986	97	51,264	97.7%	$596.14
Willowood	Frankfort	KY	1984	110	53,568	94.6%	$557.50
Wood Trail	Newnan	GA	1984	61	36,864	93.9%	$614.41
Total				1,143	653,472	94.9%	$624.86

Our Strengths

• Experienced Management Team — Our Manager a highly experienced management team of real estate professionals, led by David Teiler, its President and Chief Executive Officer. Mr. Teiler owns 100% of the ownership interests of our Manager and retains the rights to % of the distributions made by our Manager to holders to ownership interest. We believe our management team will allow us to benefit from the knowledge and industry contacts they have gained through numerous real estate cycles. Please see “Management —Executive Officers of our Manager” for biographical information regarding these individuals.

• Market Knowledge and Industry Relationships — Through its active and broad participation in real estate capital markets, our Manager benefits from market information that helps enable it to identify attractive commercial real estate investment opportunities and to make informed decisions with regard to the relative valuation of financial assets and capital allocation. We believe that our Manager’s extensive industry relationships with a wide variety of commercial real estate owners and operators, brokers and other intermediaries and third party commercial real estate debt originators will provide us with a competitive advantage in sourcing attractive investment opportunities to meet our investment objectives.

• Management’s Fee Structure — Our fee structure is designed to compensate our Manager primarily through performance based fees, see “Management Compensation” on page 10. We do not pay our Manager any base asset management fees.

• Board of Directors — We hope to appoint an independent board of directors with extensive experience in the real estate, equity and debt markets, which we believe will benefit our shareholders.

• Stable Income Producing Properties — The Initial Portfolio had an average weighted occupancy of greater than 94.9% for the 12 months ending on December 31, 2015, the twelve months ending on December 31, 2016, and the six month period ending June 30, 2017.

Our Manager

We will be managed by our Manager, Reliance Real Estate Advisors, LLC, or Reliance Real Estate Advisors, pursuant to the terms of our operating agreement. Our Manager will be responsible for administering our business activities and day-to-day operations, subject to the supervision, direction and oversight of our board of directors.

David Teiler, the President, Chief Executive Officer and holder of 100% of the ownership interests of Reliance Real Estate Advisors, is also the Chief Financial Officer of Reliance Global Holdings, LLC, or Reliance Global. Reliance Global is owned and controlled by its Chairman, Ezra Beyman. Reliance Global owns and operates numerous companies spanning several sectors, with its core interests invested in real estate and insurance. Reliance Global and its affiliates’ current portfolio of commercial and residential properties is comprised of 93 apartment complexes and approximately 9,500 units, as well as several insurance related entities. Our Manager will endeavor to emulate Reliance Global’s primary focus of pinpointing undervalued multi-family properties throughout various geographical locations in the United States; improve operational expenses and management through a cost efficient management approach; and profit through interim cash flows and substantial exit value gains.

Property Management

The properties within the Initial Portfolio are managed day-to-day by Efficient Property Management, Inc., a Delaware corporation and an affiliate of Reliance Global, or the Property Manager. The Property Manager will be responsible for overseeing real property operations, including tenant leasing, budgeting, cash management and insurance, and for other functions and powers that we delegate to it. See “Business and Property-Asset & Property Management-Property Management Agreement”.

Investment Strategy & Objectives

We intend to focus on the sector that complements our management team’s expertise in the acquisition and management of multi-family properties, and to capitalize on the ability of our management team to source, evaluate, negotiate, structure, close and manage acquisitions. We expect to use substantially all of the net proceeds from this offering to acquire properties that are appropriate for our investment strategy and our investment objectives. We intend to focus on acquiring properties that we believe have the potential for significant capital appreciation, such as those requiring renovations or repositioning, those located in neighborhoods with high growth potential and those available from sellers who are distressed or face time-sensitive deadlines. Our primary investment objectives are to:

•                preserve, protect and return invested capital;

•                realize cash flow and capital appreciation in the value of our investments over the long term

As a value-oriented long-term investor, we may adjust our investment strategy to react to evolving market dynamics. As economic and business cycles develop, we may adjust and/or expand our investment strategy and target investments to capitalize on various investment opportunities.

We believe that our responsive investment strategy combined with our diversified Initial Portfolio will allow us to adapt to changing market conditions and generate attractive long-term returns for our shareholders in a variety of environments.

Our Acquisition Targets

Our Manager is actively pursuing various acquisition opportunities for us to purchase additional multi-family properties. Other than the Initial Portfolio, we have not entered into binding commitments with respect to any properties and the pricing and terms of such transactions we may consider are in the preliminary stages of determination and will be subject to negotiation and ongoing due diligence. Therefore, we do not believe any of these transactions are probable as of the date of this offering circular. All of the properties pursued by our Manager are currently owned by unaffiliated third parties. Facilitating any acquisition under evaluation into a binding commitment with the seller is influenced by many factors including the existence of other competitive bids, the satisfactory completion of due diligence, regulatory or lender or other approvals, if required and in some cases is subject to our arranging for mortgage debt for the acquisition. All these are also factors that our Manager may use to determine the value assigned to, and our willingness to complete the purchase of, any given acquisition target. Accordingly, there can be no assurance that we will enter into definitive agreements to acquire or ultimately complete the acquisition of any property, and we cannot predict the timing of any potential acquisitions if any are completed.

Market Opportunity

We believe that investing in multi-family properties represents a good investment opportunity due to the following factors:

•                Favorable demographic trends, strength in the job market and reduced affordability of owning a home will continue to fuel strong demand for multifamily rental units

•                The labor market is near full employment as the U.S. national unemployment rate is currently under 5%. We believe that the strengthening labor market will put upward pressure on wage growth and rents.

•                Historically low interest rates allow for favorable long term debt financing.

•                We believe capitalization rates continue to compress in response to sustained investor appetite and a desire for income producing assets.

Our Financing Strategy

We may use leverage to enhance total cash flow and capital appreciation to our shareholders. We will target an appropriate loan-to-value ratio for our properties based on; (i) the purchase price of the property or the fair market value of the property at the time that the financing is obtained and (ii) the cash flow that the property is generating and the resulting debt service coverage ratio.

We may obtain a line of credit or other financing that will be secured by one or more of our assets. We intend to maintain a flexible capital structure and to target a ratio of outstanding indebtedness to the Company’s total assets of between 50% and 80%. Our Manager will periodically review this target and may modify or eliminate it without the approval of holders of our common shares. We will consider a number of factors when evaluating the Company’s aggregate level of indebtedness and making financial decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	the extent to which the financing impacts the flexibility to manage the properties;

•	prepayment penalties, defeasance and restrictions on refinancing;

•	our long-term objectives with respect to the financing;

•	the ability of the property to generate cash flow sufficient to cover budgeted capital expenditures, ongoing maintenance and expected debt service payments;

•	our overall level of consolidated indebtedness;

•	timing of debt maturities;

•	provisions that require recourse;

•	corporate credit ratios, including debt service or fixed charge coverage, debt to earnings before interest, taxes, depreciation and amortization, or EBITDA, debt to total market capitalization and debt to undepreciated assets; and

•	the overall ratio of fixed- and variable-rate debt.

Mortgage Indebtedness

The properties within the Initial Portfolio are currently subject to first mortgage loans totaling a principal amount of approximately $54.4 million that were provided by Cantor Commercial Real Estate and Rialto Capital Management. The loans allow for defeasance at any time up until three months prior to the maturity date, subject to the terms and conditions of defeasance under the loan agreement. During the three months prior to the maturity of the loans, prepayment is permitted in whole, but not in part, without defeasance or a prepayment penalty, as of the last day of the interest accrual period in which such prepayment is being made upon not less than 30, and not more than 90, day's prior written notice. The following table outlines the terms of each of the loans:

Property Name	Interest Rate	Loan Amount	Maturity Date
Amberidge	5.69%	1,590,405	11/21/2026
Ashgrove	5.01%	3,050,000	5/15/2027
Beckford Place	5.01%	2,950,000	5/15/2027
Camellia Court	5.01%	3,275,000	5/15/2027
Carleton Court	5.01%	6,200,000	5/15/2027
Elmwood	5.01%	2,700,000	5/15/2027
Forsythia Court	5.01%	3,000,000	5/15/2027
Hayfield Park	5.01%	3,960,000	5/15/2027
Laurel Bay	5.01%	3,500,000	5/15/2027
Meadowood	5.01%	2,940,000	5/15/2027
River Glen	5.01%	5,990,000	5/15/2027
Slate Run	5.01%	3,015,000	5/15/2027
Tabor Ridge	5.01%	4,800,000	5/15/2027
Willowood	5.69%	3,976,012	11/21/2026
Wood Trail	5.01%	3,450,000	5/15/2027
Total	5.08[1] %	54,396,417

(1) Represents the weighted average interest rate.

Our Structure

Each of the properties within the Initial Portfolio are held within a wholly owned special purpose entity, or the Property Subsidiaries, each of which are owned 100% by Reliance Property Group, LLC. We intend to acquire a 48.99% interest in Reliance Property Group, LLC prior to the commencement of this offering. Reliance Joint Venture, LLC will own the remaining 51.01% interest until the completion of the acquisition of such interests using proceeds from this offering.

Management Compensation

Our Manager and its affiliates will receive fees and expense reimbursements for services relating to this offering and the investment and management of our assets. The items of compensation are summarized in the following table. See “Management Compensation” for a more detailed explanation of the fees and expenses payable to our Manager and its affiliates.

Form of Compensation	Description	Estimated Amount of Compensation

Offering and Organization Stage:
Organization and Offering Expenses:	To date, our Manager has incurred approximately $100,000 of organization and offering expenses on our behalf. We will reimburse our Manager for these costs and future organization and offering costs it may incur on our behalf.	$200,000-$500,000

Operating Stage:
Acquisition Fee:	Our Manager will be entitled to 1% of the purchase price of each property purchased from non-affiliated, third party sellers for identifying, reviewing, evaluating, investing in and the purchase of real property acquisitions. Acquisition fees will not be paid on the portion of the acquisition of the Initial Portfolio made prior to the commencement of this offering.	Actual amounts are dependent upon the offering proceeds we raise (and any leverage we deploy). Assuming that we raise the maximum offering amount, resulting in $24,500,000 in net proceeds, and that we buy properties using our maximum leverage of 80%, we anticipate that acquisition fees of approximately $1,225,000 will be paid to our Manager.
Subordinated Performance Compensation:	Our Manager will be entitled to a subordinated performance fee (or incentive fee) payable in cash or common shares with respect to each calendar year in arrears. The subordinated performance fee for each calendar year shall be equal to the difference between (1) the product of (x) 30% and (y) the difference between (i) our Adjusted Funds from Operations (AFFO)(1) (as further defined below) for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price of equity securities issued in this offering and in future offerings and transactions, multiplied by the weighted average number of all common shares outstanding on a fully-diluted basis (including any restricted stock units, any restricted shares of common stock) in the previous 12-month period, exclusive of equity securities issued prior to this offering, and (B) 8%(2), and (2) the sum of any incentive fee paid to our Manager with respect to the first three calendar quarters of such previous 12-month period. For purposes of calculating the incentive fee during the first 12 months after completion of this offering, AFFO will be determined by annualizing the applicable period following completion of this offering.	Impractical to determine at this time.
Property Management Fee:	We expect that our Property Subsidiaries will pay Efficient Property Management Inc., an affiliate of our Manager, a monthly management fee equal to 3.0% of the gross revenues collected for each of the properties under the property management agreement.	Impractical to determine at this time
Reimbursement of Expenses:	We will reimburse our Manager for out-of-pocket expenses of third parties in connection with providing services to us. This does not include the Manager’s overhead, employee costs borne by the Manager, utilities or technology costs.	Impractical to determine at this time

(1) AFFO is calculated by removing the effect of items that do not reflect ongoing property operations. We further adjust FFO for certain items that are not added to net income in NAREIT’s definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtract recurring capital expenditures (and, when calculating the incentive fee only, we further adjust FFO to include any realized gains or losses on our real estate investments). The following example illustrates how we would calculate our quarterly incentive fee in accordance with our operating agreement.

(2) The 8.0% used in this calculation does not reflect a representation by us that we will achieve an annual 8% return, and we make no representation whatsoever as to what our annual returns will be, or that even that we will have any return at all on an annual basis. Rather, this 8% is solely a number we will utilize as a measure for our Manager’s performance compensation.

Subordinated Performance Compensation

The following example illustrates how we would calculate our quarterly incentive fee in accordance with the Management Agreement. Our actual results may differ materially from the following example.

Assume the following:

●	AFFO for the 12-month period equals $3,000,000;

●	5,000,000 shares of common stock are outstanding and the weighted average number of shares of common stock outstanding during the 12-month period is 3,000,000 shares;

●	weighted average issue price per common share is $10.000; and

●	there were no incentive fees paid during the first three quarters of such 12-month period.

Under these assumptions, the incentive fee payable to our Manager would be $180,000, as calculated below:

1.	AFFO	$3,000,000
2.	Weighted average price per share of common stock of $10.000 multiplied by weighted average number of shares of common stock outstanding	$30,000,000
3.	8% multiplied by the amount in 2 above	$2,400,000
4.	Excess of AFFO over amount calculated in 3 above	$600,000
5.	30% of the amount calculated in 3 above	$180,000
6.	Incentive fees paid during the first three quarters of such 12-month period	$0
7.	Quarterly incentive fee payable to our Manager	$180,000

Upon the sale of the Company or the disposition of substantially all of its assets, under certain circumstances the subordinated performance fee will be payable, but all other fees and expense reimbursements with respect to the Company payable to our Manager will terminate.

Summary of Risk Factors

Investing in our common shares is speculative and involves substantial risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 16 to read about the more significant risks you should consider before buying our common shares. These risks include the following:

●	Both we and our Manager are newly-formed entities with limited operating history.

●	We depend on our Manager to select our investments and conduct our operations. We will pay fees and expenses to our Manager and its affiliates that were not determined on an arm’s length basis, and therefore we do not have the benefit of arm’s length negotiations of the type normally conducted between unrelated parties. These fees increase your risk of loss.

●	Our Company’s executive officers and key real estate professionals are also officers, directors, managers and/or key professionals of our Manager and its affiliates. As a result, they will face conflicts of interest, including time constraints, allocation of investment opportunities and significant conflicts created by our compensation arrangements with us and other affiliates of our Manager.

●	Our Manager may provide similar services to other companies, and our Manager does not have an exclusive management arrangement with us.

●	If we internalize our management functions, your interest in us could be diluted and we could incur other significant costs associated with being self-managed.

●	We may change our investment guidelines without shareholder consent, which could result in investments that are different from those described in this prospectus.

●	While our goal is to pay distributions from cash flow from operations, if any, we may use other sources to fund distributions, including offering proceeds, borrowings or sales of assets. We have not established a limit on the amount of proceeds we may use to fund distributions. If we pay distributions from sources other than cash flow from operations, we will have less funds available for investments and your overall return may be reduced.

●	Real estate investments are subject to general downturns in the industry as well as downturns in specific geographic areas. We cannot predict what the occupancy level will be in a particular building or that any tenant or mortgage or other real estate-related loan borrower will remain solvent. We also cannot predict the future value of any properties we may invest in. Accordingly, we cannot guarantee that you will receive cash distributions or appreciation of your investment.

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our Manager, on the one hand, and us, and our shareholders, on the other hand.

Our operating agreement provides that the real property, affairs and business of the Company will be managed by our Manager under the direction of our board of directors. Our Manager will have the sole right to nominate and elect the initial members of our board of directors. Accordingly, shareholders will have no right to nominate and elect the initial members of our board of directors.

We do not expect to have any employees and we will rely completely on our Manager to provide administrative and certain advisory services. Our operating agreement was negotiated by related parties and its terms, including fees, expense reimbursements and other amounts payable to our Manager, may not be as favorable to the Company as if the agreement had been negotiated at arm’s length between unaffiliated third parties.

Certain of our officers or board members also serve or may serve as officers, directors or employees of other companies unaffiliated with our Company. Accordingly, the ability of these persons to engage in other business activities may reduce the time they spend managing our business. In addition, these persons may have obligations to those entities, or may be offered business opportunities for those entities, the fulfillment of which might not be in the best interests of us, or any of our shareholders.

We do not have a policy that expressly prohibits our officers, investment committee members, security holders or affiliates from engaging for their own account in business activities of the types conducted by us.

REIT Qualification

In connection with this offering, we intend for the Company to elect and qualify to be taxed as a REIT under the Internal Revenue Code commencing with its taxable year ending December 31, 2018.  We believe that the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that its intended manner of operation will enable it to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2018 and thereafter. To qualify as a REIT, the Company must meet on a continuing basis, through its organization and actual investment and operating results, various requirements under the Internal Revenue Code relating to, among other things, the sources of its gross income, the composition and values of its assets, its distribution levels and the diversity of ownership of its common shares.  If the Company fails to qualify as a REIT in any taxable year and does not qualify for certain statutory relief provisions, it will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which it failed to qualify as a REIT.  Even if the Company qualifies for taxation as a REIT, it may be subject to certain U.S. federal, state and local taxes on its income or property.  Any distributions paid by the Company generally will not be eligible for taxation at the preferential U.S. federal income tax rates that currently apply to certain distributions received by individuals from taxable corporations.

Restrictions on Ownership of our Common Shares

To assist the Company in qualifying as a REIT, our operating agreement, subject to certain exceptions, contains restrictions on the number of common shares and the number of common shares and common shares that a person may own. Our operating agreement provides that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, either more than 9.8% in value or in number of common shares, whichever is more restrictive, of the outstanding common shares, or more than 9.8% in value or in number of common shares, whichever is more restrictive, of the outstanding common shares. Our board of directors may, in its sole discretion, waive the 9.8% ownership limit with respect to a particular holder of common shares; provided, however, that our board of directors may only waive the 9.8% ownership limit after it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize the Company’s qualification as a REIT.

Our operating agreement also prohibits any person from, among other things:

•	beneficially or constructively owning common shares or common shares that would result in the Company being “closely held” under Section 856(h) of the Internal Revenue Code, or otherwise cause the Company to fail to qualify as a REIT; and

•	transferring our common shares or common shares if such transfer would result in our common shares or common shares being owned by fewer than 100 persons.

In addition, our operating agreement provides that any ownership or purported transfer of our common shares or common shares in violation of the foregoing restrictions will result in the common shares so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary and the purported owner or transferee acquiring no rights in such common shares. If a transfer to a charitable trust would be ineffective for any reason to prevent a violation of the restriction, the transfer resulting in such violation will be void from the time of such purported transfer.

Distributions

We currently intend to make quarterly distributions beginning in the first quarter of 2018.

If and when we begin to make distributions, we expect that our Board of Directors will declare and make them on a monthly basis, or less frequently as determined by our Board of Directors, in arrears. Any distributions we make will be at the discretion of our Board of Directors, and will be based on, among other factors, our present and reasonably projected future cash flow. We expect that the Board of Directors will set the rate of distributions at a level that will be reasonably consistent and sustainable over time. Distributions will be paid to shareholders as of the record dates selected by the Board of Directors. See “Description of Our Common Shares — Distributions.”

While our goal is to pay distributions from our cash flow, if any, from operations, we may use other sources to fund distributions. Until the proceeds from our public offering are invested and generating operating cash flow, some or all of our distributions may be paid from other sources, including the net proceeds of this offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities. However, there can be no assurances that funds will be available from the offering sufficient to make distributions or that other funding sources will be available. Use of some or all of these sources may reduce the amount of capital we invest in assets and negatively impact the return on your investment and the value of your investment. We have not established a limit on the amount of proceeds we may use to fund distributions. We can provide no assurances that future cash flow will support payment of distributions or maintaining distributions at any particular level or at all.

Our distributions will constitute a return of capital to the extent that they exceed our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder’s adjusted tax basis in the holder’s shares, and to the extent that it exceeds the holder’s adjusted tax basis will be treated as gain resulting from a sale or exchange of such shares.

Investment Company Act Considerations

We intend to conduct our operations so that neither we, nor any of our subsidiaries, is required to register as investment companies under the Investment Company Act of 1940, as amended, or the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We anticipate that we will hold real estate and real estate-related assets described below (i) directly, (ii) through wholly-owned subsidiaries, (iii) through majority-owned joint venture subsidiaries, and, (iv) through minority-owned joint venture subsidiaries.

We intend, directly or through our subsidiaries, to acquire, invest in and manage a diversified portfolio of commercial real estate investments. We expect to use substantially all of the net proceeds from this offering to acquire a diversified portfolio of commercial real estate properties. We may also invest, to a limited extent, in commercial real estate loans, as well as commercial real estate-related debt securities and other real estate-related assets.

We will monitor our compliance with the 40% test and the holdings of our subsidiaries to ensure that each of our subsidiaries is in compliance with an applicable exemption or exclusion from registration as an investment company under the Investment Company Act.

The securities issued by any wholly-owned or majority-owned subsidiary that we may form and that are excluded from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis.

The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries. The determination of whether an entity is a majority-owned subsidiary of our company is made by us. We also treat subsidiaries of which we or our wholly-owned or majority-owned subsidiary is the manager (in a manager-managed entity) or managing member (in a member-managed entity) or in which our agreement or the agreement of our wholly-owned or majority-owned subsidiary is required for all major decisions affecting the subsidiaries (referred to herein as “Controlled Subsidiaries”), as majority-owned subsidiaries even though none of the interests issued by such Controlled Subsidiaries meets the definition of voting securities under the Investment Company Act. We reached our conclusion on the basis that the interests issued by the Controlled Subsidiaries are the functional equivalent of voting securities. We have not asked the SEC staff for concurrence of our analysis and it is possible that the SEC staff could disagree with any of our determinations. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could have a material adverse effect on us.

We believe that neither we nor certain of our subsidiaries will be considered investment companies for purposes of Section 3(a)(1)(A) of the Investment Company Act because we and they will not engage primarily or hold themselves out as being primarily in the business of investing, reinvesting or trading in securities. Rather, we and such subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, we and our subsidiaries expect to be able to conduct our operations such that none will be required to register as an investment company under the Investment Company Act.

Certain of our subsidiaries may also rely upon the exclusion from the definition of investment company under Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires an entity to invest at least 55% of its assets in “mortgages and other liens on and interests in real estate,” which we refer to as “qualifying real estate interests,” and at least 80% of its assets in qualifying real estate interests plus “real estate-related assets.”

Qualification for exemption from registration under the Investment Company Act will limit our ability to make certain investments. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such exclusions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

The loss of our exclusion from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations. See “Risk Factors—Risks related to Our Organizational Structure—Maintenance of our Investment Company Act exemption imposes limits on our operations, which may adversely affect our operations.”

Our Company Information

Our principal executive offices are located at 40 Wall Street, 60th Floor, New York, NY. Our telephone number is 212-293-8500.

RISK FACTORS

An investment in our common shares involves risks. In addition to other information contained elsewhere in this offering circular, you should carefully consider the following risks before acquiring our common shares offered by this offering circular. The occurrence of any of the following risks could materially and adversely affect the business, prospects, financial condition or results of operations, the ability to make cash distributions to the holders of common shares and the market price of our common shares, which could cause you to lose all or some of your investment in our common shares. Some statements in this offering circular, including statements in the following risk factors, constitute forward-looking statements. See “Forward-Looking Statements.”

Risks Related to an Investment in Reliance Real Estate Trust, LLC

Both we and our Manager are newly-formed entities with limited operating history.

Both we and our Manager are newly formed entities, with limited operating history. You should consider an investment in our common shares in light of the risks, uncertainties and difficulties frequently encountered by other newly formed companies with similar objectives. To be successful in this market, we and our Manager must, among other things:

●	identify and acquire real estate assets consistent with our investment strategies;

●	increase awareness of our name within the investment products market;

●	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations; and

●	build our operations structure to support our business.

There can be no assurance that we will achieve our investment objectives.

We cannot assure you that a public market for our common shares will develop and your ability to sell our common shares may be limited.

Prior to this offering, there has not been a public market for our common shares. Prior to the completion of the offering, we intend to apply to have our common shares listed on the Nasdaq or NYSE. However, we cannot assure you that a regular trading market for our common shares will develop or, if one does develop, that any such market will be sustained. In the absence of a public trading market, an investor may be unable to liquidate an investment in our common shares. The initial public offering price will be determined by us and the representative of the underwriters. We cannot assure you that the price at which our common shares will sell in the public market after the closing of this offering will not be lower than the price at which they are sold in this offering.

If our common shares are listed, they are likely to be subject to significant price fluctuations.

Until an orderly market develops in our common shares, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for our common shares, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of our company and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for our common shares.

If we are unable to find suitable investments, we may not be able to achieve our investment objectives or pay distributions.

Our ability to achieve our investment objectives and to pay distributions depends upon the performance of our Manager in the acquisition of investments and the ability of our Manager to source investment opportunities for us. The more money we raise in this offering, the greater our challenge will be to invest all of the net offering proceeds on attractive terms. We cannot assure you that we will be successful in obtaining suitable investments on financially attractive terms or that, if we makes investments on our behalf, our objectives will be achieved. If we are unable to find suitable investments promptly, we will hold the proceeds from this offering in an interest-bearing account or invest the proceeds in short-term assets in a manner that is consistent with our qualification as a REIT. If we would continue to be unsuccessful in locating suitable investments, we may ultimately decide to liquidate. In the event we are unable to timely locate suitable investments, we may be unable or limited in our ability to pay distributions and we may not be able to meet our investment objectives.

The offering price of our shares was not established on an independent basis; the actual value of your investment may be substantially less than what you pay.

We established the offering price of our shares on an arbitrary basis. The selling price of our shares bears no relationship to our book or asset values or to any other established criteria for valuing shares. Because the offering price is not based upon any independent valuation, the offering price may not be indicative of the proceeds that you would receive upon liquidation. Further, the offering price may be significantly more than the price at which the shares will trade if we succeed in becoming actively traded by broker-dealers.

Disruptions in the financial markets or deteriorating economic conditions could adversely impact the residential real estate market as well as the market for equity-related investments generally, which could hinder our ability to implement our business strategy and generate returns to you.

We intend to invest in and acquire a portfolio of multi-family properties throughout the United States. We may make our investments through majority-owned subsidiaries, some of which may have rights to receive preferred economic returns. Economic conditions greatly increase the risks of these investments (see “— Risks Related to Our Investments”). The success of our business is significantly related to general economic conditions and, accordingly, our business has been and could continue to be harmed by the economic slowdown and downturn in real estate asset values, property sales and leasing activities. Periods of economic slowdown or recession, significantly rising interest rates, declining employment levels, decreasing demand for real estate, declining real estate values, or the public perception that any of these events may occur, can reduce volumes for many of our business lines. These economic conditions have resulted in and could continue to result in a general decline in acquisition, disposition and leasing activity, as well as a general decline in the value of real estate and in rents, which in turn would reduce revenue from property management fees and brokerage commissions derived from property sales, leases and mortgage brokerage as well as revenues associated with investment management and/or development activities. In addition, these conditions have led and could continue to lead to a decline in property sales prices as well as a decline in funds invested in existing real estate assets and properties planned for development.

During an economic downturn, it may also take longer for us to dispose of real estate investments or the selling prices may be lower than originally anticipated. As a result, the carrying value of our real estate investments may become impaired and we could record losses as a result of such impairment or we could experience reduced profitability related to declines in real estate values.

All of the conditions described above could adversely impact our business performance and profitability, which could result in our failure to make distributions to our investors and could decrease the value of an investment in us. In addition, in an extreme deterioration of our business, we could have insufficient liquidity to meet our debt service obligations when they come due in future years.

Because we are limited in the amount of funds we can raise, we will be limited in the number and type of investments we make and the value of your investment in us will fluctuate with the performance of the specific assets we acquire.

Under Regulation A, we are only allowed to raise up to $50,000,000 in any 12 month period (although we may raise capital in other ways). We currently expect the size of the investments that we will make will average about $5.0 million to $20.0 million per asset. As a result, the amount of proceeds we raise in this offering may be substantially less than the amount we would need to achieve a diversified portfolio of investments, even if we are successful in raising the maximum offering amount. If we are unable to raise substantial funds, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments that we make. In that case, the likelihood that any single asset’s performance would adversely affect our profitability will increase. Your investment in our common shares will be subject to greater risk to the extent that we lack a diversified portfolio of investments. Further, we will have certain fixed operating expenses, including certain expenses as a public reporting company, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

We have no investment criteria limiting the size of each investment we make. Any individual real estate investment could represent a material percentage of our assets, and if that investment experiences a loss, the value of your investment in us could be significantly diminished.

Due to what we currently anticipate will be a relatively small asset base and an anticipated high concentration of our total assets in relatively large individual real estate assets, the value of your investment could vary more widely with the performance of specific assets than if the offering amount were greater or if we invested in a more diverse portfolio of properties. Because of this potential asset concentration, even modest changes in the value of our real estate assets could have a significant impact on the value of your investment.

Our ability to make distributions to the holders of common shares is subject to fluctuations in our financial performance, operating results and unanticipated capital improvements requirements.

In order for the Company to qualify for taxation as a REIT, it will be required to distribute at least 90% of its REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gains) each year to the holders of common shares. To the extent the Company satisfies the 90% distribution requirement but distributes less than 100% of its taxable income, it will be subject to federal income tax on the retained taxable income. In the event of downturns in its operating results, unanticipated capital improvements to the Property or other factors, the Company may be unable to declare or pay distributions to the holders of common shares. The timing and amount of distributions are in the sole discretion of our board of directors, which will consider, among other factors, our financial performance, any debt service obligations, any debt covenants, capital expenditure requirements and REIT distribution requirements. We cannot assure you that we will generate sufficient cash from our property portfolio in order to fund distributions to holders of common shares.

If we pay distributions from sources other than our cash flow from operations, we will have less funds available for investments and your overall return will be reduced.

Our organization documents do not prohibit us from paying distributions from any source, including, borrowings, or sales of assets. If we pay distributions from financings, the net proceeds from this or future offerings or other sources other than our cash flow from operations, we will have less funds available for investments in real estate properties and other real estate-related assets and the number of real estate properties that we invest in and the overall return to our shareholders may be reduced. If we fund distributions from borrowings, our interest expense and other financing costs, as well as the repayment of such borrowings, will reduce our earnings and cash flow from operations available for distribution in future periods, and accordingly your overall return may be reduced. If we fund distributions from the sale of assets or the maturity, payoff or settlement of debt investments, this will affect our ability to generate cash flows from operations in future periods.

Our debt service obligations could adversely affect our overall operating results, may jeopardize our qualification as a REIT, and could adversely affect our ability to make distributions to the holders of our common shares and the market price of our common shares.

Although our governing documents contain limitations related to certain types of debt financing and cross-subsidiary guarantees, in general, these limitations do not restrict the amount of debt that we can incur, directly or through the Property Subsidiaries and their respective subsidiaries, and our board of directors may approve increases in our leverage at any time without the approval of the holders of our common shares. As a result, we may be able to incur substantial additional debt, including secured debt, in the future. The Initial Portfolio’s existing debt, including the Property Subsidiaries’ indemnification obligations in respect thereof, and the incurrence of any new debt could subject us to many risks, including the risk that:

•	Our operating cash flow will be insufficient to make required payments of principal and interest;

•	Our leverage may increase its vulnerability to adverse economic and industry conditions;

•	We may be required to dedicate a substantial portion of our operating cash flow from operations to payments on our debt, thereby reducing cash available for distribution to the holders of our common shares, funds available for operations and capital expenditures or other purposes; and

•	The terms of the debt may limit our ability to make distributions to the holders of our common shares, which may adversely affect the market price of our common shares.

Any adverse changes in our Manager’s financial health or our relationship with our Manager or its affiliates could hinder our operating performance and the return on your investment.

We utilize our Manager’s personnel to perform services on its behalf for us. Our ability to achieve our investment objectives and to pay distributions is dependent upon the performance of our Manager in the identification and acquisition or origination of investments, the management of our assets and operation of our day-to-day activities. Any adverse changes in our Manager’s financial condition or our relationship with our Manager could hinder our Manager’s ability to successfully manage our operations and our portfolio of investments.

FINRA sales practice requirements may also limit your ability to buy and sell our common shares, which could depress the price of our shares.

We intend to apply for either (a) to list our common shares on the NASDAQ or NYSE or (b) for quotation of our common shares with the OTC, at which time, if successful, we will be subject to FINRA rules which require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, even if our common shares become listed or quoted, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

If we are unable to repay our debt obligations in the future, we may be forced to refinance debt or dispose of or further encumber our properties, which could adversely affect distributions to the holders of our common shares.

If we or its subsidiaries do not have sufficient funds to repay any of our or their current or future debt (including the debt incurred in connection with the Initial Portfolio) at maturity, or before maturity in the event of a breach of our or their debt agreements and our or their lenders exercise their right to accelerate repayment, it may be necessary to refinance our debt through additional debt or equity financings. If we or our subsidiaries are unable to refinance our or their debt on acceptable terms, we may be forced to dispose of its interest in the properties, or our subsidiaries may be forced to dispose of the properties, on disadvantageous terms, potentially resulting in losses. To the extent we or our subsidiaries cannot meet any current or future debt service obligations, we will risk losing the properties or any interest therein. Adverse economic conditions could also cause the terms on which we or our subsidiaries borrow in the future to be unfavorable. We could be required to liquidate our interest in our properties or our subsidiaries could be required to liquidate the properties in order to meet their respective debt service obligations at times which may not permit us to receive an attractive return on our investment.

Interest expense on any debt incurred may limit cash available for distribution to the holders of our common shares.

We may incur, directly or through our Property Subsidiaries or through other subsidiaries, indebtedness that bears interest at variable rates. Higher interest rates could increase debt service requirements on any variable rate debt incurred and could reduce the amounts available for distribution to the holders of our common shares, as well as reduce funds available for operations, capital expenditure or other purposes.

Failure to hedge effectively against interest rate changes in the future may adversely affect our results of operations and our ability to make distributions to the holders of our common shares.

To the extent consistent with our intention to qualify us as a REIT for federal income tax purposes, we may obtain in the future one or more forms of interest rate protection for the Company – in the form of swap agreements, interest rate cap contracts or similar agreements – to “hedge” against the possible negative effects of interest rate fluctuations. However, we cannot assure you that any hedging will relieve the adverse effects of interest rate increases or that counterparties under these agreement will honor their obligations thereunder.

Risks Related to Compliance and Regulation

We are offering our common shares pursuant to recent amendments to Regulation A promulgated pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to Tier 2 issuers will make our common shares less attractive to investors as compared to a traditional initial public offering.

As a Tier 2 issuer, we will be subject to scaled disclosure and reporting requirements, which may make our common shares less attractive to investors who are accustomed to the enhanced disclosure and more frequent financial reporting of a traditional initial public offering. In addition, given the relative lack of regulatory guidance regarding the recent amendments to Regulation A, there is a significant amount of regulatory uncertainty in regards to how the SEC or the individual state securities regulators will regulate both the offer and sale of our securities, as well as any ongoing compliance that we may be subject to. If our scaled disclosure and reporting requirements, regulatory uncertainty regarding Regulation A, a perception that the prohibition on raising more than $50,000,000 in any 12-month period is too constraining, or a perception that our financial accounting is not as transparent as that of other REITs, reduces the attractiveness of our common shares, we may be unable to raise the necessary funds necessary to develop a diversified portfolio of residential real estate investments, which could severely affect the value of our common shares.

Our use of Form 1-A and our reliance on Regulation A for this offering may make it more difficult to raise capital as and when we need it, as compared to if we were conducting a traditional initial public offering on Form S-11.

Because of the exemptions from various reporting requirements provided to us under Regulation A and because we are only permitted to raise up to $50,000,000 in any 12 month period under Regulation A (although we may raise capital in other ways), we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions.

As a Tier 2 issuer, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer. We are in the process of evaluating whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations.

Maintenance of our Investment Company Act exemption imposes limits on our operations, which may adversely affect our operations.

We intend to continue to conduct our operations so that neither we nor any of our subsidiaries is required to register as an investment Company under the Investment Company Act. We anticipate that we will hold real estate and real estate-related assets described below (i) directly, (ii) through wholly-owned subsidiaries, (iii) through majority-owned joint venture subsidiaries, and, (iv) through minority-owned joint venture subsidiaries.

We intend, directly or through our subsidiaries, invest in and manage a diversified portfolio of residential real estate investments. We expect to use substantially all of the net proceeds from this offering to acquire a diversified portfolio of residential real estate properties.

In connection with the Section 3(a)(1)(C) of the Investment Company Act analysis, the determination of whether an entity is a majority-owned subsidiary of our Company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a Company 50% or more of the outstanding voting securities of which are owned by such person, or by another Company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting security as any security presently entitling the owner or holder thereof to vote for the election of directors of a Company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries. We also treat subsidiaries of which we or our wholly-owned or majority-owned subsidiary is the manager (in a manager-managed entity) or managing member (in a member-managed entity) or in which our agreement or the agreement of our wholly-owned or majority-owned subsidiary is required for all major decisions affecting the subsidiaries (referred to herein as “Controlled Subsidiaries”), as majority-owned subsidiaries even though none of the interests issued by such Controlled Subsidiaries meets the definition of voting securities under the Investment Company Act. We reached our conclusion on the basis that the interests issued by the Controlled Subsidiaries are the functional equivalent of voting securities. We have not asked the SEC staff for concurrence of our analysis, our treatment of such interests as voting securities, or whether the Controlled Subsidiaries, or any other of our subsidiaries, may be treated in the manner in which we intend, and it is possible that the SEC staff could disagree with any of our determinations. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could have a material adverse effect on us.

Certain of our subsidiaries may rely on the exclusion provided by Section 3(c)(5)(C) under the Investment Company Act. Section 3(c)(5)(C) of the Investment Company Act is designed for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exclusion generally requires that at least 55% of the entity’s assets on an unconsolidated basis consist of qualifying real estate assets and at least 80% of the entity’s assets consist of qualifying real estate assets or real estate-related assets. These requirements limit the assets those subsidiaries can own and the timing of sales and purchases of those assets.

To classify the assets held by our subsidiaries as qualifying real estate assets or real estate-related assets, we will rely on no-action letters and other guidance published by the SEC staff regarding those kinds of assets, as well as upon our analyses (in consultation with outside counsel) of guidance published with respect to other types of assets. There can be no assurance that the laws and regulations governing the Investment Company Act status of companies similar to ours, or the guidance from the SEC or its staff regarding the treatment of assets as qualifying real estate assets or real estate-related assets, will not change in a manner that adversely affects our operations. In fact, in August 2011, the SEC published a concept release in which it asked for comments on this exclusion from regulation. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon our exemption from the need to register or exclusion under the Investment Company Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could further inhibit our ability to pursue the strategies that we have chosen.

Furthermore, although we intend to monitor the assets of our subsidiaries regularly, there can be no assurance that our subsidiaries will be able to maintain their exclusion from registration. Any of the foregoing could require us to adjust our strategy, which could limit our ability to make certain investments or require us to sell assets in a manner, at a price or at a time that we otherwise would not have chosen. This could negatively affect the value of our common shares, the sustainability of our business model and our ability to make distributions.

Registration under the Investment Company Act would require us to comply with a variety of substantive requirements that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	restrictions on leverage or senior securities;

•	restrictions on unsecured borrowings;

•	prohibitions on transactions with affiliates; and

• compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

If we were required to register as an investment Company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us.

Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, if we purchase or sell any real estate assets to avoid becoming an investment Company under the Investment Company Act, our net asset value, the amount of funds available for investment and our ability to pay distributions to our shareholders could be materially adversely affected.

Risks Related to our Manager and Conflicts of Interest

We depend on our Manager for the success of the Company and upon access to our Manager’s investment professionals and contractors. We may not find a suitable replacement for our Manager if our Manager is terminated, or if key personnel leave the employment of our Manager or otherwise become unavailable to us.

We do not expect to have any employees and we rely completely on our Manager to provide us with administrative and certain advisory services. We are completely reliant on our Manager, which has significant discretion as to the implementation of the operating policies and strategies of our Company. We depend on the diligence, skill and network of business contacts of our Manager. We hope to benefit from the personnel, relationships and experience of the executive team and other personnel of our Manager. Our Manager’s executive officers and key personnel will monitor and manage the properties of the Company; therefore, our success will depend on their continued service.

The departure of any, or a significant number, of the Manager’s, personnel could have a material adverse effect on our ability to achieve its investment objectives. In addition, we offer no assurance that our Manager will remain our Manager, or that we will continue to have access to its personnel. Our operating agreement provides that our Manager will serve as our manager for an indefinite term, but that our Manager may be removed by us, or may choose to withdraw as manager, under certain circumstances. If our Manager is removed and no suitable replacement is found to manage the Company, we may not be able to execute our business plan.

The ability of our Manager and its officers and other personnel to engage in other business activities, including managing other similar companies, may reduce the time our Manager spends managing the business of the Company and may result in certain conflicts of interest.

Certain of our Manager’s officers and directors and of our own officers and directors also serve or may serve as officers, directors or employees of our other companies unaffiliated with our Company. These other business activities may reduce the time these persons spend managing our business. In addition, these persons may have obligations to those entities, the fulfillment of which might not be in the best interests of us, or any of our shareholders. Our board of directors, our officers and our Manager and its officer and directors may face conflicts of interest in allocating sale, financing, leasing and other business opportunities among the real properties owned by the companies. As a result, there may be times when our Manager and its affiliates have interests that differ from those of our Company and our shareholders, which may affect shareholders’ investment returns.

Our operating agreement was prepared by related parties and its terms, including fees payable to our Manager, may not be as favorable to the Company as if they had been negotiated with an unaffiliated third party.

Our operating agreement was prepared by related parties and its terms, including fees payable by the Company to our Manager, may not be as favorable to the Company as if they had been negotiated with an unaffiliated third party.

The removal of our Manager is generally limited to cause, and certain disposition events related to the Company, which may make it difficult or costly to end our relationship with our Manager.

Termination of our Manager is generally limited to cause and certain disposition events related to the Company. The Manager may be terminated for “cause” by our Board of Directors after a 2/3 affirmative vote of our members. “Cause” as defined in our operating agreement includes certain material breaches, certain acts constituting fraud, misappropriation of funds, embezzlement and gross negligence, certain bankruptcy matters and felony convictions involving our Manager and the dissolution of our Manager. Unsatisfactory financial performance does not constitute “cause” under the operating agreement. These provisions make it difficult to end the Company’s relationship with our Manager, even if we believe our Manager’s performance is not satisfactory. Other than accrued fees payable to our Manager, no additional compensation will be paid to our Manager in the event of the removal of our Manager.

Our Manager’s liability to the Company is limited under our operating agreement, and the Company has agreed to indemnify our Manager against certain liabilities. As a result, the Company could experience poor performance or losses for which our Manager would not be liable.

Pursuant to our operating agreement, our Manager, its officers, shareholders, members, managers, directors, personnel, any person or entity controlling or controlled by our Manager and any of their officers, shareholders, members, managers, directors, employees, consultants and personnel, and any person providing advisory services to our Manager are not liable to us, our directors, our shareholders or any subsidiary’s shareholders or partners for acts or omissions performed in accordance with and pursuant to the operating agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the operating agreement, as determined by a final non-appealable order of a court of competent jurisdiction. The Company will indemnify our Manager, its officers, shareholders, members, managers, directors, personnel, any person or entity controlling or controlled by our Manager and any of their officers, shareholders, members, managers, directors, employees, consultants and personnel, and any person providing advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the operating agreement. These provisions could result in (a) the Company experiencing poor performance or other losses caused in whole or in part by our Manager (or any other of above-mentioned related parties) for which we would not have any recourse against our Manager (or these related parties), or (b) the Company incurring substantial expenses in fulfilling its indemnification obligation to the Manager (or these related parties).

Our operating agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of our Manager.

Our operating agreement provides that our Manager, in exercising its rights in its capacity as the Manager will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us, or any of our shareholders and will not be subject to any different standards imposed by our operating agreement, the Delaware LLC Act or under any other law, rule or regulation or in equity. These modifications of fiduciary duties are expressly permitted by Delaware law.

We have agreed to limit remedies available to us and our shareholders for actions by our Manager that might otherwise constitute a breach of duty.

We have agreed to limit the obligations our Manager to us under our operating agreement. In addition, our Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our shareholders. Accordingly, we and our shareholders will only have recourse and be able to seek remedies against our Manager to the extent they breach their obligations pursuant to our operating agreement, as applicable. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities. These provisions are detrimental to shareholders because they restrict the remedies available to them for actions that without those limitations might constitute breaches of duty, including fiduciary duties. By purchasing common shares, you will be treated as having consented to the provisions set forth in the operating agreement. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the operating agreement because of our desire to maintain our ongoing relationship with our Manager.

The incentive fee we pay our Manager may induce it to make riskier investments, which could adversely affect our financial condition, results of operations and the value of our common shares.

The incentive fee payable by us to our Manager is determined based on AFFO, which may create an incentive for our Manager to make investments that are risky or more speculative than would otherwise be in our best interests. In evaluating investments and other management strategies, the incentive fee structure may lead our Manager to place undue emphasis on the maximization of AFFO at the expense of other criteria, such as preservation of capital, in order to increase its incentive fee. Investments with higher yields generally have higher risk of loss than investments with lower yields, and could result in higher investment losses, particularly during cyclical economic downturns, which could adversely affect the value of our common shares.

Risks Related to Our Investments

Residential real estate assets that we currently own and may acquire in the future will be subject to the risks typically associated with real estate.

Residential real estate assets that we currently own and may acquire in the future will be subject to the risks typically associated with real estate. The value of real estate may be adversely affected by a number of risks, including:

•              natural disasters such as hurricanes, earthquakes and floods;

•              acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•              adverse changes in national and local economic and real estate conditions;

•              an oversupply of (or a reduction in demand for) residential common shares in the areas where particular properties are located and the attractiveness of particular properties to prospective tenants;

•              changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;

•              costs of remediation and liabilities associated with environmental conditions affecting properties; and

•              the potential for uninsured or underinsured property losses.

The value of each property that we may acquire will be affected significantly by its ability to generate cash flow and net income, which in turn depends on the amount of rental or other income that can be generated net of expenses required to be incurred with respect to the property. Many expenditures associated with properties (such as operating expenses and capital expenditures) cannot be reduced when there is a reduction in income from the properties. These factors may have a material adverse effect on the value that we can realize from our assets.

The actual rents we receive for the properties we currently own and that we may acquire in the future may be less than estimated market rents, and we may experience a decline in realized rental rates from time to time, which could adversely affect our financial condition, results of operations and cash flow.

As a result of potential factors, including competitive pricing pressure in our markets, a general economic downturn and the desirability of properties we currently own and that we may acquire in the future compared to other properties in our markets, we may be unable to realize our estimated market rents across the properties in our portfolio. In addition, depending on market rental rates at any given time as compared to expiring leases in our portfolio, from time to time rental rates for expiring leases may be higher than starting rental rates for new leases. If we are unable to obtain sufficient rental rates across our portfolio, then our ability to generate cash flow growth will be negatively impacted.

Properties that have significant vacancies could be difficult to sell, which could diminish the return on these properties.

A property may incur vacancies either by the expiration of tenant leases or the continued default of tenants under their leases. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash available for distribution to our shareholders. In addition, the resale value of the property could be diminished because the market value of our properties will depend principally upon the value of the cash flow generated by the leases associated with that property. Such a reduction in the resale value of a property could also reduce the value of our shareholders’ investment.

Further, a decline in general economic conditions in the U.S. generally could lead to an increase in tenant defaults, lower rental rates and less demand for residential common shares in those markets. As a result of these trends, we may be more inclined to provide leasing incentives to our tenants in order to compete in a more competitive leasing environment. Such trends may result in reduced revenue and lower resale value of properties, which may reduce your return.

We may enter into long-term leases with tenants in certain properties, which may not result in fair market rental rates over time.

We may enter into long-term leases with tenants of certain of our properties, or include renewal options that specify a maximum rate increase. These leases would provide for rent to increase over time; however, if we do not accurately judge the potential for increases in market rental rates, we may set the terms of these long-term leases at levels such that, even after contractual rent increases, the rent under our long-term leases is less than then-current market rates. Further, we may have no ability to terminate those leases or to adjust the rent to then-prevailing market rates. As a result, our cash available for distribution could be lower than if we did not enter into long-term leases.

We will depend on tenants for our revenue, and lease defaults or terminations could reduce our net income and limit our ability to make distributions to our shareholders.

The success of our investments materially depends on the financial stability of tenants. A default or termination by a tenant on its lease payments to us would cause us to lose the revenue associated with such lease and require us to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure, if the property is subject to a mortgage. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-leasing our property. If a tenant defaults on or terminates a lease, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss. These events could cause us to reduce the amount of distributions to you.

Short-term leases expose us to the effects of declining market rents, which could materially and adversely affect our results of operations and cash flow.

Substantially all of the apartment leases in the Initial Portfolio are for a term of one year or less, and the leases we may enter into with tenants of any properties that we may add in the future to our portfolio may be for similar terms. Because these leases generally permit the residents to leave at the end of the lease term without penalty, our rental revenues will be impacted by declines in market rents more quickly than if leases were for longer terms. These circumstances could materially and adversely affect our results of operations and cash flow, market price of our common shares or tour ability to service debt and to pay distributions to the holders of our common shares.

We may be required to make rent or other concessions and/or we may be required to incur significant capital expenditures to improve properties in order to retain the tenants or attract new tenants, which could materially and adversely affect our financial condition, results of operations and cash flow.

To the extent there are adverse economic conditions in the markets in which we currently own, and in which we may own, properties and the demand for apartment units diminish, we will be required to make rent or other concessions to tenants, accommodate increased requests for renovations, or provide additional services to the tenants. As a result, we may have to make significant capital or other expenditures in order to retain tenants or to attract new tenants in sufficient numbers. Additionally, we may need to raise capital to make such expenditures. If we are unable to do so or capital is otherwise unavailable, we may be unable to make the required expenditures. This could result in non-renewals by tenants upon expiration of the leases, which could materially and adversely affect our financial condition, results of operations, cash flow and per share trading price of our common shares.

We and the Property Manager may not be able to control operating costs, or our expenses may remain constant or increase, even if income from properties decreases, causing our results of operations to be adversely affected.

Our financial results depend substantially on leasing units in properties to tenants on terms favorable to us. Costs associated with real estate investment, such as real estate taxes, insurance and maintenance costs, generally are not reduced even when a property is not fully occupied, rental rates decrease or other circumstances cause a reduction in income from the property. As a result, cash flow from the operations may be reduced if tenants do not pay their rents or we are unable to rent the units on favorable terms. Under those circumstances, we might not be able to enforce our’ rights as landlord without delays and we may incur substantial legal costs.

Increases in property taxes would increase operating costs, reduce its income and adversely affect our ability to make distributions to the holders of common shares.

Properties we currently own are, and properties that we may acquire in the future will be, subject to real and personal property taxes. These taxes may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. If property taxes increase, our financial condition, results of operations and our ability to make distributions to the holders of our common shares could be materially and adversely affected and the market price of our common shares could decline.

Competition could limit our ability to lease apartments or increase or maintain rents, which could materially and adversely affect our results of operations and cash flow.

Properties we currently own and that we may acquire in the future may compete with other housing alternatives to attract residents, including other rental apartments, condominiums and single-family homes that are available for rent, as well as new and existing condominiums and single-family homes for sale. Competitive residential housing in the areas we currently own properties and where we may acquire properties in the future could adversely affect our ability to lease apartment s and to increase or maintain rental rates.

Potential development and construction delays and resultant increased costs and risks may hinder our operating results and decrease our net income.

From time to time we may acquire properties that are under development or construction. Investments in such properties will be subject to the uncertainties associated with the development and construction of real property, including those related to re-zoning land for development, environmental concerns of governmental entities and/or community groups and our builders’ ability to build in conformity with plans, specifications, budgeted costs and timetables. If a builder fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completing construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other factors can result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a purchase price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and the return on our investment could suffer.

Actions of any joint venture partners that we may have in the future could reduce the returns on joint venture investments and decrease our shareholders’ overall return.

We may enter into joint ventures to acquire properties and other assets. The Initial Portfolio that we own is currently owned together with a joint venture partner. We may also purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements. Such investments may involve risks not otherwise present with other methods of investment, including, for example, the following risks:

•              that our co-venturer, co-tenant or partner in an investment could become insolvent or bankrupt;

•              that such co-venturer, co-tenant or partner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals;

•              that such co-venturer, co-tenant or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or

•              that disputes between us and our co-venturer, co-tenant or partner may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our operations.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce our returns on that investment and the value of your investment.

Costs imposed pursuant to governmental laws and regulations may reduce our net income and the cash available for distributions to our shareholders.

Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. We could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials and other health and safety-related concerns.

Some of these laws and regulations may impose joint and several liability on the tenants, owners or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. Activities of our tenants, the condition of properties at the time we buy them, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties.

The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder our ability to sell, rent or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.

The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce the amounts available for distribution to our shareholders.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce the amounts available for distribution to you.

We currently expect that all of the properties we may acquire will be subject to Phase I environmental assessments at the time they are acquired ; however, such assessments may not provide complete environmental histories due, for example, to limited available information about prior operations at the properties or other gaps in information at the time we acquire the property. A Phase I environmental assessment is an initial environmental investigation to identify potential environmental liabilities associated with the current and past uses of a given property. If any of our properties were found to contain hazardous or toxic substances after our acquisition, the value of our investment could decrease below the amount paid for such investment. In addition, real estate-related investments in which we invest may be secured by properties with recognized environmental conditions. Where we are secured creditors, we will attempt to acquire contractual agreements, including environmental indemnities, that protect us from losses arising out of environmental problems in the event the property is transferred by foreclosure or bankruptcy; however, no assurances can be given that such indemnities would fully protect us from responsibility for costs associated with addressing any environmental problems related to such properties.

Costs associated with complying with the Americans with Disabilities Act may decrease cash available for distributions.

Properties which we have acquired and which we may acquire in the future may be subject to the Americans with Disabilities Act of 1990, as amended, or the ADA. Under the ADA, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The ADA’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. Any funds used for ADA compliance will reduce our net income and the amount of cash available for distributions to you.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our cash flows and the return on our shareholders’ investment.

There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases insist that property owners purchase coverage against terrorism as a condition for providing mortgage loans. Such insurance policies may not be available at reasonable costs, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate coverage for such losses. If any properties incur a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss, which may reduce the value of your investment. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions to you.

Majority-owned subsidiaries we may invest in will be subject to specific risks relating to the particular subsidiary.

We may also invest in majority-owned subsidiaries owning real estate where we are entitled to receive a preferred economic return. Such investments may be subordinate to debt financing. These investments will involve special risks relating to the particular subsidiary, including the financial condition and business outlook of the subsidiary. These investments are subordinate to debt financing and will be subject to risks of (i) limited liquidity in the secondary trading market, (ii) substantial market price volatility resulting from changes in prevailing interest rates, (iii) subordination to the prior claims of banks and other senior lenders to the issuer, (iv) the operation of mandatory sinking fund or call or redemption provisions during periods of declining interest rates that could cause the subsidiary to reinvest any redemption proceeds in lower yielding assets, (v) the possibility that earnings of the subsidiary may be insufficient to meet any distribution obligations and (vi) the declining creditworthiness and potential for insolvency of the subsidiary during periods of rising interest rates and economic downturn. As a result, we may not recover some or all of our capital, which could result in losses.

Investments in real estate are relatively illiquid and we may not be able to vary our portfolio in response to changes in economic and other conditions.

Many factors that are beyond our control affect the real estate market and could affect our ability to sell properties and other investments for the price, on the terms or within the time frame that we desire. These factors include general economic conditions, the availability of financing, interest rates and other factors, including supply and demand. Because real estate investments are relatively illiquid, we may have a limited ability to vary our portfolio in response to changes in economic or other conditions. Further, before we can sell a property on the terms we want, it may be necessary to expend funds to correct defects or to make improvements. However, we can give no assurance that we will have the funds available to correct such defects or to make such improvements. As a result, we expect many of our investments will be illiquid, and if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments and our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

Declines in the market values of investments we may make may adversely affect periodic reported results of operations and credit availability, which may reduce earnings and, in turn, cash available for distribution to our shareholders.

In the future, some of our assets may be classified for accounting purposes as “available-for-sale.” These investments are carried at estimated fair value and temporary changes in the market values of those assets will be directly charged or credited to shareholders’ equity without impacting net income on the income statement. Moreover, if we determine that a decline in the estimated fair value of an available-for-sale security falls below its amortized value and is not temporary, we will recognize a loss on that security on the income statement, which will reduce our earnings in the period recognized.

A decline in the market value of our assets may adversely affect us particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we may have to sell assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings and, in turn, cash available for distribution to shareholders.

Further, credit facility providers may require us to maintain a certain amount of cash reserves or to set aside unlevered assets sufficient to maintain a specified liquidity position, which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. In the event that we are unable to meet these contractual obligations, our financial condition could deteriorate rapidly.

Market values of investments we make may decline for a number of reasons, such as changes in prevailing market rates, increases in defaults, increases in voluntary prepayments for those investments that we have that are subject to prepayment risk, widening of credit spreads and downgrades of ratings of the securities by ratings agencies.

Competition with third parties in acquiring properties and other investments may reduce our profitability and the return on your investment.

We anticipate significant competition with respect to the acquisition of properties and other investments with many other companies, including other REITs, insurance companies, commercial banks, private investment funds, hedge funds, specialty finance companies, online investment platforms and other investors, many of which have greater resources than us. We may not be able to compete successfully for investments. In addition, the number of entities and the amount of funds competing for suitable investments may increase. If we acquire properties and other investments at higher prices than our competitors and/or by using less-than-ideal capital structures, our returns will be lower and the value of our assets may not increase or may decrease significantly below the amount we paid for such assets. If such events occur, you may experience a lower return on your investment.

A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could harm our operations.

Any investments we make may be susceptible to economic slowdowns or recessions, which could lead to financial losses in our investments and a decrease in revenues, net income and assets. An economic slowdown or recession, in addition to other non-economic factors such as an excess supply of properties, could have a material negative impact on the values of both commercial real estate and residential real estate properties.

If we sell a property by providing financing to the purchaser, we will bear the risk of default by the purchaser, which could delay or reduce the distributions available to our shareholders.

If we decide to sell any properties, we currently intend to use our best efforts to sell them for cash; however, in some instances, we may sell our properties by providing financing to purchasers. When we provide financing to a purchaser, we will bear the risk that the purchaser may default, which could reduce our cash distributions to shareholders. Even in the absence of a purchaser default, the distribution of the proceeds of the sale to our shareholders, or the reinvestment of the proceeds in other assets, will be delayed until the promissory note or other property we may accept upon a sale are actually paid, sold, refinanced or otherwise disposed.

Our Manager and its affiliates have not sponsored prior real estate investment programs that otherwise would be required to be disclosed under applicable rules and regulations of the SEC, which means that you will be unable to assess their prior performance with other investment programs.

Our Manager and its affiliates have not sponsored prior real estate investment programs that otherwise would be required to be disclosed under applicable rules and regulations of the SEC. Accordingly, this offering statement does not contain any information concerning prior performance of our Manager and its affiliates, which means that you will be unable to assess any results from their prior activities before deciding whether to purchase our common shares.

Risks Related to Our Organization and Structure

Our common shareholders will have limited voting rights and may be bound by either a majority or supermajority vote.

Our common shareholders will have voting rights only with respect to certain matters, primarily relating to amendments to our operating agreement that would adversely change the rights of the common shares, the liquidation of the issuer, and the sale of the Company or all of its assets. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of common shareholders. Generally, matters to be voted on by our shareholders must be approved by a majority of the votes cast by all shares present in person or represented by proxy, although the vote to remove our Manager for “cause” requires a two-thirds vote. If any vote occurs, you will be bound by the majority or supermajority vote, as applicable, even if you did not vote with the majority or supermajority.

Certain provisions of our operating agreement and Delaware law could hinder, delay or prevent a change of control of our Company.

Certain provisions of our operating agreement and Delaware law could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change of control of our Company. These provisions include the following:

•              Authorization of additional shares, issuances of authorized shares and classification of shares without shareholder approval. Our operating agreement authorizes us to issue additional shares or other securities of our Company for the consideration and on the terms and conditions established by our board of directors without the approval of our shareholders. In particular, our board of directors is authorized to provide for the issuance of an unlimited amount of one or more classes or series of our shares, including preferred shares, and to fix the number of shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series. Our ability to issue additional shares and other securities could render more difficult or discourage an attempt to obtain control over our Company by means of a tender offer, merger or otherwise.

•              Delaware Business Combination Statute—Section 203. Section 203 of the DGCL, which restricts certain business combinations with interested shareholders in certain situations, does not apply to limited liability companies unless they elect to utilize it. Our operating agreement does not currently elect to have Section 203 of the DGCL apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction by which that person became an interested shareholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder, and an interested shareholder is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of voting common shares. Our board of directors may elect to amend our operating agreement at any time to have Section 203 apply to us.

•              Ownership limitations. To assist us in qualifying as a REIT, our operating agreement, subject to certain exceptions, provides that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Code, either more than 9.8% in value or in number of our common shares, whichever is more restrictive, or more than 9.8% in value or in number of our shares, whichever is more restrictive. Accordingly, no person may own, or be deemed to own, more than 9.8% in value or in number of our shares, whichever is more restrictive. The ownership limits could have the effect of discouraging a takeover or other transaction in which shareholders might receive a premium for their common shares over the then prevailing market price or which holders might believe to be otherwise in their best interests. Furthermore, we will reject any investor’s subscription in whole or in part if we determine that such subscription would violate such ownership limits.

•              Exclusive authority of our board of directors to amend our operating agreement. Our operating agreement provides that our board of directors has the exclusive power to adopt, alter or repeal any provision of the operating agreement, unless such amendment would adversely change the rights of the shareholders. Thus, our shareholders generally may not effect changes to our operating agreement.

Your interest in us will be diluted if we issue additional common shares, which could reduce the overall value of your investment.

Potential investors in this offering do not have preemptive rights to any common shares or common shares we issue in the future. Under our operating agreement, we have authority to issue an unlimited number of additional common shares, common shares, or other securities, although, under Regulation A, we are only allowed to sell up to $50,000,000 of our common shares in any 12 month period (although we may raise capital in other ways). In particular, we are authorized, subject to the restrictions of Regulation A and other applicable securities laws, to provide for the issuance of an unlimited amount of one or more classes or series of shares in our Company, including preferred shares, and to fix the number of shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series, without shareholder approval. After your purchase in this offering, we may elect to (i) sell additional shares in this or future public offerings, or (ii) issue equity interests in private offerings. To the extent we issue additional equity interests after your purchase in this offering, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our investments, you may also experience dilution in the book value and fair value of your shares.

Risks Related to Our Status as a REIT

Failure to qualify as a REIT would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our shareholders.

We believe that our organization and proposed ownership and method of operation will enable us to meet the requirements for qualification and taxation as a REIT. However, we cannot assure you that we will qualify as such. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Code as to which there are only limited judicial and administrative interpretations and involves the determination of facts and circumstances not entirely within our control. Future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT or the U.S. federal income tax consequences of such qualification.

If we fail to qualify as a REIT in any taxable year, we will face serious tax consequences that will substantially reduce the funds available for distributions to our shareholders because:

•              we would not be allowed a deduction for dividends paid to shareholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•              we could be subject to the U.S. federal alternative minimum tax and possibly increased state and local taxes; and

•             unless we are entitled to relief under certain U.S. federal income tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our common shares. See “U.S. Federal Income Tax Considerations” for a discussion of certain U.S. federal income tax considerations relating to us and our common shares.

Even if we qualify as a REIT, we may owe other taxes that will reduce our cash flows.

Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, on taxable income that we do not distribute to our shareholders, on net income from certain “prohibited transactions,” and on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. For example, to the extent we satisfy the 90% distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. We also will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our shareholders in a calendar year is less than a minimum amount specified under the Code. As another example, we are subject to a 100% “prohibited transaction” tax on any gain from a sale of property that is characterized as held for sale, rather than investment, for U.S. federal income tax purposes, unless we comply with a statutory safe harbor or earn the gain through a taxable REIT subsidiary (“TRS”). Further, any TRS that we establish will be subject to regular corporate U.S. federal, state and local taxes. Any of these taxes would decrease cash available for distribution to shareholders.

REIT distribution requirements could adversely affect our liquidity and may force us to borrow funds during unfavorable market conditions.

In order to maintain our REIT status and to meet the REIT distribution requirements, we may need to borrow funds on a short-term basis or sell assets, even if the then-prevailing market conditions are not favorable for these borrowings or sales. In addition, we may need to reserve cash (including proceeds from this offering) to satisfy our REIT distribution requirements, even though there are attractive investment opportunities that may be available. To qualify as a REIT, we generally must distribute to our shareholders at least 90% of our net taxable income each year, excluding capital gains. In addition, we will be subject to corporate income tax to the extent we distribute less than 100% of our taxable income including any net capital gain. We intend to make distributions to our shareholders to comply with the requirements of the Code for REITs and to minimize or eliminate our corporate income tax obligation to the extent consistent with our business objectives. Our cash flows from operations may be insufficient to fund required distributions, for example as a result of differences in timing between the actual receipt of income and the recognition of income for U.S. federal income tax purposes, the effect of non-deductible capital expenditures, the creation of reserves or required debt service or amortization payments. The insufficiency of our cash flows to cover our distribution requirements could have an adverse impact on our ability to raise short- and long-term debt or sell equity securities in order to fund distributions required to maintain our REIT status. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. To address and/or mitigate some of these issues, we may make taxable distributions that are in part paid in cash and in part paid in our common shares. In such cases our shareholders may have tax liabilities from such distributions in excess of the cash they receive. The treatment of such taxable Share distributions is not clear, and it is possible the taxable Share distribution will not count towards our distribution requirement, in which case adverse consequences could apply.

If we fail to invest a sufficient amount of the net proceeds from selling our common shares in real estate assets within one year from the receipt of the proceeds, we could fail to qualify as a REIT.

Temporary investment of the net proceeds from sales of our common shares in short-term securities and income from such investment generally will allow us to satisfy various REIT income and asset requirements, but only during the one-year period beginning on the date we receive the net proceeds. If we are unable to invest a sufficient amount of the net proceeds from sales of our common shares in qualifying real estate assets within such one-year period, we could fail to satisfy one or more of the gross income or asset tests and/or we could be limited to investing all or a portion of any remaining funds in cash or cash equivalents. If we fail to satisfy any such income or asset test, unless we are entitled to relief under certain provisions of the Code, we could fail to qualify as a REIT. See “U.S. Federal Income Tax Considerations.”

If we form a taxable REIT subsidiary (TRS), our overall tax liability could increase.

Any TRS we form will be subject to U.S. federal, state and local income tax on its taxable income. Accordingly, although our ownership of any TRSs may allow us to participate in the operating income from certain activities that we could not participate in without violating the REIT income tests requirements of the Code or incurring the 100% tax on gains from prohibited transactions, the TRS through which we earn such operating income or gain will be fully subject to corporate income tax. The after-tax net income of any TRS would be available for distribution to us; however, any dividends received by us from our domestic TRSs will only be qualifying income for the 95% REIT income test, not the 75% REIT income test. If we have any non-U.S. TRSs, then they may be subject to tax in jurisdictions where they operate and under special rules dealing with foreign subsidiaries, and they may generate income that is nonqualifying for either of the REIT income tests.

Although our use of TRSs may partially mitigate the impact of meeting certain requirements necessary to maintain our qualification as a REIT, there are limits on our ability to own and engage in transactions with TRSs, and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock or securities of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. A TRS also may sell assets without incurring the 100% the tax on prohibited transactions. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% (for taxable years beginning before January 1, 2018) or 20% (for taxable years beginning after December 31, 2017) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis (for example if we charged our TRS interest in excess of an arm’s length rate). We may jointly elect with one or more subsidiaries for those subsidiaries to be treated as TRSs for U.S. federal income tax purposes. These TRSs will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but is not required to be distributed to us. We will monitor the value of our respective investments in any TRSs we may form for the purpose of ensuring compliance with TRS ownership limitations and intend to structure our transactions with any such TRSs on terms that we believe are arm’s-length to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 25% (for taxable years beginning before January 1, 2018) or 20% (for taxable years beginning after December 31, 2017) TRS limitation or to avoid application of the 100% excise tax.

Dividends payable by REITs generally do not qualify for reduced tax rates under current law.

The maximum U.S. federal income tax rate for certain qualified dividends payable to U.S. shareholders that are individuals, trusts and estates generally is 20%. Dividends payable by REITs, however, are generally not eligible for the reduced rates and therefore may be subject to a 39.6% maximum U.S. federal income tax rate on ordinary income when paid to such shareholders. The more favorable rates applicable to regular corporate dividends under current law could cause investors who are individuals, trusts and estates or are otherwise sensitive to these lower rates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common shares.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or to liquidate otherwise attractive investments.

To qualify as a REIT, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our common shares. We may be required to make distributions to our shareholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may, for instance, hinder our ability to make certain otherwise attractive investments or undertake other activities that might otherwise be beneficial to us and our shareholders, or may require us to borrow or liquidate investments in unfavorable market conditions and, therefore, may hinder our investment performance. As a REIT, at the end of each calendar quarter, at least 75% of the value of our assets must consist of cash, cash items, U.S. Government securities and qualified “real estate assets.” The remainder of our investments in securities (other than cash, cash items, U.S. Government securities, securities issued by a TRS and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than cash, cash items, U.S. Government securities, securities issued by a TRS and qualified real estate assets) can consist of the securities of any one issuer, no more than 25% (for taxable years beginning before January 1, 2018) or 20% (for taxable years beginning after December 31, 2017) of the value of our total securities can be represented by securities of one or more TRSs, and no more than 25% of the value of our total assets may be represented by “nonqualified publicly offered REIT debt instruments” (within the meaning of Section 856(c)(5)(L)(ii) of the Code). After meeting these requirements at the close of a calendar quarter, if we fail to comply with these requirements at the end of any subsequent calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification. As a result, we may be required to liquidate from our portfolio or forego otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our shareholders.

You may be restricted from acquiring, or transferring certain amounts of our shares.

In order to maintain our REIT qualification, among other requirements, no more than 50% in value of our outstanding common shares may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain kinds of entities, during the last half of any taxable year, other than the first year for which a REIT election is made. To assist us in qualifying as a REIT, our operating agreement contains an aggregate share ownership limit and a common shares ownership limit. Generally, any of our common shares owned by affiliated owners will be added together for purposes of the aggregate share ownership limit, and any common shares owned by affiliated owners will be added together for purposes of the common shares ownership limit.

If anyone attempts to transfer or own common shares in a way that would violate the aggregate share ownership limit or the common shares ownership limit (or would prevent us from continuing to qualify as a REIT), unless such ownership limits have been waived by our Manager, those common shares instead will be deemed transferred to a trust for the benefit of a charitable beneficiary and will be either redeemed by us or sold to a person whose ownership of the common shares will not violate the aggregate Share ownership limit or the common shares ownership limit and will not prevent us from qualifying as a REIT. If this transfer to a trust fails to prevent such a violation or our disqualification as a REIT, then the initial intended transfer or ownership will be null and void from the outset. Anyone who acquires or owns common shares in violation of the aggregate share ownership limit or the common shares ownership limit, unless such ownership limit or limits have been waived by our Manager, or the other restrictions on transfer or ownership in our operating agreement, bears the risk of a financial loss when the shares are sold, if the price of our shares falls between the date of purchase and the date of sale. Additionally, anyone that owns our common shares during any such period bears the risk of a decline in the market value of our common shares due to any such disqualifying acquisition or ownership.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code substantially limit our ability to hedge our liabilities. Generally, income from a hedging transaction we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets or to offset certain other positions does not constitute “gross income” for purposes of the 75% or 95% gross income tests, provided certain circumstances are satisfied. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on income or gains resulting from hedges entered into by it or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRSs will generally not provide any tax benefit, except for being carried forward for use against future taxable income in the TRSs.

Our ability to revoke our REIT qualification without shareholder approval may cause adverse consequences to our shareholders.

Our board of directors may revoke or otherwise terminate our REIT election, without the approval of our shareholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we will not be allowed a deduction for dividends paid to shareholders in computing our taxable income and will be subject to U.S. federal income tax at regular corporate rates, as well as state and local taxes, which may have adverse consequences on our total return to our shareholders.

Investments outside the U.S. could present additional complications to our ability to satisfy the REIT qualification requirements and may subject us to additional taxes.

Although we do not expect to invest in non-U.S. real estate assets, if we were to make such investments, operating in functional currencies other than the U.S. dollar and in environments in which real estate transactions are customarily structured differently than they are in the U.S. or are subject to different legal rules may complicate our ability to structure non-U.S. investments in a manner that enables us to satisfy the REIT qualification requirements. In addition, non-U.S. investments may subject us to various non-U.S. tax liabilities, including withholding taxes.

We may be subject to a 100% penalty tax on any prohibited transactions that we enter into, or may be required to forego certain otherwise beneficial opportunities in order to avoid the penalty tax on prohibited transactions.

If we are found to have held, acquired or developed property primarily for sale to customers in the ordinary course of business, we may be subject to a 100% “prohibited transactions” tax under U.S. federal tax laws on the gain from disposition of the property unless (i) the disposition qualifies for a safe harbor exception for properties that have been held by us for at least two years (generally for the production of rental income) and that satisfy certain additional requirements or (ii) the disposition is made through a TRS and, therefore, is subject to corporate U.S. federal income tax.

Under existing law, whether property is held primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances. Our opportunistic business strategy may include investments that risk being characterized as investments in properties held primarily for sale to customers in the ordinary course of a trade or business. We intend to comply with the statutory safe harbor when selling properties (or when our joint ventures sell properties) outside of our TRSs that we believe might reasonably be characterized as held for sale, but compliance with the safe harbor may not always be practical. Moreover, because the determination of whether property is held primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances, the IRS might disagree with our characterization of sales outside the safe harbor. Thus, we may be subject to the 100% penalty tax on the gain from dispositions of property.

The potential application of the prohibited transactions tax could cause us to forego potential dispositions of other property or to forego other opportunities that might otherwise be attractive to us, or to hold investments or undertake such dispositions or other opportunities through a TRS, which would generally result in corporate income taxes being incurred.

Possible legislative, regulatory or other actions affecting REITs could adversely affect our shareholders and us.

The rules dealing with U.S. federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect our shareholders or us. We cannot predict whether, when, in what forms, or with what effective dates, tax laws, regulations and rulings may be enacted, promulgated or decided, which could result in an increase in our, or our shareholders’, tax liability or require changes in the manner in which we operate in order to minimize increases in our tax liability. A shortfall in tax revenues for states and municipalities in which we operate may lead to an increase in the frequency and size of such changes. If such changes occur, we may be required to pay additional taxes on our assets or income or be subject to additional restrictions. These increased tax costs could, among other things, adversely affect our financial condition, the results of operations and the amount of cash available for the payment of dividends.

Shareholders are urged to consult with their own tax advisors with respect to the impact that legislation may have on their investment and the status of legislative, regulatory or administrative developments and proposals and their potential effect on their investment in our common shares.

A portion of our distributions may be treated as a return of capital for U.S. federal income tax purposes, which could reduce the basis of a shareholder’s investment in our common shares and may trigger taxable gain.

A portion of our distributions may be treated as a return of capital for U.S. federal income tax purposes. As a general matter, a portion of our distributions will be treated as a return of capital for U.S. federal income tax purposes if the aggregate amount of our distributions for a year exceeds our current and accumulated earnings and profits for that year. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder’s adjusted tax basis in the holder’s common shares, and to the extent that it exceeds the holder’s adjusted tax basis will be treated as gain resulting from a sale or exchange of such common shares. See “U.S. Federal Income Tax Considerations.”

Our ability to provide certain services to our tenants may be limited by the REIT rules, or may have to be provided through a TRS.

As a REIT, we generally cannot hold interests in rental property where tenants receive services other than services that are customarily provided by landlords, nor can we derive income from a third party that provides such services. If services to tenants at properties in which we hold an interest are limited to customary services, those properties may be disadvantaged as compared to other properties that can be operated without the same restrictions. However, we can provide such non-customary services to tenants or share in the revenue from such services if we do so through a TRS, though income earned through the TRS will be subject to corporate income taxes.

Our management team and its affiliates have limited experience managing a portfolio of assets owned by a REIT.

REITs are subject to numerous complex requirements in order to maintain their REIT status, including income and asset composition tests. Our management team and its affiliates have limited experience managing a portfolio in the manner intended to comply with such requirements. To the extent our Manager and its affiliates manage us in a manner that causes us to fail to be a REIT, it could adversely affect the value of our common shares.

Property taxes could increase due to property tax rate changes or reassessment, which could impact our cash flow.

Even if we qualify as a REIT for U.S. federal income tax purposes, we generally will be required to pay state and local taxes on our properties. The real property taxes on properties may increase as property tax rates change or as properties are assessed or reassessed by taxing authorities. If the property taxes we pay increase, our financial condition, results of operations, cash flow, per share trading price of our common shares and our ability to satisfy our principal and interest obligations and to make distributions to our shareholders could be adversely affected.

We may be subject to adverse tax consequences if certain sale-leaseback transactions are not characterized by the IRS as “true leases.”

We may purchase investments in real estate properties and lease them back to the sellers of such properties. In the event the IRS does not characterize such leases as “true leases,” we could be subject to certain adverse tax consequences, including an inability to deduct depreciation expense and cost recovery relating to such property, and under certain circumstances, we could fail to qualify as a REIT as a result.

Risks Related to Employee Benefit Plans and Individual Retirement Accounts

In some cases, if you fail to meet the fiduciary and other standards under ERISA, the Code or common law as a result of an investment in our common shares, you could be subject to liability for losses as well as civil penalties.

There are special considerations that apply to investing in our common shares on behalf of pension, profit sharing or 401(k) plans, health or welfare plans, individual retirement accounts or Keogh plans. If you are investing the assets of any of the entities identified in the prior sentence in our common shares, you should satisfy yourself that:

•              your investment is consistent with your fiduciary obligations under applicable law, including common law, ERISA and the Code;

•              your investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;

•              your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;

•              your investment will not impair the liquidity of the trust, plan or IRA;

•              your investment will not produce “unrelated business taxable income” for the plan or IRA;

•              you will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document; and

•              your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Distribution Policy” and elsewhere in this offering circular constitute forward-looking statements. These forward-looking statements are based on our beliefs, assumptions and expectations of the future performance of the Company, taking into account information currently available to us. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should” and “would” or the negative of these terms or other comparable terminology. Statements regarding the following subjects, among others, are forward-looking by their nature:

•	use of proceeds of this offering;

•	the Company’s ability to invest in properties on the anticipated timeline or at all;

•	the Company’s business strategy;

•	the Company’s expected leverage;

•	estimates or statements relating to, and the Company’s ability to make, future distributions;

•	the Company’s ability to compete in the marketplace;

•	market, industry and economic trends;

•	the Company’s ability to qualify and maintain its qualification as a REIT; and

•	availability of qualified personnel.

Our beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If any such change occurs, the business, financial condition, liquidity and results of operations of the Company may vary materially from those expressed in, or implied by, our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common shares, along with, among others, the following factors that could cause actual results to vary from our forward-looking statements:

•	the factors referenced in this offering circular, including those set forth under “Risk Factors”

•	our ability and the ability of our management team to successfully operate any properties that we may acquire and generate sufficient operating cash flows to make and sustain distributions to holders of our common shares;

•	general volatility of the capital markets;

•	changes in the Company’s investment objectives and business strategy;

•	limitations on the Company’s business by the REIT requirements; and

•	the degree and nature of the Company’s competition.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not rely on these forward-looking statements, which apply only as of the date of this offering circular. We are not obligated, and do not intend, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

The table below sets forth our estimated use of proceeds from this offering, assuming we sell $25,000,000 in shares, the maximum offering amount. Our common shares will be offered at $10.00 per share until , 2018.

We intend to use $6,000,000 of net proceeds to acquire the additional 51.01% interest in the Initial Portfolio. We expect to use substantially all of the remaining net proceeds from this offering to make additional property acquisitions and investments. We may not be able to promptly invest the net proceeds of this offering in real estate. In the interim, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments will not earn as high a return as we expect to earn on our real estate-related investments.

We expect that any expenses or fees payable to our Manager for its services in connection with managing our daily affairs, including but not limited to, the selection and acquisition of our investments, will be paid from cash flow from operations. If such fees and expenses are not paid from cash flow (or waived) they will reduce the cash available for investment and will directly impact the market value of our common shares. See “Management Compensation” for more details regarding the fees that will be paid to our Manager and its affiliates.

Maximum Offering
Amount
Gross Offering Proceeds	$25,000,000
Less:
Organization and Offering Expenses(1)(2)	500,000
Net Proceeds from this Offering	$24,500,000

(1) We will reimburse our Manager for organization and offering costs. See “Management Compensation” for a description of additional fees and expenses that we will pay our Manager.

(2) Amount reflected are estimates and include expenses to be paid by us in connection with the formation of the company and the qualification of the offering, and the marketing and distribution of common shares, including, without limitation, expenses for printing, engraving and amending offering statements or supplementing offering circulars, mailing and distributing costs, telephones, internet and other telecommunications costs, all advertising and marketing expenses, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of common shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. See “Plan of Distribution.”

BUSINESS

Overview

We intend to focus on the sector that complements our management team’s expertise in the acquisition and management of residential real estate, and to capitalize on the ability of our management team to source, evaluate, negotiate, structure, close and manage acquisitions of multi-family properties throughout the United States. We expect to use substantially all of the net proceeds from this offering to acquire properties that are appropriate for our investment strategy and our investment objectives. We intend to focus on acquiring properties with significant possibilities for capital appreciation, such as those requiring renovations or repositioning, those located in neighborhoods with high growth potential and those available from sellers who are distressed or face time-sensitive deadlines. Our primary investment objectives are to:

•	preserve, protect and return invested capital; and

•	realize cash flow and capital appreciation in the value of our investments over the long term

Our Properties

The Initial Portfolio consists of fifteen multi-family properties in five states totaling 1,143 apartment units. The following table sets forth a summary schedule of the Initial Portfolio’s apartment units for leases in place as of June 30, 2017:

Property Name	City	State	Year Built	Units	RSF	% Leased	Avg. Monthly Rent
Amberidge	Roseville	MI	1985	45	28,224	93.48%	$704.16
Ashgrove	Louisville	KY	1984	60	36,288	97.63%	$653.02
Beckford Place	The Plains	OH	1982	60	36,000	90.43%	$622.15
Camellia Court	Columbus	OH	1981	104	60,192	83.54%	$556.79
Carleton Court	Ann Arbor	MI	1985	104	61,920	94.46%	$758.60
Elmwood	Marietta	GA	1984	48	29,952	97.78%	$664.42
Forsythia Court	Westerville	OH	1984	60	36,000	99.89%	$662.25
Hayfield Park	Burlington	KY	1986	86	43,776	94.00%	$598.51
Laurel Bay	Ypsilanti	MI	1989	68	40,032	96.87%	$635.16
Meadowood	Newburgh	IN	1984	65	39,168	96.53%	$528.68
River Glen	Reynoldsburg	OH	1987	113	62,784	98.00%	$553.98
Slate Run	Bedford	OH	1984	62	37,440	98.80%	$667.15
Tabor Ridge	Berea	OH	1986	97	51,264	97.71%	$596.14
Willowood	Frankfort	KY	1984	110	53,568	94.55%	$557.50
Wood Trail	Newnan	GA	1984	61	36,864	93.87%	$614.41
Total				1,143	653,472	94.87%	$624.86

Percent Leased and Rental Revenue

The following table sets forth the percentage leased and average monthly rent per leased apartment unit for each of the properties in the Initial Portfolio as of the dates indicated below:

	12/31/2015		12/31/2016		6/30/2017
Property	% Leased	Avg. Rent	% Leased	Avg. Rent	% Leased	Avg. Rent
Amberidge	98.9%	$655.22	95.7%	$704.16	93.48%	$704.16
Ashgrove	98.3%	$637.19	98.1%	$653.02	97.63%	$653.02
Beckford Place	93.7%	$622.15	86.0%	$622.15	90.43%	$622.15
Camellia Court	87.6%	$556.79	87.1%	$556.79	83.54%	$556.79
Carleton Court	95.6%	$655.22	95.2%	$758.60	94.46%	$758.60
Elmwood	99.1%	$664.42	98.9%	$664.42	97.78%	$664.42
Forsythia Court	97.4%	$662.25	98.6%	$662.25	99.89%	$662.25
Hayfield Park	91.7%	$573.77	95.9%	$598.51	94.00%	$598.51
Laurel Bay	93.5%	$634.94	98.5%	$635.16	96.87%	$635.16
Meadowood	99.2%	$528.68	94.6%	$528.68	96.53%	$528.68
River Glen	96.7%	$553.98	96.9%	$553.98	98.00%	$553.98
Slate Run	98.4%	$667.15	98.5%	$667.15	98.80%	$667.15
Tabor Ridge	99.0%	$596.14	96.3%	$596.14	97.71%	$596.14
Willowood	95.5%	$543.91	91.2%	$557.50	94.55%	$557.50
Wood Trail	98.8%	$614.41	99.2%	$614.41	93.87%	$614.41
Portfolio Average	95.8%	$602.54	95.0%	$617.89	94.87%	$624.86

Our Strengths

• Experienced Management Team — Our Manager has a highly experienced management team of real estate professionals, led by David Teiler, its President and Chief Executive Officer. We believe our management team will allow us to benefit from the knowledge and industry contacts they have gained through numerous real estate cycles. Please see “Management —Executive Officers of our Manager” for biographical information regarding these individuals.

• Market Knowledge and Industry Relationships — Through its active and broad participation in real estate capital markets, our Manager benefits from market information that helps enable it to identify attractive commercial real estate investment opportunities and to make informed decisions with regard to the relative valuation of financial assets and capital allocation. We believe that our Manager’s extensive industry relationships with a wide variety of commercial real estate owners and operators, brokers and other intermediaries and third party commercial real estate debt originators will provide us with a competitive advantage in sourcing attractive investment opportunities to meet our investment objectives.

• Management’s Fee Structure — Our fee structure is designed to compensate our Manager primarily through performance based fees, see “Management Compensation” on page 10. We do not pay our Manager any base asset management fees.

• Board of Directors — We hope to appoint an independent board of directors with extensive experience in the real estate, equity and debt markets, which we believe will benefit our shareholders.

• Stable Income Producing Properties — The Initial Portfolio had an average weighted occupancy of greater than 94.9% for the 12 months ending on December 31, 2015, the twelve months ending on December 31, 2016, and the six month period ending June 30, 2017.

Our Investment Strategy

We intend to target strategically located multi-family properties throughout the United States that offer the potential to achieve attractive risk-adjusted returns. The properties that we seek to acquire are generally located near major transportation hubs and corridors and employment centers that derive their value from unique attributes such as access to transportation corridors, and specific local industry.

Our Investment Process

Sourcing and Initial Screening

Through its industry experience, our Manager has built a network of relationships from which to source investment opportunities. These relationships include owners, property managers, developers, leasing and investment sales brokers, financiers, lenders, institutional investors, lawyers and accountants. We believe these broad connections will help source not only marketed transactions, but also potential transactions outside of a competitive bid environment. If an asset meets our criteria, including our current risk adjusted return hurdle, we intend to proceed further into our investment process.

Underwriting and Analysis

Once identified as having potential, an opportunity will undergo both a bottom up and top down analysis. We intend to first focus on the property level, the submarket and finally the target market overall. The officer running the process will tour the asset, and meet with local market resources. The team will create a preliminary underwriting that analyzes the asset’s price per square foot and price per unit, replacement cost, actual cap rate, market cap rate, stabilized cap rate and internal rate of return. In particular, we intend to focus on market rents, expenses and taxes. The team will review the expected capital expenditures and their impact on cash flows. If we expect to use non-recourse secured debt, we will analyze the appropriate loan to value, debt service coverage ratio and current market terms to determine the optimal capital structure, both for the asset itself and the Company’s balance sheet.

On the submarket and target market levels, we will focus on current vacancy rates, rental growth, tenant demand and recent market sale and lease comparables. We also expect to review submarket and market employment drivers and demographic drivers and intend to closely monitor other local economic drivers including trade flows. We will also determine the local property management and leasing teams that will be engaged to represent the property in the market.

Due Diligence and Closing

We believe that we undertake a detailed approach to due diligence. We intend to engage legal counsel to review title, insurance and local regulatory compliance. As necessary, we will engage outside counsel to review complex leases. Third party consultants may be retained to provide a Phase I environmental report, physical/structural report, updated ALTA survey and any other applicable inspections as needed. As part of the physical report, our investment team will review its capital cost estimates versus the engineer’s projected capital needs. In addition, we intend to typically perform additional property inspections and tenant interviews. Once due diligence is complete, our investment team again presents the findings and final underwriting to our investment committee or our board of directors, as applicable.

Asset & Property Management

In general, our Property Manager will make all operating and leasing decisions on properties, however if we make an investment as part of a joint-venture with another asset manager or property manager, certain duties and responsibilities would be shared. We intend to review our property performance quarterly and make changes as conditions warrant. This review will generally include operational statistics, collections, market trends, significant lease rollovers, marketing strategy and capital improvements. In particular, the asset’s capital expenditures and insurance will be closely monitored in order to mitigate large risks across the portfolio. In rapidly changing leasing markets, these reviews may be more frequent. Property tours and walk-throughs will be regularly scheduled by our Manager, including meetings with the local leasing team and other market resources.

Following the completion of the acquisitions, the objective of the Company will be to maximize total returns to holders of our shares through the payment of consistent cash distributions and the achievement of long-term capital appreciation of properties.

Property Management Agreement

Efficient Property Management, Inc., a Delaware corporation, will provide property management and leasing services for the Initial Portfolio and we intend to engage our Property Manager to provide similar services for properties that we acquire in the future. Our Property Manager will be responsible for overseeing real property operations, including tenant leasing, budgeting, cash management and insurance, and for other functions and powers that we delegate to it. Our Joint Venture will pay our Property Manager a monthly management fee equal to 3% of the gross revenues collected for each of the properties we may acquire.

The property management agreement is for a term of one year and shall automatically renew from year-to-year unless terminated prior. The property management agreement may be terminated by either party with or without cause upon 30 days’ prior written notice.

Our Financing Strategy

We may use leverage if we believe it may enhance total cash flow and capital appreciation to our shareholders. We will target an appropriate loan-to-value ratio for our properties based on; (i) the purchase price of the property or the fair market value of the property at the time that the financing is obtained and (ii) the cash flow that the property is generating and the resulting debt service coverage ratio.

We may obtain a line of credit or other financing that will be secured by one or more of our assets. We expect to maintain a flexible capital structure and intend to target a ratio of outstanding indebtedness to the Company’s total assets of between 50% and 80%. Our board of directors will periodically review this target and may modify or eliminate it without the approval of holders of our common shares. We will consider a number of factors when evaluating the Company’s aggregate level of indebtedness and making financial decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	the extent to which the financing impacts the flexibility to manage the properties;

•	prepayment penalties, defeasance and restrictions on refinancing;

•	our long-term objectives with respect to the financing;

•	the ability of the property to generate cash flow sufficient to cover budgeted capital expenditures, ongoing maintenance and expected debt service payments;

•	our overall level of consolidated indebtedness;

•	timing of debt maturities;

•	provisions that require recourse;

•	corporate credit ratios, including debt service or fixed charge coverage, debt to earnings before interest, taxes, depreciation and amortization, or EBITDA, debt to total market capitalization and debt to undepreciated assets; and

•	the overall ratio of fixed- and variable-rate debt.

Critical Accounting Policies

Below is a discussion of the accounting policies that management believes will be critical once we commence operations. The Company’s accounting policies have been established to conform with GAAP. We consider these policies critical because they involve significant management judgments and assumptions, require estimates about matters that are inherently uncertain and are important for understanding and evaluating the Company’s reported financial results. These judgments affect the reported amounts of assets and liabilities and the Company’s disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in the Company’s financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of the Company’s results of operations to those of companies in similar businesses.

Share Based Compensation

We will account for share-based compensation in accordance with the provisions of ASC 718, Share-based Payment. ASC 718 requires that compensation cost for share-based compensation be recognized ratably over the service period of the award. Because all of our share-based compensation will be issued to non-employees , the amount of compensation is to be adjusted, in each reporting period, based on the fair value of the award at the end of the reporting period. The award is re-marked until such time as the award has vested, the service being provided is substantially completed or, under certain circumstances, likely to be completed, whichever occurs first.

Income Taxes

We will operate in a manner intended to enable us to qualify as a REIT under Sections 856-859 of the Internal Revenue Code. Under those sections, a REIT which distributes at least 90% of its REIT taxable income, excluding net capital gains and determined without regard to the dividends paid deduction, as a dividend to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders. Compliance with the REIT Regulations can be complex and requires our management to exercise judgment.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers”. This new standard will replace all current U.S. GAAP guidance related to revenue recognition and eliminate all industry-specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance will be effective beginning in 2018 and can be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. Management is evaluating how the adoption of this new accounting will affect its future financial reporting.

Our Policies for Revenue Recognition

Rental revenue for commercial leases is recognized on a straight-line basis over the terms of the respective leases. Rental income attributable to residential leases and parking is recognized as earned, which is not materially different from the straight-line basis. Leases entered into by residents for an apartment unit are generally for a one-year term, renewable upon consent of both parties on an annual or monthly basis. Deferred rents receivable represents the amount by which straight-line rental revenue exceeds rents currently billed in accordance with lease agreements.

Related Party Fees

Our Manager will provide certain services to the Company. The Manager may be entitled to a 1.0% acquisition fee on any acquisition or investment that we make and a Subordinated Performance Fee in an amount to be determined based on the performance of the investments we make (see page 12 above). In addition, our Joint Venture will pay our Property Manager, an affiliate of Reliance Global, a property management fee equal to 3% of gross revenues received at our properties.

Off-Balance Sheet Arrangements

As of the date of this offering circular, the Company had no off-balance sheet transactions.

Results of Operations

As of the date of this offering circular, our Company had no operations and is in its organizational stage.

Non-GAAP Financial Measures

Funds from Operations

Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts’, or NAREIT’s, definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

Adjusted Funds from Operations

Adjusted FFO, or AFFO, is a computation made by analysts and investors to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations.

We further adjust FFO for certain items that are not added to net income in NAREIT’s definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtract recurring capital expenditures (and, when calculating the incentive fee only, we further adjust FFO to include any realized gains or losses on our real estate investments).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance, and believes they are also useful to investors, because they facilitate an understanding of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition expenses and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs. We also use AFFO for purposes of determining the quarterly incentive fee, if any, payable to our Manager.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

Net Operating Income

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs.

We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis, because NOI allows us to evaluate the operating performance of our properties because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses.

The following table provides historical financial results for the Initial Portfolio for the 12 month periods ending December 31, 2015 and December 31, 2016, and the six month period ending June 30, 2017.

	12 month period ending 12/31/15	12 month period ending 12/31/16	6 month period ending 6/30/17
Rental Revenues	$7,783,428	$8,013,291	$4,055,796
Other Income	1,100,203	1,074,271	591,159
Total Revenues	8,883,631	9,087,562	4,646,955

Operating Expenses	2,790,334	2,721,466	1,435,103
Real Estate Taxes	839,575	844,384	424,439
Insurance	292,066	251,874	120,273
Property Management Fees	259,420	264,899	134,721
Total Expenses	4,181,395	4,082,623	2,114,536

Net Operating Income	4,702,236	5,004,939	2,532,417
Our share of Net Operating Income (48.99%)	2,303,625	2,451,920	1,240,631

Our Policies with Respect to Certain Other Activities

If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities of the Company or by the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital in respect of the Company, it has the authority, without shareholder approval, to authorize us to issue additional common shares or other classes of shares of the Company, including preferred shares, in any manner (including in exchange for cash or property) and on such terms and for such consideration as it deems appropriate, at any time.

We may repurchase or otherwise reacquire our common shares and may engage in such activities in the future. The Company does not intend to engage in trading, underwriting or agency distribution or sale of securities of other issuers. The Company has not in the past, and is not expected in the future, to invest in the securities of other issuers for the purpose of exercising control over such issuers. The Company has not made any loans to third parties, although the Company may in the future make loans to third parties. The Company intends to make investments in such a way that we will not be treated as an investment Company under the Investment Company Act of the 1940, or the 1940 Act.

Our board of directors may change any of these policies at any time without prior notice to, or a vote of, our shareholders.

Distribution Reinvestment Plan

In the future, we may adopt a distribution reinvestment plan that will permit holders of common shares who elect to participate in the plan to have their cash distributions reinvested in additional common shares. As a result, if our board of directors authorizes, and we declare, a cash distribution, then such shareholders who have elected to participate in our distribution reinvestment plan will have their cash distribution reinvested in additional common shares, rather than receiving the cash distribution.

Staffing

The Company is managed by our Manager pursuant to our operating agreement. All of our officers are employees of our Manager. We will have no employees upon completion of this offering.

Operating and Regulatory Structure

General

Our properties may be subject to various laws, ordinances and regulations, including regulations relating to common areas.

Americans with Disabilities Act

The properties we have acquired or invested in, and the properties we hope to acquire or invest in, must comply with Title III of the Americans with Disabilities Act, or ADA, to the extent that any such property is a “public accommodation” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of any such property where such removal is readily achievable. We believe the properties we acquire or invest in will be in substantial compliance with the ADA and that neither the Company nor its subsidiaries will be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess the properties we acquire or invest in and to make alterations as appropriate in this respect.

Legal Proceedings

We are not currently subject to any legal proceedings.

MANAGEMENT

Our Manager

We operate under the direction of our board of directors and our Manager. Our Manager is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. The Manager and its officers and directors are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

We will follow investment guidelines of our Manager and the investment and borrowing policies set forth in this offering circular unless they are modified by our Manager. Our Manager may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. Our Manager may change our investment objectives at any time without approval of our shareholders.

Our Manager performs its duties and responsibilities pursuant to our operating agreement. Our Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our shareholders. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities.

Responsibilities of our Manager

The responsibilities of our Manager include:

Investment Advisory and Acquisition Services

●	approve and oversee our overall investment strategy, which will consist of elements such as investment selection criteria, diversification strategies and asset disposition strategies;

●	serve as our investment and financial manager with respect to sourcing, underwriting, acquiring, financing, servicing, investing in and managing a diversified portfolio of commercial properties and other real estate-related assets;

●	adopt and periodically review our investment guidelines;

●	structure the terms and conditions of our acquisitions, sales and joint ventures;

●	approve and oversee our debt financing strategies;

●	approve joint ventures, limited partnerships and other such relationships with third parties;

●	approve any potential liquidity transaction;

●	obtain market research and economic and statistical data in connection with our investments and investment objectives and policies;

●	oversee and conduct the due diligence process related to prospective investments;

●	prepare reports regarding prospective investments which include recommendations and supporting documentation necessary for our Manager’s investment committee to evaluate the proposed investments; and

●	negotiate and execute approved investments and other transactions.

Offering Services

●	the development of this offering, including the determination of its specific terms;

●	preparation and approval of all marketing materials to be used by us relating to this offering;

●	the negotiation and coordination of the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions;

●	creation and implementation of various technology and electronic communications related to this offering; and

●	all other services related to this offering.

Asset Management Services

●	investigate, select, and, on our behalf, engage and conduct business with such persons as our Manager deems necessary to the proper performance of its obligations under our operating agreement, including but not limited to consultants, accountants, lenders, technical managers, attorneys, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies and any and all persons acting in any other capacity deemed by our Manager necessary or desirable for the performance of any of the services under our operating agreement;

●	monitor applicable markets and obtain reports (which may be prepared by our Manager or its affiliates) where appropriate, concerning the value of our investments;

●	monitor and evaluate the performance of our investments, provide daily management services to us and perform and supervise the various management and operational functions related to our investments;

●	formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of investments on an overall portfolio basis; and

●	coordinate and manage relationships between us and any joint venture partners.

Accounting and Other Administrative Services

●	manage and perform the various administrative functions necessary for our day-to-day operations;

●	provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to our business and operations;

●	provide financial and operational planning services and portfolio management functions;

●	maintain accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;

●	maintain all appropriate company books and records;

●	oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

●	supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;

●	provide us with all necessary cash management services;

●	manage and coordinate with the transfer agent, if any, the process of making distributions and payments to shareholders;

●	evaluate and obtain adequate insurance coverage based upon risk management determinations;

●	provide timely updates related to the overall regulatory environment affecting us, as well as managing compliance with regulatory matters;

●	evaluate our corporate governance structure and appropriate policies and procedures related thereto; and

●	oversee all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

Shareholder Services

●	determine our distribution policy and authorizing distributions from time to time;

●	manage communications with our shareholders, including answering phone calls, preparing and sending written and electronic reports and other communications; and

●	establish technology infrastructure to assist in providing shareholder support and services.

Financing Services

●	identify and evaluate potential financing and refinancing sources, engaging a third party broker if necessary;

●	negotiate terms of, arrange and execute financing agreements;

●	manage relationships between us and our lenders, if any; and

●	monitor and oversee the service of our debt facilities and other financings, if any.

Disposition Services

●	evaluate and approve potential asset dispositions, sales or liquidity transactions; and

●	structure and negotiate the terms and conditions of transactions pursuant to which our assets may be sold.

Term and Removal of our Manager

Our operating agreement provides that our Manager will serve as our manager for an indefinite term, but that our Manager may be removed by our board of directors for “cause” following an affirmative vote of two-thirds of the Company’s members, or may choose to withdraw as manager, under certain circumstances.

“Cause” is defined as:

●	our Manager’s continued breach of any material provision of the operating agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

●	the commencement of any proceeding relating to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

●	our Manager committing fraud against us, misappropriating or embezzling our funds, or acting, or failing to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under the operating agreement; provided, however, that if any of these actions is caused by an employee, personnel and/or officer of our Manager or one of its affiliates and our Manager (or such affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of our Manager’s actual knowledge of its commission or omission, then our Manager may not be removed; or

●	the dissolution of our Manager.

Unsatisfactory financial performance does not constitute “cause” under the operating agreement.

Our Manager may assign its rights under our operating agreement in its entirety or delegate certain of its duties under the operating agreement to any of its affiliates without the approval of our shareholders so long as our Manager remains liable for any such affiliate’s performance.

Our Manager may withdraw as our Manager if we become required to register as an investment company under the Investment Company Act, with such withdrawal deemed to occur immediately before such event.

In the event of the removal of our Manager, our Manager will cooperate with us and take all reasonable steps to assist in making an orderly transition of the management function. Our Manager will determine whether any succeeding manager possesses sufficient qualifications to perform the management function.

Other than accrued fees payable to our Manager, no additional compensation will be paid to our Manager in the event of the removal of our Manager.

General

The executive offices of our Manager are located at 40 Wall Street, 60th Floor, New York, NY 10005, and the telephone number of our Manager’s executive offices is 212-293-8500.

Executive Officers

As of the date of this offering circular, our executive officers, and their positions and offices are as follows:

Executive officer	Age	Position held with our Company	Position held with Reliance Real Estate Advisors
David Teiler	50	Chief Executive Office, Chief Accounting Officer, Director	President & CEO
Shimon Ehrman	27	Director of Asset Management, Director	Managing Director
David Silber	32	Controller	Controller

David Teiler has served as our Chief Executive Officer, Chief Accounting Officer and Director since September 2016, and has served as the Chief Financial Officer of Reliance Global Holdings since August 2012. Mr. Teiler was the Director of Finance at Reliance Global Holdings beginning September 2005. Mr. Teiler’s key competencies include developing internal controls, budgets, forecasts and overall compliance enforcement. Prior to joining Reliance Global Holdings, Mr. Teiler was employed by the Orthodox Union, an educational, outreach and social service organization from December 1989 to April 2001 where he rose through the ranks, advancing to assistant Controller. From April 2001 until June 2005, Mr. Teiler held the position of Controller at Cambridge Pharma Consultancy, a division of IMS health, a management consulting company in the pharmaceutical industry. While at Cambridge Pharma Consultancy, Mr. Teiler’s key responsibilities included financial reporting, annual budget preparations, Sarbanes-Oxley compliance, cost accounting and insurance. He also maintained a strategic role as a planning member of the management board. Mr. Teiler’s experience with financial operations and management and his position as Chief Executive Officer, led to the decision to appoint him to the board of directors.

Shimon Ehrman has served as our Director of Asset Management since September 2016 and has served as the Director of Operations at Efficient Property Management since August 2013, overseeing the property management and operation of all Reliance Global Holdings’ properties. Mr. Ehrman manages approximately 2,500 units throughout the United States. Mr. Ehrman analyzes overall financial performance of the physical properties to ensure productivity and organization. All regional property managers report directly to him. Prior to joining Efficient Property Management, Mr. Ehman served as a Loan Consultant at Eastern Union a commercial mortgage broker from April to August of 2013. Mr. Ehrman’s experience with financial operations and properties, led to the decision to appoint him to the board of directors

David Silber has served as our Controller since September 2016 and has also served as the Controller of Efficient Property Management since January 2013. Mr. Silber is involved in all financial facets of property operations, capital allocations and development of the properties held by Reliance Global Holdings. He oversees all of the accounting operations of Efficient Property Management, including the production of periodic financial reports, the maintenance of the accounting records, and setting up controls and budgets. Mr. Silber previously served as a staff accountant at Elon Property Management from September of 2011 until August of 2013. Mr. Silber is a Certified Public Accountant and received his Master’s degree from Farleigh Dickinson University and a Bachelor’s degree from Beth Medrash Gavoha.

Our Directors and Director Nominees

Our Manager will have the sole power to nominate and elect our initial directors to our board of directors. No vacancy caused by the resignation, death or removal of a director may be filled without the written consent of the Manager. Newly created director positions resulting from an increase in the number of directors on the Board of Directors for any reason may be filled by the Manager.

Our Board is currently comprised of two members, David Teiler and Shimon Ehrman. Our Manager currently intends to appoint three additional independent directors to the board. The first annual meeting of our shareholders after this offering will be held in 2017, at which time, each of our directors will stand for election by our shareholders to serve until the next annual meeting of our shareholders and until his or her successor is duly elected and qualifies. Of the five directors, we expect that our board of directors will determine that at least three of our directors are independent for purposes of the NASDAQ corporate governance listing standards.

In addition, effective upon completion of this offering, our board of directors may establish an audit committee, compensation committee and nominating and corporate governance committee that have the responsibilities described below under “—Corporate Governance—Board of Directors and Committees.”

Executive and Director Compensation

Executive Compensation

Each of the executive officers of our Company also serves as an executive officer of our Manager. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of our Manager, by our Manager. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to our Manager, we do not intend to pay any compensation directly to these individuals or reimburse our Manager for the salaries and benefits it may pay these individuals, nor are we under any contractual obligation to do so.

Family Relationships

There are no family relationships among our directors and officers.

 PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of our common shares as of the date of this offering circular for each person or group that holds more than 5% of our common shares, for each executive officer and director of our Company and for the executive officers of our Company as a group.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 40 Wall Street, 60th Floor, New York, NY.

Unless otherwise indicated below each shareholder listed in the table below has sole voting and dispositive power with regard to such shares. Each such shareholder has an address of Reliance Real Estate Trust, LLC, 40 Wall Street, 60th Floor, New York, NY.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of All Shares
Reliance Real Estate Advisors, LLC (2)(3)	100	100%
David Teiler- Chief Executive Officer, Chief Accounting Officer, Director	0	0
Shimon Ehrman- Director of Asset Management, Director	0	0
All directors and executive officers of our Manager as a group (42 persons)	100	100%

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	As of the date of this offering circular, our Manager owns all of our issued and outstanding common shares.

(3)	David Teiler is the sole owner of 100% of the ownership interests of Reliance Real Estate Advisors, LLC and has sole voting and dispositive power over the shares held by Reliance Real Estate Advisors, LLC. Under the Reliance Real Estate Advisors, LLC Operating Agreement, Mr. Teiler ceded to Mr. Beyman the right to receive % of any distributions made by Reliance Real Estate Advisors, LLC, to the holders of its Ownership Interests. Other than a right to distributions, Mr. Beyman is not entitled to any other right afforded to the holders of ownership interests of Reliance Real Estate Advisors, LLC.

Shares to be Issued for the Acquisition of the Initial Portfolio

We intend to acquire a 48.99% interest in the Initial Portfolio in exchange for 700,000 shares of our common stock. As of the date of this offering circular these shares have not been issued. We expect to issue these shares prior to December 31, 2017.

CONFLICTS OF INTEREST; CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We are subject to various conflicts of interest arising out of our relationship with our Manager and its affiliates.

Our Affiliates’ Interests in Other Reliance Global Entities

General

The officers of our Manager and the key real estate professionals of our Manager who perform services for us on behalf of our Manager are not only officers, managers, and/or key professionals of our Manager, but also other Reliance Global entities. These persons have legal obligations with respect to those entities that are similar to their obligations to us. In the future, these persons and other affiliates of our Manager may organize other real estate-related or debt-related programs and acquire for their own account real estate-related investments that may be suitable for us.

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our Manager and its affiliates, on the one hand, and us, and our shareholders, on the other hand.

Our operating agreement provides that the real property, affairs and business will be managed under the direction of our board of directors. Reliance Real Estate Advisors, as the Manager of our Company, will have the sole right to nominate and elect the initial members of our board of directors. Accordingly, shareholders will have no right to nominate, or elect the initial members of our board of directors and the Manager will have complete discretion in nominating and electing the initial members of our board of directors.

All of our officers are officers of our Manager. Certain officers or directors may also serve or may serve as officers, directors or employees of our Manager and their affiliates and other unaffiliated companies. Accordingly, the ability of these persons to engage in other business activities may reduce the time they spend managing our business, including the business. In addition, these persons may have obligations to those entities, the fulfillment of which might not be in the best interests of us, or any of our shareholders.

We do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from engaging for their own account in business activities of the types conducted by us.

Allocation of Investment Opportunities

Our Manager may in the future establish and manage additional offerings, including offerings that pursue investment strategies similar to ours. If a sale, financing, investment or other business opportunity would be suitable for more than one of its managed programs, our Manager will allocate it according to the policies and procedures adopted by our Manager.

Consistent with its fiduciary duties, our Manager’s policy generally is to allocate investment opportunities to its managed programs on an equitable and fair basis, based on a variety of criteria, including, among other things, size of account and consistency with a program’s investment guidelines and strategies. However, conflicts of interests could arise in connection with transactions our Manager effects on behalf of our company, transactions our Manager effects for other programs, and transactions that our executive officers engage in for his their own accounts. Transactions entered into on behalf of these various parties may differ in substance, timing, and amount, due to, among other things, differences in investment objectives, abilities to take advantage of particular investment opportunities, or other factors affecting the appropriateness or suitability of particular investment activities. Differences could also be due to limitations on the size or availability of particular opportunities.

The Manager will allocate investments among the various programs in a manner it believes to be as fair and equitable as possible, considering each program’s objectives, limitations and capital available for investment, but programs may not all invest in the same financial instruments or in the same proportionate amounts. Although in any particular allocation of a transaction or series of transactions, we may be treated more or less favorably than other programs, we believe that our Manager seeks to treat our company and its other managed programs equitably on an overall basis. However, although the goal of our Manager is to be fundamentally fair on an overall basis with respect to all programs, there can be no assurance that on an overall investment-by-investment basis that a particular program will not be treated more favorably than another.

Initial Capitalization

In connection with the formation and initial capitalization of the Company, our Manager purchased 100 common shares for a purchase price of $1,000.

Indemnification and Limitation of the Manager’s, Directors’ and Officers’ Liability

Pursuant to our operating agreement, we have agreed to indemnify the Manager and each of our directors and officers, to the fullest extent permitted by law, for any claim arising out of such entity’s or person’s relationship to the Company.

Prior to completion of this offering, we intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our operating agreement against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our operating agreement.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

JOINT VENTURE

The following is a summary of material provisions in the limited liability company operating agreement of Reliance Property Group, LLC, copies of which are filed as exhibits to the offering statement of which this offering circular is a part. See “Where You Can Find More Information.”

General

The Initial Portfolio is currently 100% owned by Reliance Property Group, LLC, or our Joint Venture. We have agreed to acquire a 48.99% interest in our Joint Venture in exchange for 700,000 shares of our common stock. The 48.99% interest we are acquiring in our Joint Venture is currently owned 48.00% by Alfons Melohn, Principal of The Melohn Group and .99% by Ezra Beyman, Chairman of Reliance Global Holdings, LLC. We expect that the acquisition of the 48.99% interest in the Initial Portfolio to occur prior to the commencement of this offering.

We have also been granted the option to acquire the remaining 51.01% interest in the Initial Portfolio in exchange for $6.0 million of consideration using proceeds from this offering. The remaining 51.01% interest in the Joint Venture will be owned 42.64% by Alfons Melohn and 8.37% by Ezra Beyman, and we expect they retain their interest until we have acquired those interests using proceeds from this offering. There is no guarantee that we will be successful in completing the acquisition of the remaining interests of the Initial Portfolio.

In the event that this offering results in net proceeds of less than $6.0 million, we will acquire additional interests in our Joint Venture under the same terms in proportion to the amount of capital at our disposal. Any interests that we acquire beyond our initial acquisition of the 48.99% interest will be contingent on either (a) an assumption of the Initial Portfolio’s mortgage loans by us as described below, or (b) approval by the lender of the mortgage loans.

Any acquisition of interest in the Initial Portfolio above 48.99% is subject to us receiving approval from the lender of the current mortgage loans for the Initial Portfolio. If we acquire all of the remaining interest of the Initial Portfolio, we intend to assume the mortgage loans that encumber the properties within the Initial Portfolio in an amount totaling approximately $54.4 million. This assumption is subject to the approval of the lender of the existing mortgage loans. There is no guarantee that we will be successful in obtaining the necessary approvals to acquire additional interests in the Initial Portfolio or in assuming the existing mortgage loans.

Following our acquisition of the 48.99% interest in our Joint Venture, the membership interests in the Joint Venture owned by us (in our capacity as a managing member, the "REIT Member") and the interests owned by Reliance Joint Venture (in its capacity as a managing member, the "Reliance Member") will together represent all of the outstanding economic interests in the Joint Venture.

As owners of a 48.99% interest in a limited liability company, Reliance Property Group, LLC, we have no legal claim to the title of the assets or to revenue of Reliance Property Group, LLC, nor do we have a legal obligation to cover any liability or expense of Reliance Property Group, LLC.

As described below, the REIT Member will have the right to approve certain major decisions made by the Reliance Member with respect to the Property Subsidiaries and the Initial Portfolio. These major decisions relate to, among other things, indebtedness (including the refinancing of the existing loan that encumbers the Initial Portfolio, subject to certain exceptions), expenditures, legal proceedings, tenant bankruptcies, leases, zoning matters, easements, environmental matters and insurance. We have structured the terms of the joint venture agreement in this manner in order to provide both our Company and Reliance Joint Venture with a voice in the management of the Initial Portfolio’s operations.

Membership interests in Reliance Property Group, LLC will not carry a right to vote on any matter voted on by our common shareholders, although membership interests may, under certain circumstances, be redeemed for our common shares.

Rights and Powers of the Members

Under the terms of the joint venture agreement, the Reliance Member and the REIT Member will control all of the business, affairs and operations of the Property Subsidiaries, other than day-to-day management of the properties, which will be performed by our Property Manager, pursuant to the property management agreement. The Reliance Member will have the authority to manage the general affairs of the Property Subsidiaries, though the Reliance Member will not cause the Joint venture or the Property Subsidiaries to take, or omit to take, any of the following actions (“Approval Matters”) without the joint written consent of the REIT Member:

• incur indebtedness (other than trade payables incurred in the ordinary course operation of the business and affairs of the Property Subsidiaries and its subsidiaries); provided that the Reliance Member will be authorized to unilaterally cause the Property Subsidiaries and its subsidiaries to enter into a refinancing transaction for the loan that currently encumbers the Initial Portfolio in the event that a material claim or liability has arisen for either of the existing guarantors of such loan under their guarantees and the Property Subsidiary has not reserved an amount to fully reimburse such claim or liability;

• enter into, amend, modify, extend or terminate any agreement, or otherwise engage in any transaction between the Property Subsidiaries or its subsidiaries, on the one hand, and any affiliate or controlling person of either of the Members, on the other hand;

• amend the operating agreement of Reliance Property Group, LLC

• commit the Joint Venture, or the Property Subsidiaries, as lender, to make or accept, or the making or acceptance by the Joint Venture or Property Subsidiaries as lender of, any loan, and any material modification or amendment thereof or material waiver of any rights thereunder;

• issue guaranties on behalf of the Joint Venture or its subsidiaries of obligations of any other person or entity;

• approve the annual operating budget and any material changes thereto (including the amount of available cash for distribution by the Joint Venture or Property Subsidiaries and any reserves contemplated thereby); provided that in the event that the Members do not jointly approve, then the most recently approved annual operating budget will apply with certain deemed increases or decreases;

• incur or permit or cause the Joint Venture or its subsidiaries to incur any expenditure or take or permit or cause the Joint Venture or its subsidiaries to take any action which is inconsistent with the then approved annual operating budget, subject to certain limited exceptions;

• institute, prosecute, defend or settle any legal, arbitration or administrative actions or proceedings on behalf of the Joint Venture or its subsidiaries with an amount at issue or risk in excess of $250,000 in the aggregate (excluding certain claims arising in the ordinary course of business);

• take or cause the Joint Venture or its subsidiaries to take any action in order to enforce the rights of the Joint Venture or its subsidiaries as (a) landlord under any lease, or (b) seller under any binding agreement of sale for all or any portion of the Initial Portfolio or any direct or indirect interest therein;

• settle any lawsuit or proceeding if the settlement requires a payment in excess of $250,000 or requires an admission of liability on the part of the Joint Venture or its subsidiaries;

• approve or disapprove or cause or permit its subsidiaries to approve or disapprove a creditors’ plan or any bankruptcy or similar proceeding involving any tenant under a lease or any guarantor of a tenant’s obligations under a lease;

• initiate, join in, acquiesce in, or consent to any change in any material private restrictive covenant, zoning law or other public or private restriction, relating to the Initial Portfolio or cause or permit its subsidiaries to do any of the foregoing;

• approve any easement agreements, restrictive covenants or any encumbrances or servitudes to be put on record or affecting the title of the Initial Portfolio’s properties;

• approve of any material or non-ordinary course matters relating to compliance with environmental laws, or regarding any environmental or ecological matter relating to the Initial Portfolio, including selection of consultants in regard thereto and adoption of and implementation of any operation and maintenance program or any other program to remove or otherwise remediate hazardous materials;

• merge or consolidate the Joint Venture with or into any other entity or person;

• file any insurance claim or any insurance settlement involving a claim which could reasonably be expected to exceed $250,000;

• cause the formation of any corporation or other subsidiary entity owned or controlled by the Joint Venture;

• make any significant accounting decision for the Joint Venture which adversely affects a partner;

• designate banks or trust companies (other than those expressly required by the documents relating to the loan that currently encumbers the Initial Portfolio) for the deposit and disbursement of all funds related to the Property Subsidiaries and make any decisions with respect to the maintenance of such funds;

• refrain from making distributions of all then available cash on a monthly basis, or create reserves in excess of the amounts set forth in the then approved annual operating budget;

• change the name of the Joint Venture;

• make material tax elections or decisions on behalf of the Joint Venture or Property Subsidiaries; and

• take any action on behalf of any subsidiary of the Joint Venture, or approve or consent to any action or decision of any subsidiary, which in either case would be an item listed in these bullet points above if such action or decision were made or taken by, or with respect to, the Property Subsidiaries.

Distributions

Under the joint venture agreement, distributions from cash flow from operations will be made to the REIT Member and the Reliance Member on a pari-passu basis.

The operating agreement of the Joint Venture provides that the Joint Venture will distribute cash available for distribution to the members of the Joint Venture at such times and in such amounts as determined by the Managing Members, but in no event less than monthly. Cash available for distribution is calculated as income from the portfolio less operating expenses, with provisions for reasonable and customary reserves as determined by the Managing Members in their discretion, but subject in all cases to the REIT requirements pertaining to the Property Subsidiaries’ assets, income and operations, as described in the joint venture agreement.

To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, it is our intention that the Joint Venture will distribute all cash available for distribution other than reserves on a monthly basis. Any distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, maintenance of our REIT qualification, restrictions on making distributions under Delaware law and such other factors as our board of directors deems relevant. Our earnings and financial condition will be affected by various factors, including rental income from our properties, the property’s operating expenses and any other expenditures. For more information, see “Distribution Policy.”

Transferability of Interests

Member Interests

Without the consent of the REIT Member, the Reliance Member is not able to transfer its membership interest in the Joint Venture. In addition, the Reliance Member will not be able to withdraw as a member of the Joint Venture if, in the judgment of the REIT Member, the withdrawal would cause a default under the loan(s) that currently encumbers the Initial Portfolio

The REIT Member is not able to transfer its membership interest in the Joint Venture except in connection with the following:

• any merger or sale of all or substantially all of the assets or shares of the REIT Partner, or any third-party purchase offer, tender offer or exchange offer in respect of the common shares that has been accepted by the holders of more than 50% of the aggregate outstanding common shares.

• any merger (including a triangular merger), consolidation or other combination with or into another person following the consummation of which the equity holders of the surviving entity are substantially identical to the members of the REIT Partner immediately prior to the consummation;

• a transfer to any person that is a successor to the REIT Member;

• a transfer to any subsidiary of the REIT Member;

• any transaction or series of related or similar transactions in which the membership interests of the REIT Member or its subsidiaries are transferred to one or more subsidiaries of the REIT Member with a view to the distribution of the ownership interests of the transferee subsidiary or subsidiaries to the holders of limited liability company interests associated with the Company; or

• as otherwise expressly permitted under operating agreement of the Joint Venture.

In addition, the REIT Member is not able to withdraw as a Member of the Property Subsidiaries except in connection with the transactions set forth in the first and second bullets points in the paragraph above.

General Provisions Regarding Transfers

In addition, transfers and assignments of membership interests are subject to certain additional restrictions that are designed to prevent certain adverse legal consequences for the Joint Venture and Property Subsidiaries, including if a transfer could cause a default under the loan that currently encumbers the Initial Portfolio.

Indemnification

The Joint Venture will indemnify its partners, as well as its partners’ respective partners, members, shareholders, officers, directors, trust managers, representatives, advisors and agents (each an “indemnitee”) from and against any and all losses, claims, expenses and other amounts arising from any and all legal proceedings instituted by any persons other than the indemnitee seeking indemnification under the operating agreement and that relate to the operations of the Property Subsidiaries (other than those instituted by a lender pursuant to a recourse guaranty), unless it is established that the act or omission of such indemnitee caused the matter giving rise to the proceeding and was the result of gross negligence, willful misconduct, fraud, or a material breach of the joint venture agreement (including without limitation a material breach of the implied contractual covenant of good faith and fair dealing).

DESCRIPTION OF OUR COMMON SHARES

The following descriptions of our common shares, certain provisions of Delaware law and certain provisions of our certificate of formation and operating agreement, which will be in effect upon consummation of this offering, are summaries and are qualified by reference to Delaware law, our certificate of formation and our operating agreement, copies of which are filed as exhibits to the offering statement of which this offering circular is a part. See “Where You Can Find More Information.”

General

We are a Delaware limited liability company organized on September 13, 2017 under the Delaware Limited Liability Company Act, or the Delaware LLC Act, issuing limited liability company interests. The limited liability company interests in our company will be denominated in common shares of limited liability company interests, or common shares, and, if created in the future, preferred shares of limited liability company interests, or preferred shares. Our operating agreement provides that we may issue an unlimited number of common shares with the approval of our Manager and without shareholder approval.

All of the common shares offered by this offering circular will be duly authorized and validly issued. Upon payment in full of the consideration payable with respect to the common shares, as determined by our Manager, the holders of such shares will not be liable to us to make any additional capital contributions with respect to such shares (except for the return of distributions under certain circumstances as required by Sections 18-215, 18-607 and 18-804 of the Delaware LLC Act). Holders of common shares have no conversion, exchange, sinking fund or appraisal rights, no pre-emptive rights to subscribe for any securities of our company and no preferential rights to distributions.

We intend to have a December 31st fiscal and tax year end for financial reporting and federal income tax purposes.

Distributions

We expect to declare dividends beginning in the fourth quarter of 2017. Once we begin to make distributions, we expect that our Board will declare and make them on a quarterly basis, or less frequently as determined by our Board. Any distributions we make will be at the discretion of our Board, and will be based on, among other factors, our present and reasonably projected future cash flow. We expect that our Board will set the rate of distributions at a level that will be reasonably consistent and sustainable over time. Shareholders will be entitled to declared distributions on each of their shares from the time the shares are issued to the shareholder.

Although our goal is to fund the payment of distributions solely from cash flow from operations, we may pay distributions from other sources, including the net proceeds of this offering, if any, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities. However, we currently have no agreements regarding cash advances, waivers, borrowings or the sale or issuance of additional securities and there can be no assurance that we will be able to raise additional funds for distributions. If we fund distributions from financings or the net proceeds from this offering, we will have less funds available for investment in real estate properties and other investments. Further, because we may receive income at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund expenses, we expect that during the early stages of our operations and from time to time thereafter, we may declare distributions in anticipation of cash flow that we expect to receive during a later period and these distributions would be paid in advance of our actual receipt of these funds. In these instances, we expect to look to third party borrowings, our offering proceeds or other sources to fund our distributions. We currently do not have agreements for any such third party borrowings or from other sources. Additionally, we will make certain payments to our Manager for services provided to us. See “Management Compensation.” Such payments will reduce the amount of cash available for distributions.

We are not prohibited from distributing our own securities in lieu of making cash distributions to shareholders. The receipt of our securities or assets in lieu of cash distributions may cause shareholders to incur transaction expenses in liquidating the securities or assets.

Our distributions will constitute a return of capital to the extent that they exceed our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder’s adjusted tax basis in the holder’s shares, and to the extent that it exceeds the holder’s adjusted tax basis will be treated as gain resulting from a sale or exchange of such shares.

Voting Rights

Our common shareholders will have voting rights only with respect to certain matters, as described below. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of common shareholders. Generally, matters to be voted on by our shareholders must be approved by a majority of the votes cast by all common shares present in person or represented by proxy. Our operating agreement provides that special meetings of shareholders may be called by our board of directors, Chairman, chief executive officer or President.

The affirmative vote of the holders of not less than a majority of the common shares then issued and outstanding shall be required for: (i) any amendment to our operating agreement that would adversely change the rights of the common shares; (ii) a disposition by the Company of all or substantially all the Company’ interests by merger, consolidation, sale of assets or membership interests, liquidation, dissolution, winding up or otherwise); (iii) except as provided in the operating agreement, mergers, consolidations or conversions of the Company; (iv) the termination and winding up of the Company, following an election by the Board of Directors to terminate the Company; (v) the election of a director nominee; and (vi) all such other matters as the Board of Directors, in its sole discretion, determines shall require the approval of the holders of the then outstanding common shares voting as a separate class. Removal of our Manager for “cause” as defined in the operating agreement with require board approval and approval of the holders representing two-thirds of the then outstanding common shares.

General Procedures

Public Announcements; Notices. In the case of specified dispositions, we will publicly announce or otherwise provide specified information to holders of common shares.

Fractional Shares. Our Manager will not have to issue or deliver any fractional shares to any holder of common shares upon any distribution in common shares. Instead of issuing fractional shares, we will pay cash for the fractional share in an amount equal to the fair market value of the fractional share, without interest.

Payment of Taxes. If any person exchanging a certificate representing common shares wants us to issue a certificate in a different name than the registered name on the old certificate, that person must pay any transfer or other taxes required by reason of the issuance of the certificate in another name or establish, to the satisfaction of us or our agent, that the tax has been paid or is not applicable.

Preferred Shares

Section 215(e) of the Delaware LLC Act also specifically authorizes the creation of ownership interests of different classes of limited liability company interests, having such relative rights, powers and duties as the limited liability company agreement may provide, and may make provision for the future creation in the manner provided in the limited liability company agreement of additional classes of membership interests. Our board of directors may provide for the issuance from time to time of an unlimited amount of one or more classes or series of preferred shares of limited liability company interests, which we refer to as preferred shares. As of the date of this offering circular, no preferred shares are outstanding and we have no current plans to issue any preferred shares.

Transfer Agent and Registrar

As of the date of this offering circular, we have not engaged a transfer agent, and do not intend to engage a transfer agent until such time as we are required to do so in order to satisfy the conditional exemption contained in Rule 12g5-1(a)(7) of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Operating Agreement

Organization and Duration

We were formed on September 13, 2017 as Reliance Real Estate Trust, LLC, a Delaware limited liability company, and will remain in existence until dissolved in accordance with our operating agreement.

Purpose

Under our operating agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreement relating to such business activity.

Manager

•	Our operating agreement designates Reliance Real Estate Advisors, LLC, as our Manager. Our Manager will not have any distribution, redemption, conversion or liquidation rights by virtue of its status as our Manager.

•	Our operating agreement further provides that our Manager, in exercising its rights in its capacity as our Manager, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our shareholders To the maximum extent permitted by applicable law, the Manager shall not have any duty (including any fiduciary duty) to the Company, and its shareholders, including any fiduciary duty associated with self-dealing or corporate opportunities, provided that this shall not in any way reduce or otherwise limit other obligations, if any, as are required by applicable laws.

No Fiduciary Relationship with our Manager

Our Manager will perform its duties and responsibilities pursuant to our operating agreement, which will include investment, advisory, origination, acquisition, offering, asset management, accounting and administrative, shareholder, financing and disposition services. Our Manager maintains a contractual, as opposed to a fiduciary, relationship, with us and our shareholders. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities.

Board of Directors

The business and affairs of the Company and shall be managed by a Board of Directors which shall have full, complete and exclusive authority, power and discretion to manage and control the business, affairs and/or properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the business of the Company. The number of directors shall be not less than one nor more than thirteen, as shall be determined by the Board of Directors from time to time. No vacancy caused by the resignation, death or removal of a director may be filled without the written consent of the Manager. Newly created director positions resulting from an increase in the number of directors on the Board of Directors for any reason may be filled by the Manager.

Members

Except as otherwise provided by applicable law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member. Members may not be expelled from or removed as members of the Company. Members shall not have any right to resign from the Company; provided, that when a transferee of a member’s shares becomes a record holder of such shares, such transferring member shall cease to be a member of the Company with respect to the shares so transferred. No Member shall be entitled to the withdrawal or return of its capital contribution, except to the extent, if any,that distributions made pursuant to the operating agreement or upon dissolution or termination of the Company may be considered as such by law. Any member may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company.

Indemnification of our Manager and Others

The Company shall indemnify and hold harmless directors, officers, the manager, employees or other persons for any claim arising out of such entity’s or person’s relationship to the Company, as applicable, to the fullest extent permitted by applicable law. .

Amendments

Our operating agreement may be amended by our board of directors without approval of the members as to the following: a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company; the admission, substitution, withdrawal or removal of members; a change that the Board of Directors determines to be necessary to qualify as a limited liability company and as a REIT; a change that, in the sole discretion of the Board of Directors, it determines (i) does not adversely affect the members in any material respect, (ii) to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, to facilitate the trading of the shares or comply with any rule, regulation, guideline or requirement of any National Securities Exchange; in connection with action taken by the Board of Directors pursuant to the operating agreement, (v) are necessary to preserve the Manager’s right to appoint, remove or nominate directors, set the number of directors or fill vacancies on the Board of Directors; a change in the fiscal year or taxable year; an amendment, based on the advice of counsel, to be necessary or appropriate to prevent the Company or its directors and officers from being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended; an amendment that the Board of Directors determines to be necessary or appropriate in connection with the issuance of any additional common shares, the establishment or creation or issuance of any class or series of shares pursuant to this Agreement and the admission of additional members; an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with this Agreement; an amendment necessary or appropriate for the formation by the Company of, or investment by the Company in, any corporation, partnership, joint venture, limited liability company or other entity; a merger, conversion or conveyance; or any other amendments substantially similar to the foregoing.

No provision of the operating agreement that establishes a percentage of outstanding shares required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the affirmative vote of holders of the outstanding shares whose aggregate outstanding shares constitute not less than the voting requirement sought to be reduced.

No amendment to the operating agreement may (i) enlarge the obligations of any member without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 15(c), (ii) change dissolution provisions, or (iii) change the term of the Company.

Any amendment that would have a material adverse effect on the rights or preferences of any class or series of shares in relation to other classes or series of shares must be approved by the holders of a majority of the outstanding shares of the class or series affected.

Termination

We will continue as a limited liability company until terminated under our operating agreement. We will dissolve upon: (1) the election of our Board of Directors that is separately approved by the affirmative vote of the holders of not less than a majority of the common shares then outstanding to dissolve us; (2) the sale, exchange or other disposition of all or substantially all of our assets; (3) the entry of a decree of judicial dissolution of our company; or (4) at any time that we no longer have any shareholders, unless our business is continued in accordance with Delaware law.

Restrictions on Ownership and Transfer

Our operating agreement, subject to certain exceptions, contains restrictions on the number and value of our common shares and the number and value of shares of our company that a person may own. Our operating agreement provides that generally no person may own, or be deemed to own by virtue of certain attribution provisions of the Code, either more than 9.8% in value or in number of our common shares, whichever is more restrictive, or more than 9.8% in value or in number of our shares, whichever is more restrictive. Accordingly, no person may own, or be deemed to own, more than 9.8% in value or in number of our shares, whichever is more restrictive.

Our Board of Directors may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular shareholder if the shareholder’s ownership in excess of the ownership limit would not result in our company being “closely held” within the meaning of Section 856(h) of the Code.

Redemption

At any time following the initial closing of an initial public offering, the Board of Directors, in its sole discretion, may, subject to the availability of assets legally available therefor and the preferential rights, if any, of holders of any other class of shares of the Company, redeem, on a pro rata basis, all of the outstanding common shares in exchange for all of the shares of common stock of, or partnership, limited liability company or other equity interests that together hold all of the assets and liabilities of the Company.

Distribution or Redemption in Connection with Certain Significant Transactions.

In the event of a disposition by the Company of all or substantially all the Company’ interests, whether held directly or through subsidiaries of the Company, of which the Company is not a majority owner (whether by merger, consolidation, sale of assets or stock, liquidation, dissolution, winding up or otherwise) (a “Significant Transaction”), the Company shall, no later than the first business day following the end of the 10 trading day period beginning on the 15th trading day following the consummation of such disposition, declare and pay a distribution and/or effect a redemption, as the Board of Directors, in its sole discretion, shall elect. Notwithstanding the preceding sentence, the Company shall be under no obligation to declare and pay and/or effect a distribution or redemption (i) in connection with a spin off or similar disposition of the Company’ entire interests to the holders of common shares, including any such disposition that is made in connection with a Board redemption, or (ii) in connection with the termination of the Company.

Authorized but Unissued Shares

Our operating agreement authorizes us to issue additional common shares or other securities of our company for the consideration and on the terms and conditions established by our Board of Directors without the approval of our shareholders. Our Board is authorized to provide for the issuance of an unlimited amount of one or more classes or series of shares of our company, including preferred shares, and to fix the number of shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series. Our ability to issue additional shares and other securities could render more difficult or discourage an attempt to obtain control over us by means of a tender offer, merger or otherwise.

Delaware Business Combination Statute—Section 203

We are a limited liability company organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control. Section 203 of the DGCL, which restricts certain business combinations with interested shareholders in certain situations, does not apply to limited liability companies unless they elect to utilize it. Our operating agreement does not currently elect to have Section 203 of the DGCL apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction by which that person became an interested shareholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder, and an interested shareholder is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of voting shares. Our Board of Directors may elect to amend our operating agreement at any time to have Section 203 apply to us.

Reports to Shareholders

Our operating agreement requires that we prepare an annual report and deliver it to our common shareholders within 120 days after the end of each fiscal year.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary discusses the U.S. Federal income tax considerations associated with our qualification and taxation as a REIT and the acquisition, ownership and disposition of our common shares. This summary is based upon the Code, Treasury regulations promulgated under the Code, which we refer to as the Treasury Regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this offering circular, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. Any such change could affect the validity of this discussion.

This discussion applies only to prospective investors that are “U.S. holders”. For purposes of this discussion, a “U.S. holder” is a beneficial owner of our common shares that is, for United States federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation created in, or organized under the law of, the United States any state thereof or the District of Columbia; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. This discussion does not address (i) U.S. federal taxes other than income taxes or (ii) state, local or non-U.S. taxes. In addition, this discussion does not purport to address the U.S. federal income or other tax considerations applicable to holders of our common shares that are subject to special treatment under U.S. federal income tax law, including, for example:

●	financial institutions;

●	partnerships or entities treated as partnerships for U.S. federal income tax purposes and investors therein, S corporations or other pass-through entities;

●	insurance companies;

●	pension plans or other tax-exempt organizations, except to the extent discussed below;

●	dealers in securities or currencies;

●	traders in securities that elect to use a mark to market method of accounting;

●	persons that hold our common shares as part of a straddle, hedge, constructive sale or conversion transaction;

●	regulated investment companies;

●	REITs;

●	certain U.S. expatriates;

●	persons whose “functional currency” is not the U.S. dollar;

● ●	persons who acquired our common shares through the exercise of an employee stock option or otherwise as compensation; and persons subject to the alternative minimum tax.

No ruling on the U.S. federal, state, or local tax considerations relevant to our operation or to the purchase, ownership or disposition of our shares, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. In addition, this summary assumes that security holders hold our common shares as a capital asset, which generally means as property held for investment.

Prospective investors are urged to consult their tax advisors in order to determine the U.S. federal, state, local and other tax consequences to them of the purchase, ownership and disposition of our shares, the tax treatment of a REIT and the effect of potential changes in the applicable tax laws.

Taxation as a REIT

We intend to elect and qualify to be taxed as a REIT under the applicable provisions of the Code and the Treasury Regulations promulgated thereunder commencing with our taxable year ending December 31, 2018. Furthermore, we intend to continue operating as a REIT so long as our Manager determines that REIT qualification remains in our best interest. However, we cannot assure you that we will meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.

In brief, a corporation that complies with the provisions in Code Sections 856 through 860, and qualifies as a REIT generally is not taxed on its net taxable income to the extent such income is currently distributed to shareholders, thereby completely or substantially eliminating the “double taxation” that a corporation and its shareholders generally bear together. However, as discussed in greater detail below, a corporation could be subject to U.S. federal income tax in some circumstances even if it qualifies as a REIT and would likely suffer adverse consequences, including reduced cash available for distribution to its shareholders, if it failed to qualify as a REIT.

Therefore, we cannot assure you that our actual operating results allow us to satisfy the applicable requirements to qualify as a REIT under U.S. federal income tax laws in any taxable year.

Taxation of REITs in General

As discussed below, REITs are generally subject to federal income tax to the extent of any undistributed “REIT taxable income”. The term “REIT taxable income” means the taxable income as computed for a corporation which is not a REIT:

●	without the deductions allowed by Code Sections 241 through 247, and 249 (relating generally to the deduction for dividends received);

●	excluding amounts equal to: the net income from foreclosure property and the net income derived from prohibited transactions;

●	deducting amounts equal to: the net loss from foreclosure property, the net loss derived from prohibited transactions, the tax imposed by Code Section 857(b)(5) upon a failure to meet the 95% or the 75% Gross Income Tests, as defined in “— REIT Qualification Tests — Asset Tests,” the tax imposed by Code Section 856(c)(7)(C) upon a failure to meet the quarterly Asset Tests, as defined in “— REIT Qualification Tests — Asset Tests,” the tax imposed by Code Section 856(g)(5) for otherwise avoiding REIT disqualification, and the tax imposed by Code Section 857(b)(7) on redetermined rents, redetermined deductions and excess interest;

●	deducting the amount of dividends paid under Code Section 561, computed without regard to the amount of the net income from foreclosure property (which is excluded from REIT taxable income); and

●	without regard to any change of annual accounting period pursuant to Code Section 443(b).

In any year in which we qualify as a REIT and have a valid election in place, we will claim deductions for the dividends we pay to the shareholders, and therefore will not be subject to U.S. federal income tax on that portion of our taxable income or capital gain which is distributed to our shareholders.

Although we can eliminate or substantially reduce our U.S. federal income tax liability by maintaining our REIT qualification and paying sufficient dividends, we will be subject to U.S. federal tax in the following circumstances:

●	We will be taxed at normal corporate rates on any undistributed REIT taxable income or net capital gain.

●	If we fail to satisfy either the 95% Gross Income Test or the 75% Gross Income Test (each of which is described below), but our failure is due to reasonable cause and not willful neglect, and we therefore maintain our REIT qualification, we will be subject to a tax equal to the product of (a) the amount by which we failed the 75% or 95% Gross Income Test (whichever amount is greater) multiplied by (b) a fraction which is our taxable income over our gross income determined with certain modifications.

●	We will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed under this formula and the amount actually distributed and would not be deductible by us.

●	We may be subject to the corporate “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

●	If we have net income from prohibited transactions such income would be subject to a 100% tax. See the section entitled “— REIT Qualification Tests — Prohibited Transactions” below.

●	We will be subject to U.S. federal income tax at the highest corporate rate on any non-qualifying income from foreclosure property, although we will not own any foreclosure property unless we make loans or accept purchase money notes secured by interests in real property and foreclose on the property following a default on the loan, or foreclose on property pursuant to a default on a lease.

●	If we fail to satisfy any of the Asset Tests, as described below, other than a failure of the 5% or 10% REIT assets tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate (currently 35%) by the net income generated by the non-qualifying assets during the period in which we failed to satisfy the Asset Tests, as described below.

●	If we fail to satisfy any other provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

●	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our shareholders. Such penalties would not be deductible by us.

●	If we acquire any asset from a corporation that is subject to full corporate-level U.S. federal income tax in a transaction in which our basis in the asset is determined by reference to the transferor corporation’s basis in the asset, and we recognize gain on the disposition of such an asset for up to a 10-year period beginning on the date we acquired such asset, then the excess of the fair market value as of the beginning of the applicable recognition period over our adjusted basis in such asset at the beginning of such recognition period will be subject to U.S. federal income tax at the highest regular corporate U.S. federal income tax rate. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

●	A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm’s-length terms.

●	The earnings of our subsidiaries that are C corporations, including any subsidiary we may elect to treat as a TRS will generally be subject to U.S. federal corporate income tax.

●	We may elect to retain and pay income tax on our net capital gain. In that case, a shareholder would include his, her or its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the shareholder) in his, her or its income as long-term capital gain, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for his, her or its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the shareholder’s basis in our common shares. Shareholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

In addition, notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including state and local income, property, payroll and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

REIT Qualification Tests

Organizational Requirements. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for its qualification as a REIT;

(4)	that is neither a financial institution nor an insurance company;

(5)	that meets the gross income, asset and annual distribution requirements;

(6)	the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a short taxable year;

(7)	generally in which, at any time during the last half of each taxable year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified entities);

(8)	that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT; and

(9)	that uses a calendar year for U.S. federal income tax purposes.

Organizational requirements (1) through (5) must be met during each taxable year for which REIT qualification is sought, while conditions (6) and (7) do not have to be met until after the first taxable year for which a REIT election is made. We intend to adopt December 31 as our year end, thereby satisfying condition (9).

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. A REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, and will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT. Thus, our pro rata share of the assets and items of income of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which we own an interest is treated as our assets and items of income for purposes of the Asset Tests and Gross Income Tests (each as defined below).

We expect to control our subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a Gross Income Test or Asset Test (each as defined below), and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own certain assets through subsidiaries that we intend to be treated as “qualified REIT subsidiaries.” A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a TRS, as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for purposes of the Asset Tests and Gross Income Tests (each as defined below). A qualified REIT subsidiary is not subject to U.S. federal income tax, but may be subject to state or local tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “— Asset Tests.”

We may from time to time own certain assets through entities that we wholly own and which are disregarded as separate from us for U.S. federal income tax purposes. If a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another one of our disregarded subsidiaries), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the Asset and Gross Income Tests, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Income Tests.”

Ownership of Interests in TRSs. We expect to own an interest in one or more TRSs or may acquire securities in additional TRSs in the future. A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS. Other than some activities relating to lodging and health care facilities, a TRS generally may engage in any business, including investing in assets and engaging in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT. We may form one or more TRS in order to facilitate the acquisition of lodging facilities. It is our intention to lease all acquired lodging facilities to such TRSs, or their subsidiaries.

A TRS is subject to U.S. federal income tax as a regular C corporation. In addition, if certain tests regarding the TRS’s debt-to-equity ratio are not satisfied, a TRS generally may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). A REIT’s ownership of securities of a TRS is not subject to the 5% or 10% Asset Tests described below. However, no more than 25% of the gross value of a REIT’s assets may be comprised of securities of one or more TRS. See “— Asset Tests.”

Share Ownership Requirements

The common shares and any other stock we issue must be held by a minimum of 100 persons (determined without attribution to the owners of any entity owning our stock) for at least 335 days in each full taxable year, proportionately adjusted for partial taxable years. In addition, we cannot be “closely held,” which means that at all times during the second half of each taxable year, no more than 50% in value of our stock may be owned, directly or indirectly, by five or fewer individuals (determined by applying certain attribution rules under the Code to the owners of any entity owning our stock) as specifically defined for this purpose. However, these two requirements do not apply until after the first taxable year an entity elects REIT status.

Our operating agreement contains certain provisions intended, among other purposes, to enable us to meet requirements (6) and (7) above. First, subject to certain exceptions, our operating agreement provides that no person may beneficially or constructively own (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of our outstanding shares of stock or not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock, as well as in certain other circumstances. See the section entitled “Description of Shares — Restrictions on Ownership of Shares” in this offering circular. Our operating agreement also contains provisions requiring each holder of our shares to disclose, upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with the requirements of the Code. Furthermore, shareholders failing or refusing to comply with our disclosure request will be required, under Treasury Regulations promulgated under the Code, to submit a statement of such information to the IRS at the time of filing their annual income tax returns for the year in which the request was made.

Asset Tests

At the close of each calendar quarter of the taxable year, we must satisfy four tests based on the composition of our assets, or the Asset Tests. After initially meeting the Asset Tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of our assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure generally can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any noncompliance.

75% Asset Test. At least 75% of the value of our assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities, which we refer to as the 75% Asset Test. Real estate assets include (1) real property (including interests in real property and interests in mortgages on real property), (2) shares in other qualifying REITs and (3) any property (not otherwise a real estate asset) attributable to the temporary investment of “new capital” in stock or a debt instrument, but only for the one-year period beginning on the date we received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by us in exchange for our stock (other than amounts received pursuant to our distribution reinvestment program) or in a public offering of debt obligations that have a maturity of at least five years. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below under “— 25% Asset Test.”

We do not currently own interests in real properties but we intend to own such interests in the future. In addition, we intend to invest funds not used to acquire properties in cash sources, “new capital” investments or other liquid investments which allow us to continue to qualify under the 75% Asset Test. Therefore, our investment in real properties should constitute “real estate assets” and should allow us to meet the 75% Asset Test.

25% Asset Test. Except as described below, the remaining 25% of our assets generally may be invested, subject to certain restrictions, which we refer to as the 25% Asset Test. If we invest in any securities that do not qualify under the 75% Asset Test, such securities may not exceed either (1) 5% of the value of our assets as to any one issuer; or (2) 10% of the outstanding securities by vote or value of any one issuer. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including but not limited to any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, a partnership interest held by a REIT is not considered a “security” for purposes of the 10% value test; instead, the REIT is treated as owning directly its proportionate share of the partnership’s assets, which is based on the REIT’s proportionate interest in any securities issued by the partnership (disregarding for this purpose the general rule that a partnership interest is not a security), but excluding certain securities described in the Code.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).We believe that our holdings of real estate assets and other securities will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis.

A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer representing more than 5% of the total value of the REIT’s assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT qualification for failing to satisfy these 5% or 10% asset tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (1) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, or (2) $10 million; provided, however, that in either case the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Treasury), or otherwise meets the requirements of those rules by the end of that period.

If a REIT fails to meet any of the asset test requirements for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if (1) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with regulations prescribed by the Treasury; (2) the failure was due to reasonable cause and not to willful neglect; (3) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (4) the REIT pays a tax on the failure equal to the greater of (1) $50,000, or (2) an amount determined (under regulations) by multiplying (x) the highest rate of tax for corporations under Code Section 11, by (y) the net income generated by the assets that caused the failure for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).

Income Tests

For each calendar year, we must satisfy two separate tests based on the composition of our gross income, as defined under our method of accounting, or the Gross Income Tests.

75% Gross Income Test. At least 75% of our gross income for the taxable year (excluding gross income from prohibited transactions) must result from (1) rents from real property, (2) interest on obligations secured by mortgages on real property or on interests in real property, (3) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business, (4) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (5) other specified investments relating to real property or mortgages thereon, and (6) for a limited time, temporary investment income (as described under the 75% Asset Test above). We refer to this requirement as the 75% Gross Income Test. We intend to invest funds not otherwise invested in real properties in cash sources or other liquid investments which will allow us to qualify under the 75% Gross Income Test.

95% Gross Income Test. At least 95% of our gross income (excluding gross income from prohibited transactions) for the taxable year must be derived from (1) sources which satisfy the 75% Gross Income Test, (2) dividends, (3) interest, or (4) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business. We refer to this requirement as the 95% Gross Income Test. It is important to note that dividends and interest on obligations not collateralized by an interest in real property qualify under the 95% Gross Income Test, but not under the 75% Gross Income Test. We intend to invest funds not otherwise invested in properties in cash sources or other liquid investments which will allow us to qualify under the 95% Gross Income Test.

Rents from Real Property. Income attributable to a lease of real property generally will qualify as “rents from real property” under the 75% Gross Income Test and the 95% Gross Income Test if such lease is respected as a true lease for U.S. federal income tax purposes (see “— Characterization of Property Leases”) and subject to the rules discussed below. Rent from a particular tenant will not qualify if we, or an owner of 10% or more of our stock, directly or indirectly, owns 10% or more of the voting stock or the total number of shares of all classes of stock in, or 10% or more of the assets or net profits of, the tenant (subject to certain exceptions). As described below, we expect that amounts received from TRSs we may form to facilitate our acquisition of lodging facilities will satisfy the conditions of the exception for rents received from a TRS with the result that such amounts will be considered rents from real property. The portion of rent attributable to personal property rented in connection with real property will not qualify, unless the portion attributable to personal property is 15% or less of the total rent received under, or in connection with, the lease.

Generally, rent will not qualify if it is based in whole, or in part, on the income or profits of any person from the underlying property. However, rent will not fail to qualify if it is based on a fixed percentage (or designated varying percentages) of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits.

If a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds 1% of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is 1% or less of the total amount received by us with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” However, this rule generally will not apply if such services are provided to tenants through an independent contractor from whom we derive no revenue, or through a TRS. Our intention is that any services to be provided are those usually or customarily rendered in connection with the rental of space, and therefore, providing these services will not cause the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% Gross Income Test (and the 95% Gross Income Test described below). Our Manager intends to hire qualifying independent contractors or to utilize our TRSs to render services which it believes, after consultation with our tax advisors, are not usually or customarily rendered in connection with the rental of space.

In addition, we have represented that, with respect to our leasing activities, we will not (1) charge rent for any property that is based in whole or in part on the income or profits of any person (excluding rent based on a percentage of receipts or sales, as described above), (2) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease, or (3) enter into any lease with a related party tenant.

Amounts received as rent from a TRS are not excluded from rents from real property by reason of the related party rules described above, if the activities of the TRS and the nature of the properties it leases meet certain requirements, and if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease.

The TRSs will pay regular corporate tax rates on any income they earn from the lease of our properties, as well as any other income they earn. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants whose terms are not on an arm’s-length basis.

Dividend Income. We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividends to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% Gross Income Test, but not the 75% Gross Income Test. Any dividends received by us from a REIT will be qualifying income for purposes of both the 95% and 75% Gross Income Tests.

We will monitor the amount of the dividend and other income from our TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the Gross Income Tests. Although we intend to take these actions to prevent a violation of the Gross Income Tests, we cannot guarantee that such actions prevent such a violation in all cases.

Foreclosure Property. Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum U.S. federal corporate tax rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% Gross Income Test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. If we believe we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% Gross Income Test, we intend to elect to treat the related property as foreclosure property.

Satisfaction of the Gross Income Tests. Our share of income from the properties primarily will give rise to rental income and gains on sales of the properties, substantially all of which generally will qualify under the 75% Gross Income and 95% Gross Income Tests. Our anticipated operations indicate that it is likely that we will have little or no non-qualifying income to cause adverse U.S. federal income tax consequences.

As described above, we may establish one or more TRS with which we could enter into leases for any properties in which we may invest. The gross income generated by our TRSs would not be included in our gross income. However, we would realize gross income from these subsidiaries in the form of rents. In addition, any dividends from our TRSs to us would be included in our gross income and qualify for the 95% Gross Income Test, but not the 75% Gross Income Test.

If we fail to satisfy either the 75% Gross Income or 95% Gross Income Tests for any taxable year, we may retain our qualification as a REIT for such year if we satisfy the IRS that (i) the failure was due to reasonable cause and not due to willful neglect, (ii) we attach to our return a schedule describing the nature and amount of each item of our gross income, and (iii) any incorrect information on such schedule was not due to fraud with intent to evade U.S. federal income tax. If this relief provision is available, we would remain subject to tax equal to the greater of the amount by which we failed the 75% Gross Income Test or the 95% Gross Income Test, as applicable, multiplied by a fraction meant to reflect our profitability.

Annual Distribution Requirements

In addition to the other tests described above, we are required to distribute dividends (other than capital gain dividends) to our shareholders each year in an amount at least equal to the excess of: (1) the sum of: (a) 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding net capital gain); and (b) 90% of the net income (after tax) from foreclosure property; less (2) the sum of some types of items of non-cash income. Whether sufficient amounts have been distributed is based on amounts paid in the taxable year to which they relate, or in the following taxable year if we: (1) declared a dividend before the due date of our tax return (including extensions); (2) distribute the dividend within the 12-month period following the close of the taxable year (and not later than the date of the first regular dividend payment made after such declaration); and (3) file an election with our tax return. Additionally, dividends that we declare in October, November or December in a given year payable to shareholders of record in any such month will be treated as having been paid on December 31st of that year so long as the dividends are actually paid during January of the following year. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. However, distributions in excess of a REIT’s current and accumulated earnings and profits will constitute a return of capital, to the extent of a shareholder’s adjusted U.S. federal income tax basis in its shares, and then capital gain, not a dividend. If we fail to meet the annual distribution requirements as a result of an adjustment to our U.S. federal income tax return by the IRS, or under certain other circumstances, we may cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period.

If we do not distribute 100% of our REIT taxable income, we will be subject to U.S. federal income tax on the undistributed portion. We also will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year and avoid the excise tax, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed and the amount actually distributed and would not be deductible by us.

We intend to pay sufficient dividends each year to satisfy the annual distribution requirements and avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. It is possible that we may not have sufficient cash or other liquid assets to meet the annual distribution requirements due to tax accounting rules and other timing differences.

We will closely monitor the relationship between our REIT taxable income and cash flow, and if necessary to comply with the annual distribution requirements, will attempt to borrow funds to fully provide the necessary cash flow or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends.

Failure to Qualify

If we fail to qualify as a REIT in any taxable year, we may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, or to the extent we fail to distribute 100% of our REIT taxable income, we will not be able to deduct our dividends and will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, thereby reducing cash available for distributions. In such event, all distributions to shareholders (to the extent of our current and accumulated earnings and profits) will be taxable as ordinary dividend income. This “double taxation” results from our failure to qualify as a REIT. Unless entitled to relief under specific statutory provisions, we will not be eligible to elect REIT qualification for the four taxable years following the year during which qualification was lost.

Recordkeeping Requirements

We are required to maintain records and request on an annual basis information from specified shareholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.

Prohibited Transactions

As discussed above, we will be subject to a 100% U.S. federal income tax on any net income derived from “prohibited transactions.” Net income derived from prohibited transactions arises from the sale or exchange of property held for sale to customers in the ordinary course of our business which is not foreclosure property. There is an exception to this rule for the sale of property that:

●	is a real estate asset under the 75% Asset Test;

●	generally has been held for at least two years;

●	has aggregate expenditures which are includable in the basis of the property not in excess of 30% of the net selling price;

●	in some cases, was held for production of rental income for at least two years;

●	in some cases, substantially all the marketing and development expenditures were made through an independent contractor; and

●	when combined with other sales in the year, either does not cause the REIT to have made more than seven sales of property during the taxable year (excluding sales of foreclosure property or in connection with an involuntary conversion) or occurs in a year when the REIT disposes of less than 10% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property).

Although we may eventually sell each of the properties, our primary intention in acquiring and operating the properties is the production of rental income and we do not expect to hold any property for sale to customers in the ordinary course of our business. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates. As a general matter, any condominium conversions we might undertake must satisfy these restrictions to avoid being “prohibited transactions,” which will limit the annual number of transactions. See “— Ownership of Interests in TRSs.”

Characterization of Property Leases

We may purchase either new or existing properties and lease them to tenants. Our ability to claim certain tax benefits associated with ownership of these properties, such as depreciation, would depend on a determination that the lease transactions are true leases, under which we would be the owner of the leased property for U.S. federal income tax purposes. If, however, the IRS were to recharacterize our leases as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that we receive from the lessees would not be considered rent and might not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we would not be able to satisfy either the 75% or 95% Gross Income Tests and, as a result, could lose our REIT qualification.

Taxation of Shareholders

Taxation of Taxable Shareholders. As long as we qualify as a REIT, distributions paid to our shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or qualified dividend income) will be ordinary income. Generally, for purposes of this discussion, a “shareholder” is a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States for U.S. federal income tax purposes;

●	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under current Treasury Regulations to be treated as a U.S. person.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds our common shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common shares should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our common shares by the partnership.

Distributions in excess of current and accumulated earnings and profits are treated first as a tax-deferred return of capital to the shareholder, reducing the shareholder’s tax basis in his, her or its common shares by the amount of such distribution, and then as capital gain. Because our earnings and profits are reduced for depreciation and other non-cash items, it is possible that a portion of each distribution will constitute a tax-deferred return of capital. Additionally, because distributions in excess of earnings and profits reduce the shareholder’s basis in our common shares, this will increase the shareholder’s gain, or reduce the shareholder’s loss, on any subsequent sale of the common shares.

Distributions that are designated as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder that receives such distribution has held its common shares. However, corporate shareholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income. We also may decide to retain, rather than distribute, our net capital gain and pay any tax thereon. In such instances, shareholders would include their proportionate shares of such gain in income as long-term capital gain, receive a credit on their returns for their proportionate share of our tax payments, and increase the tax basis of their common shares by the after-tax amount of such gain.

With respect to shareholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate shareholders as capital gain, provided that the shareholder has held the common shares with respect to which the distribution is made for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which such common shares became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by us during such taxable year from C corporations (including any TRSs);
(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and
(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a regular, domestic C corporation, such as any TRSs, and specified holding period and other requirements are met.

Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a shareholder’s current or suspended passive losses. Corporate shareholders cannot claim the dividends received deduction for such dividends unless we lose our REIT qualification. Although shareholders generally will recognize taxable income in the year that a distribution is received, any distribution we declare in October, November or December of any year and is payable to a shareholder of record on a specific date in any such month will be treated as both paid by us and received by the shareholder on December 31st of the year it was declared even if paid by us during January of the following calendar year. Because we are not a pass-through entity for U.S. federal income tax purposes, shareholders may not use any of our operating or capital losses to reduce their tax liabilities.

We have the ability to declare a large portion of a dividend in common shares. As long as a portion of such dividend is paid in cash (which portion can be as low as 20%) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, shareholders will be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our stock. In general, any dividend on shares of our preferred stock will be taxable as a dividend, regardless of whether any portion is paid in stock.

In general, the sale of our common shares held for more than 12 months will produce long-term capital gain or loss. All other sales will produce short-term gain or loss. In each case, the gain or loss is equal to the difference between the amount of cash and fair market value of any property received from the sale and the shareholder’s basis in the common shares sold. However, any loss from a sale or exchange of common shares by a shareholder who has held such common shares for six months or less generally will be treated as a long-term capital loss, to the extent that the shareholder treated our distributions as long-term capital gain. The use of capital losses is subject to limitations.

Currently, the maximum tax rate applicable to individuals and certain other noncorporate taxpayers on net capital gain recognized on the sale or other disposition of shares is 20%, and the maximum marginal tax rate payable by them on dividends received from corporations that are subject to a corporate level of tax has been reduced. Except in limited circumstances, as discussed above with respect to “qualified dividend income,” this reduced tax rate will not apply to dividends paid by us.

Cost Basis Reporting. U.S. federal income tax information reporting rules may apply to certain transactions in our shares. Where such rules apply, the “cost basis” calculated for the shares involved will be reported to the IRS and to you. Generally these rules apply to all shares purchased, including those purchased through our DRIP. For “cost basis” reporting purposes, you may identify by lot the shares that you transfer or that are redeemed, but if you do not timely notify us of your election, we will identify the shares that are transferred or redeemed on a “first in/first out” basis. The shares in the distribution reinvestment program are also eligible for the “average cost” basis method, should you so elect.

Information reporting (transfer statements) on other transactions may also be required under these rules. Generally, these reports are made for certain transactions. Transfer statements are issued between “brokers” and are not issued to the IRS or to you.

Shareholders should consult their tax advisors regarding the consequences of these rules.

Passive Activity Losses and Investment Interest Limitations. Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of our stock will not be treated as passive activity income. As a result, shareholders will not be able to apply any “passive losses” against income or gain relating to our stock. Distributions made by us, to the extent they do not constitute return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Tax-Exempt Shareholders. U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, our distributions to a shareholder that is a domestic tax-exempt entity should not constitute UBTI unless such shareholder borrows funds (or otherwise incurs acquisition indebtedness within the meaning of the Code) to acquire its common shares, or the common shares are otherwise used in an unrelated trade or business of the tax-exempt entity. Furthermore, part of or all the income or gain recognized with respect to our common shares held by certain domestic tax-exempt entities including social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal service plans (all of which are exempt from U.S. federal income taxation under Code Sections 501(c)(7), (9), (17) or (20)), may be treated as UBTI.

Special rules apply to the ownership of REIT shares by some tax-exempt pension trusts. If we would be “closely-held” (discussed above with respect to the share ownership tests) because the stock held by tax-exempt pension trusts was viewed as being held by the trusts rather than by their respective beneficiaries, tax-exempt pension trusts owning more than 10% by value of our stock may be required to treat a percentage of our dividends as UBTI. This rule applies if: (1) at least one tax-exempt pension trust owns more than 25% by value of our shares, or (2) one or more tax-exempt pension trusts (each owning more than 10% by value of our shares) hold in the aggregate more than 50% by value of our shares. The percentage treated as UBTI is our gross income (less direct expenses) derived from an unrelated trade or business (determined as if we were a tax-exempt pension trust) divided by our gross income from all sources (less direct expenses). If this percentage is less than 5%, however, none of the dividends will be treated as UBTI. Because of the restrictions in our operating agreement regarding the ownership concentration of common shares, we believe that a tax-exempt pension trust should not become subject to these rules. However, because our common shares may become publicly traded, we can give no assurance of this.

Prospective tax-exempt purchasers should consult their own tax advisors and financial planners as to the applicability of these rules and consequences to their particular circumstances.

Backup Withholding and Information Reporting. We will report to our shareholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a shareholder may be subject to backup withholding at the current rate of 28% with respect to dividends paid, unless the shareholder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such shareholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide his, her or its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any shareholder who fails to certify its non-foreign status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such shareholder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Net Investment Income Tax

Certain net investment income earned by U.S. citizens and resident aliens and certain estates and trusts for taxable years is subject to a 3.8% Medicare tax. Net investment income includes, among other things, dividends on and capital gains from the sale or other disposition of shares of stock. Holders of our common shares should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of such shares of our common shares.

Other Tax Considerations

State and Local Taxes. We and you may be subject to state and local taxation in various jurisdictions, including those in which we transact business or reside. Our and your state and local tax treatment may not conform to the U.S. federal income tax consequences discussed above. You should consult your own tax advisors and financial planners regarding the effect of state and local tax laws on an investment in the shares of common shares.

Legislative Proposals. You should recognize that our and your present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. We are not aware of any pending legislation that would materially affect our or your taxation as described in this offering circular. You should, however, consult your advisors concerning the status of legislative proposals that may pertain to a purchase of our common shares.

ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, is a broad statutory framework that governs most U.S. retirement and other U.S. employee benefit plans. ERISA and the rules and regulations of the Department of Labor, or the DOL, under ERISA contain provisions that should be considered by fiduciaries of employee benefit plans subject to the provisions of Title I of ERISA (“ERISA Plans”) and their legal advisors. In particular, a fiduciary of an ERISA Plan should consider whether an investment in our common shares (or, in the case of a participant-directed defined contribution plan, or a Participant-Directed Plan, making our common shares available for investment under the Participant-Directed Plan) satisfies the requirements set forth in Part 4 of Title I of ERISA, including the requirements that (1) the investment satisfy the prudence and diversification standards of ERISA, (2) the investment be in the best interests of the participants and beneficiaries of the ERISA Plan, (3) the investment be permissible under the terms of the ERISA Plan’s investment policies and governing instruments and (4) the investment does not give rise to a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

In determining whether an investment in our common shares (or making our shares available as an investment option under a Participant-Directed Plan) is prudent for ERISA purposes, a fiduciary of an ERISA Plan should consider all relevant facts and circumstances including, without limitation, possible limitations on the transferability of our common shares, whether the investment provides sufficient liquidity in light of the foreseeable needs of the ERISA Plan (or the participant account in a Participant-Directed Plan), and whether the investment is reasonably designed, as part of the ERISA Plan’s portfolio, to further the ERISA Plan’s purposes, taking into consideration the risk of loss and the opportunity for gain (or other return) associated with the investment. It should be noted that we will invest our assets in accordance with the investment objectives and guidelines described herein, and that neither our Manager nor any of its affiliates has any responsibility for developing any overall investment strategy for any ERISA Plan (or the participant account in a Participant-Directed Plan) or for advising any ERISA Plan (or participant in a Participant-Directed Plan) as to the advisability or prudence of an investment in us. Rather, it is the obligation of the appropriate fiduciary for each ERISA Plan (or participant in a Participant-Directed Plan) to consider whether an investment in our common shares by the ERISA Plan (or making such shares available for investment under a Participant-Directed Plan in which event it is the obligation of the participant to consider whether an investment in our common shares is advisable), when judged in light of the overall portfolio of the ERISA Plan, will meet the prudence, diversification and other applicable requirements of ERISA.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but that are subject to Section 4975 of the Code, such as individual retirement accounts, or IRAs and non-ERISA Keogh plans, or collectively with ERISA Plans, Plans, and certain persons (referred to as “parties in interest” for purposes of ERISA or “disqualified persons” for purposes of the Code) having certain relationships to Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to non-deductible excise taxes and other penalties and liabilities under ERISA and the Code, and the transaction might have to be rescinded. In addition, a fiduciary who causes an ERISA Plan to engage in a non-exempt prohibited transaction may be personally liable for any resultant loss incurred by the ERISA Plan and may be subject to other potential remedies.

A Plan that proposes to invest in our common shares (or to make our shares available for investment under a Participant-Directed Plan) may already maintain a relationship with our Manager or one or more of its affiliates, as a result of which our Manager or such affiliate may be a “party in interest” under ERISA or a “disqualified person” under the Code, with respect to such Plan (e.g., if our Manager or such affiliate provides investment management, investment advisory or other services to that Plan). ERISA (and the Code) prohibits plan assets from being used for the benefit of a party in interest (or disqualified person). This prohibition is not triggered by “incidental” benefits to a party in interest (or disqualified person) that result from a transaction involving the Plan that is motivated solely by the interests of the Plan. ERISA (and the Code) also prohibits a fiduciary from using its position to cause the Plan to make an investment from which the fiduciary, its affiliates or certain parties in which it has an interest would receive a fee or other consideration or benefit. In this circumstance, Plans that propose to invest in our common shares should consult with their counsel to determine whether an investment in our common shares would result in a transaction that is prohibited by ERISA or Section 4975 of the Code.

If our assets were considered to be assets of a Plan (referred to herein as “Plan Assets”), our management might be deemed to be fiduciaries of the investing Plan. In this event, the operation of the company could become subject to the restrictions of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and/or the prohibited transaction rules of Section 4975 of the Code.

The DOL has promulgated a final regulation under ERISA, 29 C.F.R. § 2510.3-101 (as modified by Section 3(42) of ERISA, the “Plan Assets Regulation”), that provides guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute Plan Assets for purposes of applying the fiduciary requirements of Title I of ERISA (including the prohibited transaction rules of Section 406 of ERISA) and the prohibited transaction provisions of Code Section 4975.

Under the Plan Assets Regulation, the assets of an entity in which a Plan or IRA makes an equity investment will generally be deemed to be assets of such Plan or IRA unless the entity satisfies one of the exceptions to this general rule. Generally, the exceptions require that the investment in the entity be one of the following:

●	in securities issued by an investment company registered under the Investment Company Act;

●	in “publicly offered securities,” defined generally as interests that are “freely transferable,” “widely held” and registered with the SEC;

●	in an “operating company” which includes “venture capital operating companies” and “real estate operating companies;” or

●	in which equity participation by “benefit plan investors” is not significant.

The shares will constitute an “equity interest” for purposes of the Plan Assets Regulation, and the shares may not constitute “publicly offered securities” for purposes of the Plan Assets Regulation. In addition, the shares will not be issued by a registered investment company.

The 25% Limit. Under the Plan Assets Regulation, and assuming no other exemption applies, an entity’s assets would be deemed to include “plan assets” subject to ERISA on any date if, immediately after the most recent acquisition of any equity interest in the entity, 25% or more of the value of any class of equity interests in the entity is held by “benefit plan investors” (the “25% Limit”). For purposes of this determination, the value of equity interests held by a person (other than a benefit plan investor) that has discretionary authority or control with respect to the assets of the entity or that provides investment advice for a fee with respect to such assets (or any affiliate of such a person) is disregarded. The term “benefit plan investor” is defined in the Plan Assets Regulation as (a) any employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (b) any plan that is subject to Section 4975 of the Code and (c) any entity whose underlying assets include plan assets by reason of a plan’s investment in the entity (to the extent of such plan’s investment in the entity). Thus, while our assets would not be considered to be “plan assets” for purposes of ERISA so long as the 25% Limit is not exceeded. Our operating agreement provides that if benefit plan investors exceed the 25% Limit, we may redeem their interests at a price equal to the then current NAV per share. We intend to rely on this aspect of the Plan Assets Regulation.

Operating Companies. Under the Plan Assets Regulation, an entity is an “operating company” if it is primarily engaged, directly or through a majority-owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. In addition, the Plan Assets Regulation provides that the term operating company includes an entity qualifying as a real estate operating company, or REOC, or a venture capital operating company, or VCOC. An entity is a REOC if: (i) on its “initial valuation date and on at least one day within each annual valuation period,” at least 50% of the entity’s assets, valued at cost (other than short-term investments pending long-term commitment or distribution to investors) are invested in real estate that is managed or developed and with respect to which such entity has the right to substantially participate directly in management or development activities; and (ii) such entity in the ordinary course of its business is engaged directly in the management and development of real estate during the 12-month period. The “initial valuation date” is the date on which an entity first makes an investment that is not a short-term investment of funds pending long-term commitment. An entity’s “annual valuation period” is a pre-established period not exceeding 90 days in duration, which begins no later than the anniversary of the entity’s initial valuation date. Certain examples in the Plan Assets Regulation clarify that the management and development activities of an entity looking to qualify as a REOC may be carried out by independent contractors (including, in the case of a partnership, affiliates of the general partner) under the supervision of the entity. An entity will qualify as a VCOC if (i) on its initial valuation date and on at least one day during each annual valuation period, at least 50% of the entity’s assets, valued at cost, consist of “venture capital investments,” and (ii) the entity, in the ordinary course of business, actually exercises management rights with respect to one or more of its venture capital investments. The Plan Assets Regulation defines the term “venture capital investments” as investments in an operating company (other than a VCOC) with respect to which the investor obtains management rights.

If the 25% Limit is exceeded and we do not exercise our right to redeem benefit plan investors as described above, we may try to operate in a manner that will enable us to qualify as a VCOC or a REOC or to meet such other exception as may be available to prevent our assets from being treated as assets of any investing Plan for purposes of the Plan Assets Regulation. Accordingly, we believe, on the basis of the Plan Assets Regulation, that our underlying assets should not constitute “plan assets” for purposes of ERISA. However, no assurance can be given that this will be the case.

If our assets are deemed to constitute “plan assets” under ERISA, certain of the transactions in which we might normally engage could constitute a non-exempt “prohibited transaction” under ERISA or Section 4975 of the Code. In such circumstances, in our sole discretion, we may void or undo any such prohibited transaction, and we may require each investor that is a “benefit plan investor” to redeem their shares upon terms that we consider appropriate.

Prospective investors that are subject to the provisions of Title I of ERISA and/or Code Section 4975 should consult with their counsel and advisors as to the provisions of Title I of ERISA and/or Code Section 4975 relevant to an investment in our common shares.

As discussed above, although IRAs and non-ERISA Keogh plans are not subject to ERISA, they are subject to the provisions of Section 4975 of the Code, prohibiting transactions with “disqualified persons” and investments and transactions involving fiduciary conflicts. A prohibited transaction or conflict of interest could arise if the fiduciary making the decision to invest has a personal interest in or affiliation with our company or any of its respective affiliates. In the case of an IRA, a prohibited transaction or conflict of interest that involves the beneficiary of the IRA could result in disqualification of the IRA. A fiduciary for an IRA who has any personal interest in or affiliation with our company or any of its respective affiliates, should consult with his or her tax and legal advisors regarding the impact such interest may have on an investment in our shares with assets of the IRA.

Shares sold by us may be purchased or owned by investors who are investing Plan assets. Our acceptance of an investment by a Plan should not be considered to be a determination or representation by us or any of our respective affiliates that such an investment is appropriate for a Plan. In consultation with its advisors, each prospective Plan investor should carefully consider whether an investment in our company is appropriate for, and permissible under, the terms of the Plan’s governing documents.

Governmental plans, foreign plans and most church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Code Section 4975, may nevertheless be subject to local, foreign, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel and advisors before deciding to invest in our common shares.

PLAN OF DISTRIBUTION

We are offering a maximum of 2,500,000 common shares (the “maximum offering”) of our common stock, at $10.00 per common share.

Our common shares are being offered by our executive officers, on a best-efforts basis, which means there is no commitment on the part of anyone to purchase any of the common shares. No sales commissions will be paid to our executive officer in connection with this offering.

We believe that our executive officers are exempt from registration as a broker-dealer under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934, or the Exchange Act. In particular, each executive officer:

1. Is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation; and

2. Is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3. Is not an associated person of a broker or dealer; and

4. Meets the conditions of the following:

a. Primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and

b. Was not a broker or dealer, or associated persons of a broker or dealer, within the preceding 12 months; and

c. Did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

Pricing of the Offering

Prior to this offering, there has been no public market for the common shares. The price was arbitrarily determined by our Manager.

Procedures for Subscribing

If you decide to subscribe for common shares in this offering, you should:

Go to www.reliancerealestatetrust.com, click on the “Invest Now” button and follow the procedures as described.

1.       Electronically receive, review, execute and deliver to us a subscription agreement; and

2.        Deliver funds directly by wire or electronic funds transfer via ACH to the specified bank account at maintained by ________________

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such Subscription Documents upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the specified bank account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the common shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Gulkowitz Berger LLP.

EXPERTS

The balance sheet of Reliance Real Estate Trust as of September 18, 2017 appearing in this offering circular has been audited by Roth & Company, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The Statement of Revenues and Certain Operating Expenses of the Initial Portfolio for the years ended December 31, 2015 and December 31, 2016 included in this offering circular have been audited by Roth & Company, LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC an offering statement under the Securities Act on Form 1-A regarding this offering. This offering circular, which is part of the offering statement, does not contain all the information set forth in the offering statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Upon the qualification of the offering statement, we will be subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are registered pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports, current event reports for specified material events and other information with the SEC. We will also file updated offering circulars and offering circular supplements with the SEC upon the occurrence of certain events, such as asset acquisitions. You may read and copy the offering statement, the related exhibits and the reports and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the public reference rooms. The SEC also maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the SEC. We will provide such periodic updates electronically through our website at www.reliancerealestatetrust.com, and those documents will be provided electronically for your review. As updates become available, we will notify you of this by sending you an e-mail message that will include instructions on how to retrieve the periodic updates. If our e-mail notification is returned to us three consecutive times as “undeliverable,” we will contact you to obtain your updated e-mail address.

You may also request a copy of these filings at no cost, by writing, emailing or telephoning us at:

Reliance Real Estate Trust, LLC

Attn: Investor Relations

40 Wall Street, 60th Floor, New York, NY 10005

212-293-8500

Within 120 days after the end of each fiscal year we will provide to our shareholders of record an annual report. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to shareholders.

 Our website www.reliancerealestatetrust.com, may contain additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this offering circular except as explicitly set forth herein.

Reliance Property Group, LLC Historical Financial Statements
Independent Auditors’ Report	F-7
Statement of Revenue and Certain Operating Expenses for the Year Ended December 31, 2015 and for the Year Ended December 31, 2016	F-8
Statement of Revenue and Certain Operating Expenses for the 6 Month period Ending June 30, 2017 (Unaudited), 2015 and for the Year Ended December 31, 2016	F-9

Notes to the Statement of Revenue and Certain Operating Expenses	F-10

Reliance Real Estate Trust, LLC
Independent Auditor’s Report	F-11
Balance Sheet as of September 18, 2017	F-12
Notes to the Balance Sheet	F-13

Reliance Real Estate Trust, LLC

Summary Historical and Unaudited Pro Forma Financial and Other Data

The following sets forth Reliance Real Estate Trust, LLC (the “Company”) unaudited pro forma balance sheet as of December 31, 2016 and its unaudited pro forma statements of operations for the year ended December 31, 2016. The unaudited pro forma financial information is being presented as if this offering, including application of the net proceeds therefrom as set forth under “Use of Proceeds,” all had occurred on December 31 2016 for balance sheet purposes and as of January 1, 2016 for the purpose of the statements of operations. The pro forma balance sheet and statements of operations are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the date indicated, nor are they indicative of future operating results.

We have agreed to acquire a portfolio of assets comprised of fifteen multi-family properties containing 1,143 apartment units located in Ohio, Kentucky, Indiana, Michigan and Georgia. The fifteen property portfolio is herein referred to as the “Initial Portfolio.” Each of the properties within the Initial Portfolio are held within a wholly owned special purpose entity, or the Property Subsidiaries, each of which are owned 100% by Reliance Property Group, LLC, or our “Joint Venture”.

The acquisition of the Initial Portfolio is expected to be completed in two transactions. We expect to acquire a 48.99% interest in the Initial Portfolio prior to the commencement of this offering through an acquisition of a 48.99% interest in the Joint Venture in exchange for 700,000 shares of our common stock. We have also been granted the option by the Sellers to acquire the remaining 51.01% interest in the Initial Portfolio (by acquiring the remaining interest in the Joint Venture) in exchange for $6.0 million of consideration using proceeds from this offering. There is no guarantee that we will be successful in completing the acquisition of the remaining interests of the Initial Portfolio.

We are acquiring this interest in our Joint Venture from Alfons Melohn, Principal of The Melohn Group and Ezra Beyman, Chairman of Reliance Global Holdings, LLC, (together, the “Sellers”) in exchange for 700,000 shares of our common stock. Mr. Melohn currently owns a majority interest in our Joint Venture and is the sole managing member. Upon completion of our interest in of the 48.99% interest, Mr. Melohn will remain as a co-managing member of our Joint Venture and will own 42.64% of the Joint Venture and Mr. Beyman will own 8.37% of our Joint Venture, held through each of their interests in Reliance Joint Venture, LLC.Any acquisition of interest in the Initial Portfolio above 48.99% is subject to us receiving approval from the lender of the current mortgage loans for the Initial Portfolio. If we acquire all of the remaining interest of the Initial Portfolio, we intend to assume the mortgage loans that encumber the properties within the Initial Portfolio in an amount totaling approximately $54.4 million. This assumption is subject to the approval of the mortgage lender. There is no guarantee that we will be successful in obtaining the necessary approvals to acquire additional interests in the Initial Portfolio or in assuming the existing mortgage loans.

The implied valuation of the Initial Portfolio for the acquisition of the initial 48.99% interest in the Initial Portfolio is approximately $68.7 million. The implied valuation of the Initial Portfolio for the acquisition of the remaining 51.01% interest in the Initial Portfolio is approximately $66.2 million. The implied valuation for the acquisition of the Initial Portfolio taking into account both transactions is approximately $67.4 million. This valuation was agreed upon in an arm’s length negotiation by our Manager and the Sellers based on what the parties believe to be representative of market value.

The pro forma financial statements are based upon available information, preliminary estimates and certain assumptions that we believe are reasonable under the circumstances, as set forth in the notes to the pro forma financial statements. You should read the following information together with the information contained under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited balance sheet and the notes thereto included in this offering circular.

RELIANCE REAL ESTATE TRUST, LLC

UNAUDITED PRO FORMA BALANCE SHEET

December 31, 2016

(US$)	Reliance Real Estate Trust, LLC	Purchase of 48.99% interest in the Initial Portfolio		Reliance Real Estate Trust, LLC Pro Forma
Assets:
Cash	$1,000	$—		$1,000
Investment in Reliance Property Group, LLC		7,000,000	[A]	7,000,000
Total Assets	1,000	7,000,000		7,001,000

Liabilities:	—	—		—

Total Liabilities	—	—		—

Equity:
Common Shares	1,000	7,000,000	[A]	7,001,000
Total Equity	1,000	7,000,000		7,001,000

Total Liabilities & Equity	$1,000	$7,000,000		$7,001,000

The accompanying notes are an integral part of these unaudited pro forma financial statements.

RELIANCE REAL ESTATE TRUST, LLC

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2016

(US$)	Reliance Real Estate Trust, LLC	Pro Forma Adjustments		Reliance Real Estate Trust, LLC Pro Forma
Share of net income of Reliance Property Group, LLC	$—	$115,425	[B]	$115,425
Net Income	$—	$115,425		$115,425

Pro Forma weighted average common shares outstanding- basic and diluted			[E]	2,500,000
Pro forma basic (loss) per share			[F]	$0.05
Pro forma diluted (loss) per share			[G]	$0.05

The accompanying notes are an integral part of these unaudited pro forma financial statements.

RELIANCE REAL ESTATE TRUST, LLC

NOTES TO THE UNAUDITED PRO FORMA FINANCIAL STATEMENTS

PRO FORMA ADJUSTMENTS

The pro forma balance sheet and statements of operations adjust the Reliance Real Estate Trust, LLC (the “Company”) financial statements to give effect to the ownership of a 48.99% interest in Reliance Property Group, LLC (the “Joint Venture”), which owns a fifteen property multi-family portfolio comprised of 1,143 apartment units (the “Initial Portfolio”). Each of the properties in the Initial Portfolio are held in a special purpose entity (the “Property Subsidiaries”) that are 100% owned by the Joint Venture. The Company intends to qualify as a real estate investment trust ("REIT") for U.S. federal income tax purposes.

To summarize, the transaction will be structured as follows:

(A)         We expect to acquire a 48.99% interest in the Initial Portfolio prior to the commencement of this offering through an acquisition of a 48.99% interest in the Joint Venture in exchange for 700,000 shares of our common stock. We are acquiring this interest in our Joint Venture from Alfons Melohn, Principal of The Melohn Group and Ezra Beyman, Chairman of Reliance Global Holdings, LLC, (together, the “Sellers”). Mr. Melohn currently owns a majority interest in our Joint Venture and is the sole managing member. The implied valuation for the acquisition of the initial 48.99% interest in the Initial Portfolio is approximately $68.7 million.

(B)         Equity in (Loss) of the Joint Venture

The Company’s operations, through its interest in the Joint Venture, will initially consist primarily of its pro rata interest in revenues and operating expenses of the Initial Portfolio, and the Company will utilize the equity method of accounting for its interest in the Joint Venture. The difference in the Company’s cost basis of the investment and the Company’s proportional interest in the equity of the Joint Venture will be tracked separately for purposes of calculating depreciation, amortization, revenue and expense, as applicable (see Note D2).

In calculating the Company’s 48.0% share of equity in net loss and the net loss of the Joint Ventures in the accompanying pro forma statements of operations for the for the year ended December 31, 2016, the properties within the Initial Portfolio's financial statements were used as the source of information. Total revenues and total operating expenses included in the Initial Portfolio’s financial statements were adjusted by management of the Company to reflect pro forma adjustments to total operating expenses for (i) depreciation and amortization, (ii) the property management fee and (iii) interest expense, as further summarized in the following table:

(US$)	For the Twelve Months Ended December 31, 2016
Total revenues	$9,087,562
Operating expenses	-2,721,466
Real Estate taxes	-844,384
Insurance	-251,874
Management fees	-272,627	[B1]
Depreciation & amortization	-1,998,545	[B2]
Income from operations	2,998,666
Interest	-2,763,056	[B3]
Net Income	235,609

Net income attributable to Reliance Real Estate Trust, LLC	$115,425

(B1)         Property Management Fee

Our Joint Venture will pay our Property Manager, Efficient Property Management Inc., an affiliate of Reliance Global, a monthly management fee equal to 3% of the gross revenues collected for each of the properties under the property management agreement.

(B2)         Purchase Price Allocation

The Company will estimate the fair value of the underlying acquired assets and liabilities of its 48.99% partner interest in the Joint Venture and the Property Subsidiaries for the purpose of allocating and tracking its excess outside basis. This outside basis portion will be amortized and depreciated over the anticipated useful lives of the Property Subsidiaries’ underlying tangible and intangible assets acquired and liabilities assumed. Depreciation and amortization has been adjusted to reflect the pro forma depreciation and amortization for the year ended December 31, 2016.

The amounts and estimated remaining useful lives included in the table below were used to calculate depreciation attributable to land improvements and the buildings.

Description	Estimated Allocated Purchase Price(1)	Estimated Depreciable Life	Estimated for the Year Ended December 31, 2016
Buildings and improvements	$54,960,000	27.5	$1,998,545
Land	$13,740,000
Total	$68,700,000		$1,998,545

(1) The allocation of the purchase price and the assessment of the estimated depreciable life has been performed on a preliminary basis and will not be finalized until subsequent to the closing of the acquisition and is based on management’s preliminary estimate of fair value of the identifiable assets and liabilities.

(B3)         First Mortgage Loans

The properties within the Initial Portfolio are currently subject to first mortgage loans totaling a principal amount of approximately $54.4 million that was provided by Cantor Commercial Real Estate and Rialto Capital Management. The 10-year fixed-rate loans were originated in November 2016 and April 2017 with a weighted average interest rate of 5.08%. Interest expense is estimated to be approximately $2.76 million in the accompanying pro forma statement of operations for the year ended December 31, 2016.

Earnings (Loss) Per Share

(E)          Assuming an offering price of $10.00 per share, approximately 2,500,000 common shares, totaling approximately $25.0 million, will be issued.

(F)          Pro forma basic loss per share equals pro forma net loss attributable to Company’s equity owners divided by the number of common shares to be outstanding after the offering.

(G)         There is no effect for dilutive shares for the year ending December 31, 2016 due to the net loss in each respective period.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Members of

Reliance Real Estate Trust, LLC

New York, New York

We have audited the accompanying statement of revenue and certain operating expenses of Reliance Property Group, LLC (the “Initial Portfolio”), for the years ended December 31, 2016 and December 31, 2015 and the related notes (the “Statement”).

Management’s Responsibility for the Statement

Management is responsible for the preparation and fair presentation of the Statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the Statement that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Initial Portfolio’s preparation and fair presentation of the Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Initial Portfolio’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenue and certain operating expenses described in Note 1 of the Statement for the years ended December 31, 2016 and December 31, 2015, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

We draw attention to Note 1 to the Statement, which describes that the accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Registration Statement on Form 1-A, as amended, of Reliance Real Estate Trust, LLC) and is not intended to be a complete presentation of the Initial Portfolio’s revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ Roth & Company LLP

Brooklyn, New York

September 18, 2017

 RELIANCE PROPERTY GROUP, LLC

 STATEMENTS OF REVENUE AND CERTAIN OPERATING EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2015 and FOR THE YEAR ENDED DECEMBER 31, 2016

(US$)	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Revenues:
Residential rental income	$8,013,291	$7,783,428
Tenant recoveries and other income	1,074,271	1,100,203
Total revenues	9,087,562	8,883,631

Certain operating expenses
Property operating expenses	2,721,466	2,790,334
Real estate taxes	844,384	839,575
Insurance	251,874	292,066
Property management fees	264,899	259,420
Total certain operating expenses	4,082,623	4,181,395

Revenues in excess of certain operating expenses	$5,004,939	$4,702,236

F-8

RELIANCE PROPERTY GROUP, LLC

STATEMENTS OF REVENUE AND CERTAIN OPERATING EXPENSES

FOR THE SIXTH MONTH PERIOD ENDING JUNE 30, 2017 (UNAUDITED)

(US$)	For the 6 Month Period Ending 6/30/17 (unaudited)
Revenues:
Residential rental income	$4,055,796
Tenant recoveries and other income	591,159
Total revenues	4,646,955

Certain operating expenses
Property operating expenses	1,435,103
Real estate taxes	424,439
Insurance	120,273
Property management fees	134,721
Total certain operating expenses	2,114,536

Revenues in excess of certain operating expenses	$2,532,419

F-9

RELIANCE PROPERTY GROUP, LLC

NOTES TO STATEMENTS OF REVENUE AND CERTAIN OPERATING EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2015 AND FOR THE YEAR ENDED DECEMBER 31, 2016

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The accompanying statements of revenue and certain operating expenses includes the operations of a fifteen property multi – family portfolio comprised of 1,143 apartment units (the “Initial Portfolio) owned by Reliance Property Group, LLC. The accompanying statements of revenue and certain operating expenses have been prepared for the purpose of complying with Rule 3-14 of regulations S-X promulgated under the Securities Act of 1933, as amended. Accordingly, these statements are not intended to be a complete representation of the Property’s actual operations for the periods. Material amounts that would not be directly attributable to future operating results of the Property are excluded. Items excluded consist primarily of depreciation, interest expense, and certain other expenses related to the proposed future operations of the Property.

Basis of Presentation

The statements of revenue and certain operating expenses have been prepared using the accrual method of accounting. As such, revenue is recorded when earned and expenses are recognized when incurred.

Revenue Recognition

Rental revenue is recognized when it is earned in the amount of required lease payments.

Property Operating Expenses

Property operating expenses represent direct expenses of operating the Initial Portfolio and consist primarily of salaries and employee benefits, common area maintenance and repairs, commissions and marketing costs in connection with new leases, professional and administrative costs, security and monitoring, utilities, and other miscellaneous operating expenses that are expected to continue in the ongoing operation of the Initial Portfolio.

Advertising and Promotions

Advertising and promotion costs are expensed as incurred. Advertising and promotion expense for the years ended December 31, 2016 and 2015 amounted to $18,983 and $17,301, respectively.

Use of Estimates

The preparation of the accompanying statements of revenue and certain operating expenses in accordance with accounting principles generally accepted in the United States of America requires management of the Property to make certain estimates and assumptions that affect the reported amounts of revenue and certain operating expenses during the reporting period. Actual results could differ from those estimates.

2.	TENANT LEASES

Substantially all of the residential operating leases outstanding as of December 31, 2015 and December 31, 2016 are scheduled to expire within twelve months.

3.	RELATED PARTY TRANSACTIONS

The company has entered into a management agreement with Efficient Property Management, Inc., a related party of the company, for a fee of 3% of gross monthly revenue. Total management fees charged in 2016 and 2015 amounted to $264,899 and $259,420, respectively.

4.	COMMITMENTS AND CONTINGENCIES

The Initial Portfolio, from time-to-time, is involved with lawsuits arising in the ordinary course of business. In the opinion of the Initial Portfolio’s management, any liability resulting from such litigation would not be material in relation of the Initial Portfolio’s results of operations.

5.	SUBSEQUENT EVENTS

The Owner of the Initial Portfolio has evaluated subsequent events through September 18, 2017, which is the date these financial statements were available to be issued, and has not identified any events that require additional disclosure.

F-10

Independent Auditor’s Report

Board of Directors and Stockholders

Reliance Real Estate Trust, LLC

New York, New York

We have audited the accompanying balance sheet of Reliance Real Estate Trust, LLC, (the “Company”) as of September 18, 2017, and the related notes (the “Statement”).

Management’s Responsibility for the Statement

Management is responsible for the preparation and fair presentation of the Statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the Statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statement referred to above presents fairly, in all material respects, the financial position of Reliance Real Estate Trust, LLC as of September 18, 2017, in accordance with accounting principles generally accepted in the United States of America.

Respectfully submitted,

/s/ Roth & Company LLP

Brooklyn, New York

September 18, 2017

F-11

RELIANCE REAL ESTATE TRUST, LLC

BALANCE SHEET

AS OF SEPTEMBER 18, 2017

(US$)	As of September 18, 2017
Assets:
Cash	$1,000
Total Assets	1,000

Member’s Equity:
Common stock, par value $10 per share; 100 shares authorized and outstanding	1,000
Total Member’s Equity	$1,000

See notes to the balance sheet.

F-12

RELIANCE REAL ESTATE TRUST, LLC

NOTES TO BALANCE SHEET

 AS OF SEPTEMBER 18, 2017

NOTE 1           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Reliance Real Estate Advisors, LLC is the initial member of the Company and the sole managing member, effective as of September 13, 2017. The Company is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares. The Company will be subject to the risks involved with owning real estate. These include, among others, the risks normally associated with changes in the general economic climate, changes in the real estate and mortgage markets, changes in tax laws, interest rate levels, and the availability of financing. In order to maintain its qualification as a REIT, the Company plans to distribute at least 90% of its taxable income to its shareholders.

The Company was capitalized with $1,000 and has 100 common shares issued and outstanding.

Basis of Presentation

The preparation of the balance sheet in accordance with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates. Separate statements of operations, changes in members’ equity and cash flows have not been presented as the Company has not yet commenced operations.

NOTE 2           SUBSEQUENT EVENTS

Management has evaluated subsequent events through September 18, 2017, which is the date the balance sheet was available to be issued, and has not identified any events that require additional disclosure.

F-13

Reliance Real Estate Trust,

LLC

Up to $25,000,000 in Common Shares

OFFERING CIRCULAR

You should rely only on the information contained in this offering circular. No dealer, salesperson or other individual has been authorized to give any information or to make any representations that are not contained in this offering circular. If any such information or statements are given or made, you should not rely upon such information or representation. This offering circular does not constitute an offer to sell any securities other than those to which this offering circular relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This offering circular speaks as of the date set forth below. You should not assume that the delivery of this offering circular or that any sale made pursuant to this offering circular implies that the information contained in this offering circular will remain fully accurate and correct as of any time subsequent to the date of this offering circular.

F-14

PART III- EXHIBITS

Index to Exhibits

Exhibit No.	Exhibit description

2.1*	Certificate of Formation for Reliance Real Estate Trust, LLC
2.2*	Limited Liability Company Operating Agreement of Reliance Real Estate Trust, LLC
4.1*	Form of Subscription Agreement
5.1*	Consent of Gulkowitz Berger LLP
6.1*	Property Management Agreement between Reliance Property Group, LLC and Efficient Prroperty Management, Inc.
11.2*	Consent of Roth & Company, LLP
12.1	Opinion of Gulkowitz Berger LLP (included in Exhibit 5.1)
21.1*	List of Subsidiaries

*	To be filed by amendment.

II-16

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 1, 2017.

Reliance Real Estate Trust, LLC

By:	/s/ David Teiler
Name:	David Teiler
Title:	Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David Teiler	Chief Executive Officer	November 1, 2017
David Teiler	(Principal Executive Officer,
Principal Financial Officer and
Principal Accounting Officer)

II-17